      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2001
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                            EMPYREAN BIOSCIENCE, INC.
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

         DELAWARE                          5122                 86-0973095
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
OF INCORPORATION OR            CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
ORGANIZATION)
                   -------------------------------------------
                        23800 COMMERCE PARK ROAD, SUITE A
                              CLEVELAND, OHIO 44122
                                 (216) 360-7900

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   -------------------------------------------
                               RICHARD C. ADAMANY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        23800 COMMERCE PARK ROAD, SUITE A
                              CLEVELAND, OHIO 44122
                                 (216) 360-7900
 (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                   ------------------------------------------
                                   COPIES TO:
                             GREGORY SICHENZIA, ESQ.
                     SICHENZIA, ROSS, FRIEDMAN & FERENCE LLP
                        135 WEST 50TH STREET, 20TH FLOOR
                            NEW YORK, NEW YORK 10020
                                 (212) 664-1200

                                       AND

                            JOSEPH G. TEGREENE, ESQ.
                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                                200 PUBLIC SQUARE
                              CLEVELAND, OHIO 44114
                                 (216) 363-4643
                   ------------------------------------------
                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

  As soon as practicable after this registration statement becomes effective.

                   ------------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                                        CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                      PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
  TITLE OF EACH CLASS OF            AMOUNT TO BE       OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED         REGISTERED         PER SECURITY(1)           PRICE(1)                FEE
-----------------------------------------------------------------------------------------------------------------------
Common stock, $.0001 par value,      14,880,952(2)           .168                 $2,500,000             $625
underlying convertible notes

-----------------------------------------------------------------------------------------------------------------------
Common stock, $.0001 par value         333,333 (3)           .168                    $56,000              $14
underlying warrants

-----------------------------------------------------------------------------------------------------------------------
TOTAL                                  15,214,285                                 $2,556,000             $639
=======================================================================================================================


     (1)  Estimated solely for the purpose of determining the registration fee.

     (2) Represents 250% of the number of shares currently issuable upon the conversion of outstanding notes, issued on June 11, 2001, based on a conversion price of $.168 per share. The actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion.

     (3) Common stock issuable upon the conversion of warrants issued in connection with the June 11, 2001 financing.

                           --------------------------





     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
JUNE 22, 2001

                            EMPYREAN BIOSCIENCE, INC.
                        15,214,285 SHARES OF COMMON STOCK



--------------------------------------------------------------------------------

            This prospectus relates to the resale by the selling stockholder of up to 15,214,285 shares of our common stock. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed to be an underwriter of the shares of common stock, which it is offering. Please see the "Selling Stockholder" section in this prospectus for a complete description of the selling stockholder.

            We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder, if any.

            Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "EMDG." On June 21, 2001, the closing price of our common stock was $0.25 per share.





--------------------------------------------------------------------------------

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE THE "RISK FACTORS" BEGINNING
                                   ON PAGE 6.

--------------------------------------------------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SECTION                                                                                                PAGE NUMBER
-------                                                                                                -----------

Prospectus Summary......................................................................................       3
Risk Factors ...........................................................................................       6
Recent Developments  ...................................................................................      12
Use of Proceeds ........................................................................................      13
Dilution ...............................................................................................      13
Price Range of Common Stock ............................................................................      14
Dividend Policy ........................................................................................      15
Selected Financial Data ................................................................................      16
Management's Discussion and Analysis of Financial Condition and Results of Operations ..................      17
Business................................................................................................      22
Directors, Officers and Control Persons ................................................................      40
Executive Compensation .................................................................................      42
Security Ownership of Certain Beneficial Owners and Management .........................................      45
Selling Stockholder ....................................................................................      47
Plan of Distribution ...................................................................................      48
Description of Our Capital Stock .......................................................................      49
Certain Relationships and Related Transactions .........................................................      51
Shares Eligible for Future Sale.........................................................................      54
How to Obtain More Information About Empyrean Bioscience, Inc...........................................      55
Legal Matters...........................................................................................      56
Experts.................................................................................................      56
Index to Financial Statements ..........................................................................     F-1



                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC in accordance with registration rights granted to an investor. Under this process, the stockholder named in the "Selling Stockholder" section of this prospectus, or in any supplement to this prospectus, may sell the common stock described in this prospectus from time to time. This prospectus provides you with a general description of the common stock. Each time that the selling stockholder wants to offer common stock and has provided us with a notice in accordance with the terms of its registration rights, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this and any prospectus supplement together with any additional information described under the heading "How to Obtain More Information about Empyrean Bioscience, Inc."

                               PROSPECTUS SUMMARY

                            EMPYREAN BIOSCIENCE, INC.

Our business ....................      We market, sell and distribute innovative
                                       personal care products that are intended to prevent the spread of infectious disease. The products in our complete germ protection program, which include a hand sanitizer and first-aid antiseptic, antibacterial towelettes and an antibacterial surface disinfectant cleaner, are sold over-the-counter in the retail markets and also to commercial, industrial and institutional customers.
                                       We also have licensing rights in the
                                       United States and intend to market, sell and distribute additional infectious disease preventative products based on a formula licensed to us by International
                                       Bioscience Corporation, which include the
                                       GEDA Plus(R)microbicidal contraceptive
                                       gel, baby wipes and a disinfectant
                                       surface spray.

Our products and technologies ...      To date, we have introduced three
                                       products under our complete germ
                                       protection program. The first, a Hand
                                       Sanitizer and First-Aid Antiseptic
                                       lotion, is marketed under both the
                                       Preventx(R)and Coleman(R)with Advanced
                                       Preventx(R) brands. In the fourth quarter of 2000, we began selling our new line of Antibacterial Towelettes, which are also marketed under both the Preventx(R) and Coleman(R)with Advanced
                                       Preventx(R)brands. In December 2000, we
                                       announced the introduction of the
                                       Coleman(R)Antibacterial Surface
                                       Disinfectant Cleaner, which can remove
                                       most of the organisms present on surfaces that can cause infectious disease. The
                                       Antibacterial Surface Disinfectant
                                       Cleaner is not based on the IBC
                                       formulation, but is a formulation
                                       sub-registered from a third party that is registered with the EPA. We anticipate several additional preventative products based upon IBC formulations including baby wipes, disinfectant surface spray and the GEDA Plus(R)microbicidal contraceptive gel, each of which must comply with applicable regulatory requirements or obtain regulatory approval (which may include clinical trials) prior to marketing.


Market opportunities ............      Infectious disease is the leading health
                                       problem in the world, leading to more
                                       deaths and serious health conditions than any other high profile disease, including heart disease and cancer. In 1997, there were over 2 million infections and 90,000 deaths in the United States alone resulting from nosocomial contamination, defined as infections contracted at a hospital or doctor's office that are unrelated to the purpose of a patient's visit. There were another 80 million cases of food poisoning in the United
                                       States, 10,000 of which resulted in
                                       death. According to industry studies, the average cost of treating nosocomial infections in the United States was $2,300 per incident, or $4.5 billion in annual direct costs. Developing inexpensive, effective and safe solutions to these diseases will, we believe, satisfy a large unmet market need that is being driven by the frequency and seriousness of public reports of infectious disease contamination in common public venues, such as hotels, public restrooms, and food service establishments. According to a December
                                       1998 report of the American Social Health
                                       Association, there are approximately 15
                                       million new cases of STDs in the U.S.
                                       annually. The direct medical cost of
                                       treating these STDs and their
                                       complications is reported to be $8.4
                                       billion annually.

Our business strategy ...........      Our goal is to achieve a position in the
                                       retail, commercial and institutional
                                       markets for over-the-counter infectious
                                       disease preventative and contraceptive
                                       products, and to leverage our position to enter other markets. We intend to pursue this goal by increasing the demand for effective and safe infectious disease preventative products and by increasing the number of our products used to prevent infectious disease. Our business strategy consists of the following key elements:

                                         -  Develop brand awareness and
                                            market acceptance for Preventx(R).

                                         -  Apply core IBC formulations to
                                            additional product applications.

                                         -  Leverage resources through strategic
                                            relationships and acquisitions.

Marketing .......................      We currently market our products in the
                                       United States to both the retail
                                       over-the-counter market using internal
                                       sales personnel and third party
                                       manufacturers' sales representatives, and to commercial, industrial and institutional customers through distributors and sales agents. Effective in the first quarter of 2000, we began selling our product to Wal-Mart Stores, Inc. In the third quarter of 2000, we began selling our product to Do-It-Best
                                       Corp. In the fourth quarter of 2000, we
                                       began selling our product to Amway
                                       Corporation, Weis Markets and the Eckerd drugstore chain. In the first quarter of 2001, we announced the receipt of purchase orders from Walgreen Co., Target
                                       Corp., Kmart Corp., Rite Aid Corp., Ames
                                       Department Stores Inc., and Fred Meyer
                                       Stores. During the second quarter of
                                       2001, we announced the receipt of
                                       purchase orders from Dick's Sporting
                                       Goods, Nash-Finch Company, Dunham's
                                       Athleisure Corporation, Duane Reade Inc.,
                                       QVC, Inc. and Longs Drug Stores
                                       Corporation. Before that time we sold our product to smaller commercial and institutional customers.

Our history .....................      We were originally incorporated in the
                                       Province of British Columbia, Canada in
                                       1986 under the name "Mr. Build Industries
                                       Inc." Since that time, we changed our
                                       name at various times, and in January
                                       1997, under the name Empyrean
                                       Diagnostics, Ltd., we changed our
                                       governing jurisdiction from the Province of British Columbia to the State of Wyoming. In March 2001, under our current name, we changed our governing jurisdiction from the State of Wyoming to the State of Delaware.

Our principal offices ...........      Our executive offices are at 23800
                                       Commerce Park Road, Suite A, Cleveland,
                                       Ohio 44122 and our telephone number is
                                       (216) 360-7900.

THE OFFERING


Common stock outstanding before this
offering ...........................   We have 49,637,592 shares of common
                                       stock outstanding prior to this offering.

Common stock offered by the selling
stockholder ........................   15,214,285 shares of common stock

Common stock outstanding after this
offering ...........................   Up to 64,851,877 assuming the conversion
                                       of all convertible notes and exercise of all warrants by the selling stockholder.

Use of proceeds ....................   We will not receive any proceeds from the
                                       sale of securities by the selling
                                       stockholder. We will receive proceeds
                                       from the exercise of warrants by the
                                       selling stockholder. Such proceeds will
                                       be used for general corporate purposes.

Risk factors .......................   Investing in these securities involves a
                                       high degree of risk and immediate and
                                       substantial dilution of your investment.
                                       As an investor, you should be able to
                                       bear a complete loss of your investment.
                                       See "Risk Factors" and "Dilution" for a
                                       more detailed discussion.

Forward-looking statements .........   This prospectus contains forward-looking
                                       statements that address, among other
                                       things, our expansion and acquisition
                                       strategy, business development, use of
                                       proceeds, projected capital expenditures, liquidity, and development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

                                  RISK FACTORS

         Investing in our securities will provide you with an equity ownership interest in Empyrean Bioscience, Inc. As one of our shareholders, your investment will be subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities. Additional risks that are not currently known to us or that we deem immaterial may also harm us and the value of your investment. An investment in our securities involves a high degree of risk.

RISKS RELATING TO OUR BUSINESS:

FDA Decisions May Adversely Affect Marketing our Hand Sanitizer, Resulting in Loss of Sales.

         The Food and Drug Administration regulates the manufacture and sale of hand sanitizers. In April 1999, the FDA took an adverse position regarding the marketing of a lotion, made and sold by the Andrew Jergens Co., that contained an active ingredient similar to the one in our hand sanitizer and first-aid antiseptic. If the FDA decides similarly regarding our hand sanitizer and first-aid antiseptic, we would be required to modify the labeling and marketing of our product using only the claims allowed for first-aid antiseptic products. As a result, sales of our hand sanitizer and first-aid antiseptic, our primary product, could suffer and we could go out of business.

         FDA hand sanitizer regulations require that hand sanitizers be marketed for hand use only. We believe that our marketing claims comply with this FDA requirement. Our product is labeled as a hand sanitizer and first-aid antiseptic and its hand sanitizer directions state that it is for hand use only. The Jergens product claimed to be a lotion, implying it may be used on all skin parts. Our hand sanitizer and first-aid antiseptic also claims that it helps prevent bacterial contamination or skin infection on minor cuts, scrapes and burns. We are unaware that the Jergens product made the same or similar claims. We understand that the Jergens product has been discontinued. Our label claims that our hand sanitizer and first-aid antiseptic is long lasting. That claim is not provided for under either the hand sanitizer monograph or the first-aid antiseptic monograph. However, based on studies conducted by IBC, we believe we could independently substantiate this claim to the FDA if required. We do not make prophylactic claims with respect to our hand sanitizer and first-aid antiseptic.

         If the FDA prohibited the use of benzalkonium chloride in our hand sanitizer and first-aid antiseptic, we would be forced to market this product using only the claims allowed for first-aid antiseptic products. Further, any claims we make about a first-aid antiseptic product which are not within the FDA's first-aid antiseptic rules would have to be substantiated to the FDA or omitted.

We May Not be Able to Obtain Sufficient Capital to Fund our Operations and, as a Result, We May Cut Back or Discontinue Operations or Limit our Business Strategies.

         While we will need significant additional capital in the near future, we may be unable to obtain funding for our operations on favorable terms, or at all. If adequate funds are not available, we may be required to cut back or discontinue one or more of our product introductions, sales, marketing or distribution programs or plans; or reduce operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to one or more of our technologies or products.

Our future capital requirements will depend on many factors, including:

         - the progress of our product introductions, sales, marketing and distribution efforts;

         -    the scope and results of clinical trials related to our products;

         -    the progress in filing for and obtaining regulatory approvals;

         -    the rate of technological advances;

         -    the market acceptance of our products;

         -    the levels of administrative and legal expenses; and

         -    competitive products.

         In addition, future financing may be increasingly difficult to obtain due to such factors as our limited operating history and results, the level of risk associated with our business and business plans, increases in our vulnerability to general economic conditions, and increased stockholder dilution. Debt financing, if available, may have several negative effects on our future operations, including:

         - a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

         - increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions; and

         - we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies.

A Third Party Claim May Adversely Affect our Rights to Make or Sell our Products and We Would be Unable to Generate Revenues.

         Our hand sanitizer and first-aid antiseptic product is based on a formula licensed to us by IBC. A third party claims a prior worldwide licensing and marketing right without an expiration date to use the IBC formula. If the claim is successful, it could materially adversely affect our rights to license and market our hand sanitizer and first-aid antiseptic and future potential products that may be developed based on the IBC formula. IBC is seeking a declaratory judgment that the third party has no rights in the product line, but the litigation may not succeed. If IBC does not succeed, we may be unable to market, sell or distribute our hand sanitizer and first-aid antiseptic or any other products under development. If that were to occur, IBC has agreed to assign us certain rights. However, we may be unable to generate revenues, which would likely require the termination of our business.

We Expect to Incur Losses for the Foreseeable Future and Continued Losses Could Result in our Inability to Fund Business Operations and Cause our Stock Price to Decline.

         We have incurred a net loss in each year of our existence and expect to incur a net loss at least through 2001. We incurred losses of $3,147,000 in 1998, $4,785,000 in 1999 and $8,459,000 in 2000. We incurred a loss of
$1,097,000 for the three months ended March 31, 2001. We may never make a profit. These losses are due in part to expenses associated with sales and marketing, overhead, market development and, in 2000, the settlement of our litigation with IBC. As a result, our accumulated deficit has increased from $15,224,000 at December 31, 1997 to $32,712,000 at March 31, 2001. If we
continue to incur losses, we may not be able to fund continuing business operations, which could lead to the limitation or closure of some or all of our operations.

Existing or Potential Markets May Not Accept our Products and We May Experience an Inability to Generate Revenue or Profits.

         Our success depends significantly on obtaining and increasing penetration of existing and new markets and the acceptance of our products in these markets. Our products may not achieve or maintain market acceptance. We also may not be successful in increasing our market share with respect to any of our current products. Market acceptance will depend, in large part, upon our ability to educate consumers, health care providers and other institutional end users as to the distinctive characteristics and benefits of our products. If we fail to achieve significant market acceptance of our preventative products, we would lose revenues and not generate sufficient revenues to make a profit in the future.

Adverse Product Publicity and Product Recalls of Other Products May Have a Negative Effect On the Sales or Acceptance of our Products and Could Result in a Loss of Revenues or Affect our Ability to Ever Become Profitable.

         Antibacterial products containing triclosan as the active ingredient have been the focus of adverse publicity. Some products have been recalled due to triclosan's side effects and its ineffectiveness in killing germs. Although our products do not use triclosan and, we believe, are superior to other antibacterial sanitizing products, adverse publicity stemming from problems with, or recalls of, other products may adversely affect the sales of our products and our ability to ever become profitable. Such confusion about our product identity may cause our customers to confuse our products with those subject to adverse publicity.

We May Incur Significant Liabilities and Expenses If our Products Cause Personal Injury or Property Damage.

         Although we believe that our products are safe, there is a possibility that personal injury, including death or property damage could occur from the use or misuse of our products. If so, injured parties could initiate significant product liability claims and litigation against us. Any claims relating to our products, even if without merit, may exceed our existing insurance coverages and assets, and we may be required to pay these losses and expenses from funds for operations, causing significant losses.

We Have Limited Sales, Marketing and Distribution Capabilities and Rely Extensively On Third Parties to Market and Distribute our Products. The Failure or Unwillingness of These Parties to Market our Products Could Limit our Ability to Generate Revenues or Profits.

         We rely extensively on third party manufacturers' sales representatives and on marketing and distribution companies to market and distribute our products. Accordingly, sales of our products depend largely on the strength and financial condition of others, the expertise and relationships of our manufacturers' sales representatives, marketers and distributors with customers, and the interest of these parties in selling and marketing our products. Our manufacturers' sales representatives and marketing and distribution parties also sell, market and distribute the products of other companies. If we do not generate substantial sales through our manufacturers' sales representatives and distributors, we may not generate sufficient revenues and profits. If our relationships with our third party manufacturers' sales representatives and our marketing and distribution partners were to terminate, we would need to develop relationships with other third parties or substantially increase our own sales and marketing forces. To develop sales and marketing forces internally would require significant cash and other resources and could cause delays or interruptions in our product supply to customers. This could result in the loss of significant sales or customers and limit our ability to become profitable.

We Have No Internal Manufacturing Capability and Depend Heavily Upon Third Party Suppliers, and the Inability or Unwillingness of These Third Parties to Supply our Products Could Result in Interruptions of our Product Supply Capability and a Loss of Customers and Revenues.

         Canadian Custom Packaging ("CCP"), the sole third party manufacturer for the IBC formulation that is used in our current product, purchases raw materials used in the manufacture of our product from various suppliers. Since we do not have a written agreement, CCP could terminate our arrangement at any time. CCP and our suppliers may not be able to supply our product in a timely or cost-effective manner or in accordance with specifications. We maintain an inventory of these finished products and carry contingent business interruption insurance on CCP's facility. A lengthy delay or interruption in the supply of these materials or finished products would significantly impair our ability to compete, would cause a loss of revenue and could cause a loss of significant customers.

We are Subject to Intense Competition and Pricing Pressures From Substantially Larger Competitors, Which Can Limit our Ability to Ever Make a Profit.

         The consumer products industry in which we compete is intensely competitive. Among our more significant competitors are large and well-established companies, including the Dial Corporation, GoJo Industries, Colgate-Palmolive Company, Reckitt & Coleman, Inc., and others. All of these companies have significantly greater financial resources than us and are willing to commit significant resources to protecting or capturing market share. As a result, it will be difficult for us to successfully capture market share from these competitors, promote and advertise our products effectively against the products of these competitors, and develop product innovations in response to market demands and opportunities. We may be unable to successfully compete with these companies even if our products have recognized superior qualities.

         In addition, our consumer products and those products we plan to offer are subject to significant price competition. To respond to these competitive and consumer pressures, we may need to cut prices from time to time. We may be unable to absorb price reductions that could cause a loss of sales volume or limit our profits from product sales.

We Depend On Key Employees for our Success and the Loss of our Key Employees Could Limit our Success.

         Our future success will depend in large part on our ability to attract and retain highly qualified managerial and technical personnel. The competition for qualified personnel in our industry is intense and, accordingly, we may be unable to hire or retain necessary personnel. We are presently highly dependent upon the efforts of Mr. Richard C. Adamany, our President and Chief Executive Officer, and Mr. Bennett S. Rubin, our Executive Vice President and Chief Operating Officer. The loss of the services of Mr. Adamany or Mr. Rubin could limit our success in the future. Messrs. Adamany and Rubin are subject to employment agreements.

Government Regulation of our Products May Prevent Us From Selling our Current Product or May Result in Delays in Launching or Selling Future Products, and Can Significantly Increase our Costs.

         The testing, manufacture, labeling, distribution, advertising, marketing, and sale of our products are subject to extensive government regulation. To sell some or all of our drug products within the United States, we must comply with FDA guidelines or, through IBC, obtain premarket approval from the FDA. The FDA approval process is very costly, time consuming, and uncertain. It is possible that the FDA will not approve our products or approve them in a timely manner. IBC may not have sufficient resources to complete the required testing and regulatory review process for our products currently under development. Further, we do not have the right under our license agreement from IBC to independently seek FDA approval of any of the IBC products.

         Approval by the FDA is subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of products from the market. Also, the FDA may restrict or prohibit us from making pertinent product claims and this may limit the successful marketing of our products or may reduce the price for our products. Finally, if we and/or IBC fail to comply with requirements for testing, manufacturing, labeling, distributing, advertising, marketing, and selling drugs, we may be subject to administrative or court-imposed sanctions. These sanctions could include product recalls or seizures, injunctions against production, distribution, sales and marketing, delays in obtaining marketing approvals or the refusal of the government to grant approvals, suspensions and withdrawals of previous approvals, and possible criminal prosecution. Our distributors, suppliers and CCP, our third party manufacturer, are subject to the same sanctions.

The Protection of our Rights to our Products May Not Be Complete and This Could Impair our Ability to Successfully Compete Against Others.

         Our ability to effectively compete may be materially dependent upon the proprietary nature of the products that we license from third parties. Currently, there are no patents or patent applications pending with respect to our products. We depend primarily on confidentiality provisions in our written agreements with third parties and on trade secret laws, which vary from jurisdiction to jurisdiction and are subject to interpretation. As a result, we have no ability to prevent third parties from duplicating our products if they can do so without either violating an agreement with us or improperly using our trade secrets. We may never be able to obtain any key patents or other protection and our licensors may never be able to obtain similar protection for our products. Our existing rights may not be sufficient to protect our products, may not be valid, and may not provide significant commercial benefits in any event. Although we do not believe that our products infringe on the patent rights or proprietary rights of others, they may infringe on other products.

We Have a Limited Product Line and our Inability to Successfully Market Any One or a Few of our Products Could Cause a Significant Decline in our Revenues or Future Profitability.

         Nearly all of our revenues from product sales in 1999 and 2000 were derived from our hand sanitizer and first-aid antiseptic product. Towelettes and our antibacterial surface disinfectant cleaner were introduced in the fourth quarter of 2000. The GEDA Plus(R) microbicidal contraceptive gel will not be available for sale, marketing and distribution in the United States until an IND (Investigative New Drug) number is obtained from the FDA by IBC and Phase III studies acceptable to the FDA are completed. These studies must successfully demonstrate that the gel is safe and effective both as a contraceptive and as a preventative of sexually transmitted diseases. Neither successful completion of the study nor FDA approval can be assured. In the foreseeable future, we expect most of our revenue will derive from sales of the hand sanitizer and first-aid antiseptic lotion, towelette products and the antibacterial surface disinfectant cleaner. Since we lack product diversification, our ability to generate revenues or profits depends on our successful introduction of new products and marketing of existing products.

We Have No Research and Development Rights Under our License Agreement With IBC and our Success Depends in Part On IBC's Research and Development Efforts. IBC's Inability to Develop New Products or Improvements of Existing Products May Harm our Future Profitability and Ability to Generate Revenues.

         Due to the early developmental stage of our business, we expended only limited amounts on research and development of infectious disease preventative products in 1999 and 2000. Additionally, effective with the settlement of the lawsuit with IBC in August 2000, responsibility for research and development of products based on the IBC formulation rests exclusively with IBC. Since our only products on the market to date are our hand sanitizer and first-aid antiseptic lotion and towelette products, our success depends heavily on the ability of IBC to develop additional products using the IBC formulation. Unless IBC is able to obtain and devote sufficient resources to research and development efforts, we may only have limited product offerings based on the IBC formulation in the future. As a result, this may limit our ability to achieve market acceptance, to leverage that acceptance through the introduction of follow-on products, or to better diversify our risks through multiple product offerings. As a result, we may fail to achieve significant growth in revenues or profitability in the future.

Our Inability to Manage Growth May Strain our Resources and Systems.

         We anticipate additional growth in the scope and geographic areas of our operations as current and new products are developed and commercialized. This growth, if achieved, will result in an increase in responsibilities for management personnel. Our ability to manage growth effectively will require us to continue to implement and improve our operating, financial and management information systems and to train and motivate our employees. Our failure to manage any expansion effectively could strain our resources and systems and result in further operating losses, or the loss of customers and revenues.

International Sales of our Products Through our Joint Venture With IBC Expose Us to Currency Fluctuations and Other Special Risks, Which Could Reduce or Eliminate Profits or Cause Operating Losses.

         We are attempting to expand the sale of our current products and to introduce new products under development in several foreign countries through our joint venture with IBC. Our international sales efforts are subject to several customary risks of doing business abroad, including regulatory requirements, political and economic instability, trade barriers, foreign taxes and tariff restrictions, restrictions on the ability to transfer funds, and export licensing requirements. In addition, although our limited foreign transactions to date have been U.S. dollar denominated, foreign customers may later require us to receive payment in foreign currency. Fluctuations in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the price of our products in foreign markets, which could reduce or eliminate our ability to generate profits from the sale of these products or cause significant operating losses.

Funding for our capital needs is not assured, and we may have to curtail our business if we cannot find adequate funding.

         Although we are exploring the possibilities of additional financing with the Laurus Master Fund, Ltd., we currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms. As a result, we cannot assure you that we will have adequate capital to implement future expansions and enhancements of our wireless technology, to maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could have an adverse effect on us and on the value of our common stock.


RISKS RELATING TO OUR STOCK:

The Lack of a Mature Trading Market for our Common Stock May Cause our Stock Price to Decline Significantly and Limit the Liquidity of our Common Stock.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

There are a Large Number of Shares Underlying our Convertible Notes and Debentures, Warrants and Options That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of our Common Stock.

         As of June 18, 2001, we have 49,637,592 shares of common stock issued and outstanding, notes and debentures outstanding that are convertible into 5,882,006 shares of common stock at current market prices, and outstanding warrants and options to purchase 10,150,208 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes and debentures may increase if the market price of our stock declines. We are required to register 250% of the number of shares of common stock issuable upon conversion of the outstanding convertible notes, for a total of 14,880,952 shares. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of our warrants and options, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants and options will also cause immediate and substantial dilution to our existing stockholders and may make it difficult to obtain additional capital.

Our Stock Price May be Volatile Due to Factors Beyond our Control Which Could Subject the Value of our Shares to Rapid Decline.

         The securities markets have from time to time experienced significant price and volume fluctuations that can be unrelated to the operating performance or financial condition of any particular company. This is especially true for emerging companies like ours and for other companies in our industry. For instance, stock prices can be significantly impacted by announcements of technology innovations or new products by other companies, release of reports by securities analysts or regulatory developments. Economic or other external factors, as well as quarterly fluctuations in our or in our competitors' operating results, also can have a significant impact on our stock price. For example, during 2000, the closing bid price of our common stock quoted on the Over-The-Counter Bulletin Board ranged from a low of $0.24 per share to a high of $3.56 per share. We have experienced similar fluctuations in other periods.

                               RECENT DEVELOPMENTS


June 11, 2001 Financing

         We are registering 14,880,952 shares of common stock issuable on conversion of a $1,000,000 convertible note issued to an accredited investor on June 11, 2001. 5,952,381 shares of common stock are issuable upon conversion of the convertible note based on a conversion price of $0.168 per share. We are required to register 250% of this amount, for a total of 14,880,952 shares. In addition, 333,333 shares issuable on exercise of warrants are being registered. These warrants have an exercise price of $0.27 per share.

         The note bears interest at 8% and is convertible into our common stock at the lesser of:

         a)       $0.177; or

         b) 80% of the average of the three lowest closing prices of our common stock for the sixty days immediately prior to the conversion date.

         The unconverted portion of the note is due June 11, 2003.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder. We anticipate receiving approximately $90,000 if all of the warrants are exercised, which proceeds we will use for general corporate purposes.

                                    DILUTION

      Since this offering is being made solely by the selling stockholder and none of the proceeds will be received by our company, our net tangible book value will be unaffected by this offering.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock is publicly traded on the Over-The-Counter Bulletin Board under the ticker symbol "EMDG." There are approximately 6,000 holders of our common stock. We have never paid dividends on our common stock and have no current plans to do so. The following table presents the high and low closing bid prices of the common stock for the periods indicated. The quotations were obtained from the website located at www.thomsoninvest.net and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                           HIGH        LOW
                                           ----        ---
           2001
           First Quarter                 $  0.81    $  0.26

           2000
           Fourth Quarter                $  0.79    $  0.24
           Third Quarter                 $  1.41    $  0.50
           Second Quarter                $  1.94    $  0.50
           First Quarter                 $  3.56    $  0.50

           1999
           Fourth Quarter                $  0.80    $  0.45
           Third Quarter                 $  1.00    $  0.62
           Second Quarter                $  1.01    $  0.48
           First Quarter                 $  1.03    $  0.35

                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                         SELECTED FINANCIAL INFORMATION

         The information set forth below for the years ended December 31, 2000 and 1999, which is derived from our audited financial statements, and for the three months ended March 31, 2001 and 2000, which is derived from our unaudited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.

CONSOLIDATED STATEMENT OF OPERATIONS:

                              YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                              ------------------------              ----------------------------

                                   1999           2000                     2000             2001
                                   ----           ----                     ----             ----
Product sales                  $112,000       $580,000                 $352,000         $305,000
Net revenues                   $662,000       $580,000                 $352,000         $305,000
Gross profit                   $553,000       $182,000                 $161,000         $150,000
Net loss                    $(4,785,000)   $(8,459,000)               $(619,000)     $(1,097,000)
Loss per share                   $(0.17)        $(0.22)                  $(0.02)          $(0.02)


CONSOLIDATED BALANCE SHEET DATA:

                                             AS AT DECEMBER 31,              AS AT MARCH 31,
                                             ------------------              ---------------

                                        1999                  2000                 2001
                                        ----                  ----                 ----
Total current assets                   $629,000           $520,000             $661,000
Total current liabilities            $2,343,000         $2,377,000           $3,020,000
Total stockholders' deficit         $(1,662,000)       $(1,828,000)         $(2,333,000)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operates; and (iv) various competitive factors that may prevent the us from competing successfully in the marketplace.


INTRODUCTION

         In 1998, we acquired certain rights to use a microbicide formulation from International Bioscience Corporation (IBC). We market, sell and distribute innovative personal care products based on this and other third party or purchased formulations that are intended to prevent the spread of infectious disease. To date, we have introduced three product lines under our complete germ protection program. The first, a Hand Sanitizer and First-Aid Antiseptic lotion, is marketed under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands. During the fourth quarter of 2000, we began selling our new line of antibacterial towelettes under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands. In December 2000, we announced the introduction of the Coleman(R) Antibacterial Surface Disinfectant Cleaner, which can remove most of the organisms present on surfaces that can cause infectious disease. The Antibacterial Surface Disinfectant Cleaner is not based on the IBC formulation, but is a formulation sub-registered from a third party that is registered with the EPA. The introduction of this product allows us to offer our customers a more complete line of infectious disease prevention products. In accordance with the settlement of our suit with IBC, new product development is vested in a joint venture formed with IBC. Our marketing personnel and IBC's scientific personnel share new product development responsibilities. We perform the market research to determine, among other things, the product claims that we would like to make while IBC develops the formulation to meet these claims, performs the required testing and insures compliance with the appropriate government regulations. Additional preventative products that we anticipate marketing utilizing formulations similar to the one used in our hand sanitizer and first-aid antiseptic include a disinfectant surface spray, baby wipes, and the GEDA Plus(R) microbicidal contraceptive gel. Our disinfectant surface spray that is based on the IBC formulation must obtain regulatory approval from the FDA to enable us to market the product for use on food surfaces, which we estimate will take at least 12 months. When the IBC formulation has been approved by the FDA and is available for sale, we intend to introduce it as an improved product offering to the antibacterial surface disinfectant cleaner that we announced in December 2000. IBC plans to apply for an Investigative New Drug (IND) number from the FDA for the baby wipes subsequent to the receipt of an IND number for the GEDA Plus(R) microbicidal contraceptive gel. An IND number will enable IBC to commence testing that will be recognized by the FDA. We estimate that the testing and approval process for the baby wipes will take at least six months from the receipt of the IND number. The application process to obtain an IND number for the GEDA Plus(R) microbicidal contraceptive gel is underway. The gel must undergo clinical trials and obtain regulatory approval prior to marketing. The gel will be tested to determine its effectiveness in preventing HIV as well as other sexually transmitted diseases, all of which have different rates of transmission as well as gestation periods for infection within the human body. As a result, we anticipate the clinical trials for certain sexually transmitted diseases will require a minimum of six months while other sexually transmitted diseases such as HIV will require at least 18 months from the receipt of the IND number.

         The limited revenues and substantial start-up costs associated with introducing our new line of preventative products have significantly affected our current financial condition and operations. We have sustained substantial losses from operations in recent years and have an accumulated deficit.

         We incurred net losses in 1999 and 2000 and expect to incur net losses at least through 2001. We expect operations to generate negative cash flow at least through 2001. We do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. These factors raise doubts about our ability to continue as a going concern and our audit report in our annual report on Form 10-KSB for the year ended December 31, 2000, filed with the SEC on March 30, 2001, contained an explanatory paragraph with respect to this matter.

         We expect to generate substantially all of our revenues in the future from increased sales of our current line of Preventx(R) preventative products as well as additional preventative products that we can market utilizing IBC formulations similar to the one used in our hand sanitizer and first-aid antiseptic as well as other third-party formulations.

         In addition to cost of goods sold, which we expect to vary somewhat proportionately with sales over time, significant cost and expense items include salaries and benefits, consulting fees, royalties, distribution rights, office and administration, advertising, and legal and accounting, all of which, in total, significantly exceeded our total revenues for 2000 and in the first quarter of 2001. Accordingly, we do not believe comparing costs as a percentage of revenues from year to year is meaningful.


RESULTS OF OPERATIONS


COMPARISON OF THREE MONTHS ENDED MARCH 31, 2001 AND 2000


         Our total revenues in the three months ended March 31, 2001 were $305,000 compared with $352,000 in the three months ended March 31, 2000. Total revenues in the three months ended March 31, 2001 were primarily comprised of shipments to companies that became new customers during the quarter, including Ames Department Stores Inc., Kmart Corp., Long's Drug Stores Corp., Fred Meyer Stores, Rite Aid Corp., Target Corp., and Walgreen Co. Total revenues in the three months ended March 31, 2000 were primarily comprised of initial stocking orders and reorder shipments to the health and beauty aids and sporting goods departments of Wal-Mart Stores, Inc. Due to a significant decline in its overall hand sanitizer sales during the past year, Wal-Mart Stores significantly reduced the space dedicated to this product category in its health and beauty aids departments in the first quarter of 2001. Wal-Mart was an active customer in the first quarter of 2001, but is not expected to be a significant customer during the remainder of the year. We believe that these sales will be more than offset by gains in distribution in our targeted channels and that in the remainder of 2001 we will continue to develop relationships with other large regional and national retail drug, grocery, hardware, sporting goods and discount chains that will lessen the significance of the reduction in sales to Wal-Mart Stores.

         Our gross margin from product sales increased to 49% in the quarter ended March 31, 2001 from 46% in the quarter ended March 31, 2000. The increase was due to lower product costs and higher average selling prices on our hand sanitizer and first-aid antiseptic product line.


         Selling, general, and administrative expenses increased to $1,181,000 in the three months ended March 31, 2001 from $710,000 in the three months ended March 31, 2000 primarily due to the following:

     - Salaries and benefits increased to $364,000 in the quarter ended March 31, 2001 from $138,000 in the quarter ended March 31, 2000 as a result of an accrual for employee bonuses of $123,000 in the quarter ended March 31, 2001 compared to $0 in quarter ended March 31, 2000 and an increase in the number of employees. The relocation of our business to Ohio in January 2000 resulted in a temporary reduction in our work force in the quarter ended March 31, 2000.

     - Sales promotion and advertising expenses increased to $167,000 in the quarter ended March 31, 2001 from $52,000 in the quarter ended March 31, 2000 as a result of increased spending related to new product introductions, radio and print advertisements, and participation in trade shows and were partially offset by lower public relations expenses resulting from a change in our public relations agency. Additionally, a gain was recognized in the quarter ended March 31, 2000 related to the settlement of outstanding invoices with a former advertising agency.

     - Expenses related to consulting and professional services increased to $359,000 in the quarter ended March 31, 2001 from $41,000 in the quarter ended March 31, 2000 due to non-cash charges related to the engagement of investor relations and financial consultants. The newly engaged consultants were compensated with common stock and options to purchase common stock.

     - Royalty expenses declined to $54,000 in the quarter ended March 31, 2001 from $211,000 in the quarter ended March 31, 2000 due to the elimination of the minimum royalty to IBC. Partially offsetting this reduction was an increase in the minimum royalty payments to The Coleman Company, Inc.

         Interest expense increased to $66,000 in the three months ended March 31, 2001 from $52,000 in the three months ended March 31, 2000. Interest expense in the quarter ended March 31, 2001 included amortization of the fair value of common stock granted to loan guarantors and interest on our bank lines of credit, while interest expense in the quarter ended March 31, 2000 included the fair value of options granted to promissory note holders and interest on promissory notes.

         We incurred a net loss in the three months ended March 31, 2001 of $1,097,000 compared to a net loss of $619,000 in the three months ended March 31, 2000. The losses in the first quarters of 2001 and 2000 were due primarily to limited revenues that were substantially exceeded by our costs of operations. Our net loss per share was $0.02 for the three months ended March 31, 2001 and the three months ended March 31, 2000. The loss per share remained unchanged as a result of the factors affecting net loss as discussed above, offset by an increase in the weighted average number of shares outstanding to 46,990,428 in the three months ended March 31, 2001 from 35,586,912 in the three months ended March 31, 2000.

COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

         Our total revenues in 2000 were $580,000 compared with $662,000 in 1999. Revenues in 2000 consisted totally of product sales whereas 1999 revenues consisted of $112,000 of product sales and $550,000 of revenues related to the granting of Southeast Asia distribution rights. Product sales in 2000 increased 418% over 1999. The product sales increase was driven by an increase in sales to Wal-Mart Stores, Inc., which comprised 56% and 13%, respectively, of total product sales in the years 2000 and 1999, and the addition of several new retail customers including the Eckerd drugstore chain, Weis Markets, Phar-Mor Inc., Do-It Best, Giant Eagle, Amway, Marc Glassman Inc., Discount Drug Mart, Heinen's, and All Sports.

         Our gross margin from product sales decreased to 46% in 2000 compared to 66% in 1999. Sales in 2000 were primarily to retail customers, which generally yield higher volumes but lower selling prices than the institutional channel into which we primarily sold in 1999. Additionally, product costs are higher in the retail channel due to the cost of labeling and packaging to effectively reach the end consumer.

         Cost of sales for 2000 includes an inventory reserve of $87,000 for surplus inventory and cost of sales for 1999 includes a write-down of inventory of $71,000 that pertains to certain products in inventory that were deemed to be unsaleable.

         Operating expenses increased to $8,563,000 in 2000 from $5,174,000 in 1999 primarily due to the following:

     - Litigation settlement expenses of $5,457,000 related to the lawsuit and subsequent settlement agreement with IBC were incurred in 2000 compared to $0 in 1999.

     - Royalty expense decreased to $80,000 in 2000 from $505,000 in 1999 as a result of the elimination of minimum royalty payments to IBC in 2000. A minimum royalty to IBC of $490,000 was accrued in 1999. Partially offsetting this benefit is an increase in the IBC royalty rate from 2% of net sales to 5% of net sales beginning August 9, 2000, sub-license royalty expenses associated with increased sales of our hand sanitizer and first-aid antiseptic in 2000, and royalties related to licensing agreements with The Coleman Company, Inc. and Sunbeam Corporation that were in place for a full year in 2000 compared to only the last quarter of 1999.

     - Restructuring expense was $(59,000) in 2000 compared to $345,000 in 1999. A restructuring reserve of $345,000 was established in 1999 for estimated costs related to the relocation of the corporate headquarters to a more cost effective location, a facility closure, involuntary termination benefits, and the write-down of abandoned fixed assets to estimated fair value less cost to sell. All reorganization costs were paid in 2000 and $59,000 of the reserve was credited to income.

     - Charges related to third party distribution of our products decreased to $96,000 in 2000 from $453,000 in 1999. We reduced distribution costs by changing to an Ohio-based third party distributor in March 2000, which also provides infrastructure services including distribution, order entry, warehousing, customer service and billing services.

     - Consulting expenses declined to $218,000 in 2000 compared to $1,199,000 in 1999 as a result of a reduction in the usage of consultants and fewer stock option grants to consultants. In addition, in 1999 we incurred consulting services of $330,000 in connection with our Southeast Asia distribution agreement.

     - Sales promotion and advertising expense increased to $905,000 in 2000 compared to $562,000 in 1999 as a result of increased spending related to new product introductions, redesigned point-of-purchase displays, radio and print advertisements, and the development of a web site for on-line consumer sales.

         Interest expense decreased to $90,000 in 2000 from $174,000 in 1999 due to a lower average level of debt outstanding in 2000 and reduced expense in 2000 related to the fair value of option, warrant, and share grants to promissory note holders and guarantors.

         We incurred a net loss in 2000 of $8,459,000 compared to a net loss of $4,785,000 in 1999. The losses in 2000 and 1999 were primarily due to limited revenues that were substantially exceeded by our costs of operations, and in 2000, the expense related to the lawsuit and settlement with IBC. Our loss per share for 2000 was $0.22 compared to a net loss per share of $0.17 in 1999. The loss per share increased primarily as a result of the factors affecting net loss as discussed above, partially offset by an increase in the weighted average number of shares outstanding to 37,701,563 in 2000 from 28,107,987 in 1999.

LIQUIDITY AND FINANCIAL POSITION

         To date, we have been unable to generate significant cash flows from our business operations. As a result, we have funded our operations through investor financing, including sales of common stock and the exercise of warrants and options. During the fiscal years 1998, 1999, and 2000 and the three months ended March 31, 2001, we raised a total of $5,568,000 through these means. We also issued stock to satisfy $6,052,000 of obligations, including stock valued at $3,300,000 that was issued to settle the litigation with IBC. We have also used debt to fund our operations. Until such time as we are able to generate significant cash flow from operations through increased sales of our products, we will be required to continue our reliance on investor financing and debt to fund our operations. At March 31, 2001, cash and cash equivalents totaled $7,000. Current liabilities at March 31, 2001, consisting primarily of accounts payable, accrued liabilities, and short-term debt, exceeded current assets by $2,359,000.

         During the three months ended March 31, 2001, net cash used in operating activities was $819,000, primarily due to a net loss of $1,097,000 less non-cash charges of $393,000 related to the issuance of common stock and options to purchase common stock and the exercise of options to purchase common stock by two directors with the use of loans from us with an interest rate lower than a market rate.

         In the three months ended March 31, 2001, net cash flow from financing activities was $792,000, resulting from the sale of common stock in the amount of $51,000 and borrowings under bank lines of credit totaling $741,000.

         Our future royalty requirements will affect liquidity. We are required to pay royalties to various licensors, including IBC, of up to 17% of net sales. The settlement with IBC will have a favorable effect on near-term liquidity as a result of the elimination of the minimum royalty payment. The previous license agreement would have required a minimum royalty payment of $735,000 to be paid no later than January 30, 2001.

         As of March 31, 2001, we had no capital expenditure obligations.

         In November 2000, we secured a one-year, $1,000,000 revolving line of credit from a bank with an interest rate equal to the bank's prime rate plus 1/2%. The line of credit is secured by the guarantees of several officers and directors and their spouses, which guarantees in turn are secured by our assets. As consideration for their guarantees, we granted these officers and directors, collectively, 450,000 shares of our common stock valued at $169,000. In March 2001, an additional 120-day credit facility of $250,000 was obtained from a bank with an interest rate equal to the bank's prime rate plus 1%. This facility is secured by the guarantees of a director and a company wholly-owned by the director. As consideration for the guarantees, we granted 112,500 shares of the our common stock, valued at $39,000, to the director's wholly-owned company. As of June 18, 2001, borrowings of $623,000 were outstanding under the two lines of credit. We plan to repay outstanding borrowings under the two lines of credit in 2001 through additional debt or equity financing. However, there can be no assurance that such debt or equity financing will be available on favorable terms or at all.

         In May 2001, we issued $40,000 of 4% convertible debentures to unrelated investors. Net proceeds of $33,000 were used to fund working capital.

         In June 2001, we issued an 8% convertible note in the principal amount of $1,000,000 to an unrelated investor. Net proceeds of $869,000 were used to fund working capital and repay short-term debt.

         We anticipate a substantial increase in cash outlays associated with increased marketing and sales of our Preventx(R) preventative product line. Although the IBC settlement requires us to use reasonable efforts to expend up to $10,000,000 over five years to market licensed products in the territory, we believe that 100% of our expenditures will qualify to satisfy this commitment since we are purely a sales and marketing company whose products are derived from the IBC formulation. We do not believe that incremental outlays beyond the level projected in our business and marketing plans will be needed solely to satisfy the IBC settlement commitment.

         We will incur additional expenditures associated with the market development of additional preventative products that we can market utilizing similar formulations to the one used in our hand sanitizer and first-aid antiseptic. These cash outlays could include, but are not limited to, market testing, package design, advertising, point of sale displays, inventory purchases and a sales and marketing campaign. Our investment in working capital is also expected to increase as we broaden our product line and obtain new customers. Additionally, if the joint venture company formed as part of the settlement with IBC incurs net cash outlays, we may be obligated to make capital contributions to, or arrange financing for, the joint venture.

         We do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. We are actively pursuing additional funds through the issuance of debt and/or equity instruments. Currently, we are discussing with Laurus Master Fund, Ltd. the possibilities of additional financing. However, no formal agreements have been reached and no assurances can be given that such financing will be forthcoming. We may also seek a working capital line of credit to be secured by our accounts receivable and inventory. However, such funds may not be available on favorable terms or at all. To repay borrowings under the lines of credit, maintain our current expense level of approximately $3,000,000 to $4,000,000 per year and meet the costs associated with our increased marketing, sales and market development efforts, it is likely that we will need to raise a minimum of $3,000,000 to $5,000,000 of additional capital during fiscal year 2001, dependent upon the magnitude of funds generated from operations. We expect cash receipts from customers to increase in 2001 due to greater anticipated sales volume from additional customers and a broader product line. The 2001 financing requirement may exceed our historical funding requirements, which averaged approximately $4,000,000 per year in the fiscal years 1998, 1999 and 2000. Also, should the FDA issue final regulations that are consistent with its current proposed regulations with respect to our hand sanitizer and first-aid antiseptic, we may experience an adverse effect on liquidity. Although we believe we would have twelve months to address any changes which may be necessary regarding the labeling of our hand sanitizer and first-aid antiseptic, the effort required to undertake the changes may cause our financial condition and results of operations to deteriorate and our business may ultimately fail.

                                    BUSINESS

HISTORY

         We were originally incorporated in the Province of British Columbia, Canada in 1986 under the name "Mr. Build Industries Inc." Since that time, we changed our name at various times, and on December 31, 1996, under the name Empyrean Diagnostics, Ltd., we changed our governing jurisdiction from the Province of British Columbia to the State of Wyoming. Our stockholders voted to approve a reincorporation in the State of Delaware through a merger of our Wyoming corporation into a newly formed, wholly-owned Delaware subsidiary corporation at our Annual Meeting of Stockholders held on March 20, 2001. The merger and reincorporation were completed on March 21, 2001. The reincorporation will have no impact on our business operations or management.

         Prior to April 1997, we distributed and marketed an HIV diagnostic product. In April 1997, in connection with a change in our management team, we shifted our focus from marketing and distributing the HIV diagnostic test kit to marketing and distributing preventative products. In 1998, we discontinued marketing and distributing our diagnostic kits. We wrote off our HIV diagnostic kit inventory in 1997 and our Trichomonas diagnostic kit inventory in 1998, and stopped marketing our diagnostic products. This shift in focus coincided with our acquisition of rights from IBC to use their microbicide formulation in our current and proposed preventative products.

          We market, sell and distribute innovative personal care products that are intended to prevent the spread of infectious disease. To date, we have introduced three products under our complete germ protection program. The first, a Hand Sanitizer and First-Aid Antiseptic lotion, is marketed under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands. In the fourth quarter of 2000, we began selling our new line of Antibacterial Towelettes, which are also marketed under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands. In December 2000, we announced the introduction of the Coleman(R) Antibacterial Surface Disinfectant Cleaner, which can remove most of the organisms present on surfaces that can cause infectious disease.

         We have a negative net worth and have incurred net losses in 1999 and 2000 and expect to incur net losses at least through 2001. We expect operations to generate negative cash flow at least through 2001 and we do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. These factors raise doubts about our ability to continue as a going concern and our audit report contains an explanatory paragraph with respect to this matter.

OVERVIEW

         We market, sell and distribute innovative personal care products that are intended to prevent the spread of infectious disease. The products in our complete germ protection program, which include a hand sanitizer and first-aid antiseptic, antibacterial towelettes and an antibacterial surface disinfectant cleaner, are sold over-the-counter in the retail markets and also to commercial, industrial and institutional customers. The hand sanitizer and first-aid antiseptic as well as the antibacterial towelettes are based on a formulation developed and licensed to us by IBC and are marketed under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands. The antibacterial surface disinfectant cleaner, which is marketed under the Coleman(R) brand, is not based on an IBC formulation, but is a formulation sub-registered from a third party that is registered with the EPA. The introduction of this product allows us to offer our customers a more complete line of infectious disease prevention products. In accordance with the settlement of litigation with IBC, new product development is vested in the joint venture with IBC. Our marketing personnel and IBC's scientific personnel share new product development responsibilities. We perform the market research to determine, among other things, the product claims that we would like to make while IBC develops the formulation to meet these claims, performs the required testing and insures compliance with the appropriate government regulations. IBC has developed formulations similar to the one used in our hand sanitizer and first-aid antiseptic that will be utilized for a variety of other products that we can market. These products will include a disinfectant surface spray to be marketed to the retail markets and also to the food service, hotel and other industries, a baby wipe product, and the GEDA Plus(R) microbicidal contraceptive gel designed to prevent pregnancy and sexually transmitted diseases ("STDs").

         We believe that the preventative formula licensed from IBC will be shown to be both safer and more effective as a microbicide than existing competitive products in the market and offers us a platform to leverage our expertise into other areas of the infectious disease market. Our disinfectant surface spray that is based on the IBC formulation must obtain regulatory approval from the United States Food and Drug Administration (the "FDA") to enable us to market the product for use on food surfaces, which we estimate will take at least 12 months. When the IBC formulation has been approved by the FDA and is available for sale, we intend to introduce it as an improved product offering to the surface disinfectant cleaner that we announced in December 2000. IBC plans to apply for an Investigative New Drug ("IND") number from the FDA for the baby wipes subsequent to the receipt of an IND number for the GEDA Plus(R) microbicidal contraceptive gel. An IND number will enable IBC to commence testing that will be recognized by the FDA. We estimate that the testing and approval process for the baby wipes will take at least six months from the receipt of the IND number. The process to prepare an application to obtain an IND number for the GEDA Plus(R) microbicidal contraceptive gel is underway. The gel must undergo clinical trials and obtain regulatory approval prior to marketing. The gel will be tested to determine its effectiveness in preventing HIV as well as other STDs, all of which have different rates of transmission as well as gestation periods for infection within the human body. As a result, we anticipate the clinical trials for certain STDs will require a minimum of six months while other STDs such as HIV will require at least 18 months from the receipt of the IND number. In December 2000, we announced the initiation of clinical trials for the GEDA Plus(R) microbicidal contraceptive gel by IBC in Brazil.

         We believe that the spread of infectious disease has become a major concern in many industries, including the health care, food service and public accommodation industries. We also believe that bacterial contamination has become, and will continue to be, an issue of heightened public concern fueled by the prevalence or reemergence of several deadly diseases in recent years, including HIV (the causative agent of AIDS), hepatitis, and other diseases.

         A major source for transmission of infection is the bacterial flora on the skin, primarily the hands. Skin has two types of microbial flora, resident or colonizing flora and transient or contaminating flora. Resident flora is relatively stable and is not readily removed, although antiseptics can inactivate it. Transient flora, on the other hand, can be acquired by contact, does not colonize, and is easier to remove by physical or chemical means. Infections can arise from either group.

         The primary means to avoid the spread of contamination by microorganisms is through regular hand washing and the use of barriers such as latex gloves. Poor compliance with normal hand washing protocols and the porous nature of protective gloves limit their effectiveness. In addition, many effective antiseptics cannot be used on skin or other surfaces because they are too toxic for routine use or lead to undesirable side effects.

         We believe that the IBC formulation used in our existing hand sanitizer and first-aid antiseptic and in our other infectious disease preventative products that are being developed has the potential to offer several unique advantages over other products currently available in the market, in that the IBC formulation:

         - may protect skin and surfaces from a broader range of harmful microorganisms and infectious diseases,

         -    may be longer lasting and more effective,

         -    is alcohol and triclosan free,

         -    is non-flammable,

         -    is virtually odor free, and

         - may be virtually non-toxic and safer for use around children and in food preparation and medical applications.

         The basic IBC product formulation utilizes benzalkonium chloride as its active ingredient, which has been recognized to be effective at killing harmful microorganisms and, we believe, is safe and offers greater versatility by assisting the healing of minor cuts and abrasions.

         Our hand sanitizer and first-aid antiseptic lotion and towelettes and our disinfectant surface spray product are marketed to consumers through retail channels of distribution and to commercial, industrial and institutional customers such as health care personnel, hotels, airlines, food service companies and restaurants, cruise lines, banks, casinos and other money handling entities, police departments, emergency response, correctional facilities and other city services industries. Our baby wipe product will be marketed primarily to consumers through retail channels of distribution. We expect the GEDA Plus(R) microbicidal contraceptive gel will be marketed primarily to consumers through retail channels of distribution, and to contraceptive product manufacturers. Our primary focus in marketing our products is to generate sales and create brand awareness and effectively communicate our unique features and benefits to consumers, and to establish relationships with retailers, distributors, wholesalers and volume buying organizations, such as health maintenance organizations, hospital buying groups, hotel and restaurant chains, and municipal service agencies.

         We market and distribute our hand sanitizer and first-aid antiseptic, antibacterial towelettes and antibacterial surface disinfectant cleaner, and intend to market and distribute additional products we may introduce, primarily through our own internal sales and sales support efforts and through independent manufacturers' sales representatives, third party distributors and marketing partners. We have engaged Handl-It Inc. to provide customer service, customer invoicing, accounting, warehousing and distribution services for us, including order taking via telephone, fax and electronic data interchange. We also have distribution relationships with third party distributors covering the United States. In accordance with the settlement of our suit with IBC, rights to manufacture, sell and grant distribution rights for the licensed products outside the United States and Brazil will now be vested in the joint venture formed with IBC.

         Phase I and Phase II clinical trials were performed to study the safety of the gel when used in women and its effectiveness against STDs in an in vitro environment. The first two phases of the three phase clinical trials have been completed with seemingly positive results from the standpoint of safety and in vitro effectiveness. In 1997, the GEDA Plus(R) microbicidal contraceptive gel was accepted by the National Institutes of Health ("NIH") to undergo Phase III clinical trials to prove its safety and its effectiveness against STDs and as a contraceptive. NIH had conducted preclinical studies on the GEDA Plus (R) microbicidal contraceptive gel that confirmed the results of studies provided to NIH by IBC. The IBC studies were conducted by independent laboratories. The Phase I and Phase II studies were not conducted by the NIH.

         Future products could include deodorant, shaving cream, toothpaste and mouthwash products.

         We will attempt to capture a significant percentage of the infectious disease preventative markets in which we compete by relying on the ability of IBC to provide us with superior products based on IBC formulations that we can market in large or rapidly growing market segments, by developing brand awareness for our products, and by leveraging our name and product recognition into compatible consumer product applications and into other products intended to treat or cure infectious disease. We may also market, sell and distribute products based on third party or purchased formulations. We believe that by offering unique products that may offer increased protection against infectious disease, while at the same time eliminating many of the discomforts and side effects caused by existing products on the market, we can increase the demand for over-the-counter infectious disease preventative products and position ourselves to benefit from this expansion.

         Litigation and regulatory matters may affect our business.

         In April 2000, we brought suit against IBC and two of its principals in the United States District Court, Southern District of Florida Case No.: 00-8300 for fraud in the inducement, tortious interference with a business relationship and breach of contract in connection with the Company's license from IBC of certain technology. This case against IBC has been settled by the filing of a Stipulation of Dismissal on August 17, 2000. In this federal action, a company called Optima Holding Co., Ltd intervened claiming that it has an exclusive prior right to use the same technology. Optima has asserted claims against us for injunctive relief, conversion and tortious interference with a business relationship. On August 18, 2000, Optima, together with Mercury Technology Corp. (Delaware) and Mercury Technology Corp. (Bahamas) (collectively "Mercury") amended its original intervention complaint to add two counts of patent infringement against both us and IBC, alleging that we willfully infringed U.S. Patent Nos. 3,594,468 and 4,321,277. Empyrean and IBC have each filed actions seeking dismissal of Mercury's patent infringement claims and seeking dismissal of the federal action. Mercury later dropped its claim for infringement of U.S. Patent No. 3,594,468. On April 4, 2001, the court issued a Final Order of Dismissal granting the motions of Empyrean and IBC to seek dismissal of the patent infringement claims and declining to exercise jurisdiction over the remaining state claims.

         We are a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This state court action alleges that we tortiously interfered with Optima and Mercury's contractual relationship with IBC. Optima and Mercury claim that they had prior rights to the IBC formulation and products and that we induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against us. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with us. The state court action was informally abated while the parties pursued their remedies in the federal action. Since the federal action is dismissed, it is likely that the state court action will resume. If we are not successful in the state court action, we could lose the right to market, sell or manufacture our hand sanitizer product and other products currently under development. Should any court judgment be entered precluding our rights to the products, IBC has agreed as part of our overall litigation settlement to secure its obligations to us by granting us the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

         We were a defendant in an action filed by Integrated Commercialization Solutions, Inc. ("ICS") on November 14, 2000 in the United States District Court, Central District of California, Southern Division. The action alleged that we breached a contract and sought damages of at least $445,000 plus interest and attorneys fees. During June 2001, we entered into a settlement agreement and mutual release with ICS and we agreed to pay ICS $24,000 in twelve equal monthly installments of $2,000 each plus 200,000 shares of Empyrean common stock. A dismissal entry was filed with the court on June 22, 2001.

         In April 1999, the FDA took an adverse position regarding the marketing of a lotion product of the Andrew Jergens Co. that contained an active ingredient similar to the one used in our hand sanitizer and first-aid antiseptic. We believe that our product marketing claims are different than the Jergens product claims. The Jergens product claimed to be a lotion, which implies that it is permissible to use on all skin parts, although the FDA hand sanitizer monograph allows for labeling for hands only. Our product is labeled as a hand sanitizer and first-aid antiseptic and describes in the hand sanitizer directions that it is for hands only, which we believe follows the hand sanitizer monograph. We are not aware that the Jergens product made any first-aid antiseptic claims on the packaging. We make the claim that our product helps prevent bacterial contamination or skin infection on minor cuts, scrapes and burns, which we believe is acceptable language in the first-aid monograph. Also, we believe the FDA's position on the Jergens product is that it did not follow the allowable hand sanitizer label instructions on claims and directions for use. We believe that our directions for use are consistent with the FDA monographs for hand sanitizer and first-aid antiseptic requirements. Our product is described as a hand sanitizer and first-aid antiseptic and makes claims that it is long lasting. While neither the hand sanitizer monograph nor the first-aid antiseptic monograph provide for labeling as both a hand sanitizer and first-aid antiseptic, we believe that our labeling is permissible under both monographs considered together. Our claim that our product is long lasting is not provided for under either the hand sanitizer monograph or the first-aid antiseptic monograph. However, based on studies conducted by IBC, we believe we could independently substantiate that claim to the FDA if required.

         Although we believe that our claims are different than the Jergens product, if the FDA takes a similar position against our product, and if our active ingredient is not included in the final FDA hand sanitizer regulations, we may be required to market it solely as a first aid product with the hand sanitizer name and some of our claims omitted. If we are not successful in marketing our product in this fashion, we could experience a loss of revenues. Since the hand sanitizer and first-aid antiseptic is our primary product, such adverse action by the FDA could cause us to go out of business. If FDA pre-market approvals were to be required, which we do not believe will be the case, we would have to rely on IBC to obtain these approvals as we are accorded no rights to do so under our license agreement.

INDUSTRY BACKGROUND

HAND SANITIZER PRODUCTS

         Sales of all hand and body lotions (including those making sanitizing claims) were estimated to be approximately $1 billion in the United States for the 52 weeks ending January 30, 2000, according to Information Resources, Inc. Within this category, hand cleaners and hand sanitizers were approximately $52.4 million for the 52 weeks ended July 15, 2000, according to ACNielson.

         The dominant products in the sanitizer market today are topically applied hand sanitizing lotions or creams containing alcohol. These products are sold primarily in the over-the-counter market, typically in plastic bottles ranging from two to sixteen ounces each, and in larger volume or bulk forms in industrial and institutional settings, such as large pump dispensers and wall mounted dispensers. Many sanitizers are also sold in towelette form where the sanitizing solution has been applied to a sheet of absorbent paper that is typically packaged individually or in a perforated roll packed in a plastic dispenser.

         Currently marketed hand sanitizers or antimicrobial lotions are designed to sanitize the skin against various disease causing microorganisms, including E. coli, Salmonella, Staphylococcus aureas, K. pneumonia, and Pseudomonas aeruginosa. These products typically are not intended as a cleaner, like soap products, but are intended solely to kill germs on contact. Sanitizer products can be used in a number of situations where the spread of disease is a particular concern, such as in the food service, health care and public accommodation industries, and in settings where water or facilities are not available for conventional hand or body washing. The market for personal sanitizing or antimicrobial products has increased rapidly in recent years due in part to increasing public awareness and media reports of dangerous and sometimes deadly bacterial or viral contamination in common or frequently populated areas.

         Of the hand sanitizer products currently on the market today, most use either alcohol or triclosan as their active ingredient. The typical alcohol concentration in these products is over 60%. Institutional use hand sanitizers may also utilize chloroxylenol or nonoxynol-9 as active ingredients. Products based on these active ingredients may cause a number of undesirable side effects, including skin irritations such as burning, itching and stinging. Many of these products, including all alcohol-based products, are flammable until dry (which can lead to limitations on use and to risks of serious personal injury) and may be painful when applied to existing cuts, burns, or abrasions. Products using alcohol and triclosan may have limited effectiveness, as the range of infectious disease germs with which they react are more limited, and often do not include STDs.

         Triclosan based products also must be compounded with a form of alcohol or organic solvent because they are not water soluble and the presence of water can prevent the release of bactericidal potency in them. This can lead to the development of environments where bacteria can mutate and the re-growth of antiseptic tolerant bacteria can occur. In recent years, there have been at least three product recalls of triclosan-based products, two of which were the result of Pseudomonas found growing in the product.

DISINFECTANT SURFACE SPRAY PRODUCTS

         Current products in the disinfectant surface spray category include well-known brand names such as Clorox, Lysol and Dial. It is a large market with no one product dominating the segment. IBC's disinfectant surface spray, which is based on a formulation similar to our hand sanitizer and first-aid antiseptic, is designed to be used in personal spray-size applications. It can be used on surface areas typically containing large amounts of bacterial or other contamination such as public telephones, toilet areas, and diaper changing areas. It can also be used in institutional applications for surface areas such as medical patient care areas, food service preparation areas such as sinks and counter tops, and similar locations.

         Existing sales of all-purpose cleaners/disinfectants, including spray disinfectants, were approximately $834.3 million in the United States for the 52 weeks ending January 30, 2000, according to Information Resources, Inc. We believe that IBC's disinfectant surface spray product can increase the market for disinfectant surface spray products due to its non-toxic qualities, which make it available for more extensive use in the food service and health care industries, among others.

BABY WIPE PRODUCTS

         Sales of baby wipes by drug stores, discount stores and supermarkets in the United States totaled $609.4 million in 1998 according to Euromonitor, Chicago. Well-known brand names dominate this category and include Huggies, Luvs and Pampers. Products are classified as super-premium, premium, private label, average and low end. Only two manufacturers offer an anti-bacterial feature and neither of them are long-lasting.

         We intend to sell our baby wipes as a super premium product due to the benefits that they will offer to the consumer. Utilizing an IBC formulation similar to that found in the hand sanitizer and first-aid antiseptic, we believe our baby wipes will be alcohol-free, non-irritating, non-toxic, anti-bacterial and long lasting. Through additional testing to be performed by IBC, we also believe we will be able to present the product as aiding in the prevention of diaper rash. As a result, we believe that our product will have significant advantages over products on the market today.

CONTRACEPTIVE PRODUCTS

         The contraceptive market consists of two general categories: oral contraceptives, which are available only through prescription; and over-the-counter contraceptive products such as gels, condoms and similar products that do not require a prescription. Sales of over-the-counter contraceptive products were approximately $268.4 million in the United States for the 52 weeks ending January 30, 2000, according to Information Resources, Inc. We expect to compete in and expand the over-the-counter segment of the contraceptive market with the GEDA Plus(R) microbicidal contraceptive gel, which has completed the first two of three phases of clinical trials to determine its safety and effectiveness as a contraceptive and as a means of preventing STDs.

         To our knowledge, all over-the-counter and prescription contraceptive products on the market today are effective only as a spermicide and are not designed or claim to act as a barrier against STDs or other infectious diseases.

         It has been widely reported that the United States, like many other countries, is experiencing an epidemic of STDs, including the HIV virus, gonorrhea, syphilis, chlamydia, Trichomonas vaginalis, and herpes. According to statistics compiled by the World Health Organization in 1997 and by the United States Center for Disease Control in 1998, approximately 5.8 million new cases of HIV infection, 170 million new cases of Trichomonas, 89 million new cases of chlamydia, 62 million new cases of gonorrhea, 12 million new cases of syphilis and 40 million new cases of genital herpes are experienced worldwide each year. One in five adults in the United States now has genital herpes. In the December 14, 1998 issue of U.S. News and World Report, it was reported that according to a leading public health study, at least one in every three sexually active people will contract an STD by the age of 24. The estimates of the number of people contracting STDs are thought by many experts to be conservative, since it is believed that many people either choose not to discuss these diseases with their physicians or are unaware of them.

         The most common front-line defense against STDs among over-the-counter alternatives is the condom. Condoms do not kill STDs or other infectious disease, but can act as a barrier against disease transmission and are often purchased by consumers for that purpose. However, condoms are relatively porous, containing pore sizes ranging from 5 to 70 microns in size. In contrast, an HIV particle is typically as small as .005 microns in size and can easily penetrate condom surfaces, as can some other STDs.

         Other over-the-counter gels and salves have recently been introduced that are intended to kill bacteria and viruses that cause STDs, primarily the HIV virus. Currently, most of these products utilize nonoxynol-9 as an active ingredient. Recent studies have indicated that although products containing nonoxynol-9 have been shown to kill HIV and other STDs in vitro, nonoxynol-9 may not have the same effect in vivo and might actually increase the risk of contracting HIV. In fact, a Phase III study of a nonoxynol-9 product completed in June 2000 resulted in a lower incidence of HIV infection for the placebo rather than for the nonoxynol-9 product. At a high enough dosage, nonoxynol-9 also can cause ulcerations, lesions, and other uncomfortable irritations. As a result of current research findings, the New York State Health Department is reconsidering its prior endorsement of nonoxynol-9, and the United States Center for Disease Control and Prevention currently does not endorse the use of nonoxynol-9 without a condom for protection from HIV. Other organizations are calling for a total ban of nonoxynol-9 products based on the premise that nonoxynol-9 actually promotes the transmission of HIV.

MARKET OPPORTUNITIES

         Infectious disease is the leading health problem in the world, leading to more deaths and serious health conditions than any other high profile disease, including heart disease and cancer. In 1997, there were over 2 million infections and 90,000 deaths in the United States alone resulting from nosocomial contamination, defined as infections contracted at a hospital or doctor's office that are unrelated to the purpose of a patient's visit. There were another 80 million cases of food poisoning in the United States, 10,000 of which resulted in death. According to industry studies, the average cost of treating nosocomial infections in the United States was $2,300 per incident, or $4.5 billion in annual direct costs. Developing inexpensive, effective and safe solutions to these diseases will, we believe, satisfy a large unmet market need that is being driven by the frequency and seriousness of public reports of infectious disease contamination in common public venues, such as hotels, public restrooms, and food service establishments. According to a December 1998 report of the American Social Health Association, there are approximately 15 million new cases of STDs in the U.S. annually. The direct medical cost of treating these STDs and their complications is reported to be $8.4 billion annually.

OUR SOLUTION

         Our current and proposed preventative products use the same active ingredient, benzalkonium chloride, and have the potential to provide safety and efficacy qualities lacking in most competitive products, while at the same time addressing limitations of competitive products. The GEDA Plus(R) microbicidal contraceptive gel will also use octoxynol-9, unlike competing products that utilize nonoxynol-9, an active ingredient that has been shown to cause lesions, ulcerations and other irritations.

         Most microorganisms are reduced after application or contact with the product. The IBC product formulation does not utilize alcohol, triclosan or other organic solvents, which are commonly used in competitive products. Our alcohol and triclosan-free products do not appear to cause many of the skin conditions and side effects that competitive products may cause, such as dry skin and burning and itching irritations. Our products offer protection against the spread of nearly all harmful microorganisms on the skin. In addition, our products are non-flammable, allowing for use in many settings otherwise unsuitable for competitive products. All of the products currently under development, and all of the product innovations


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

planned for development in the future, will be based upon IBC's existing basic product formulations, thus creating an opportunity for faster entry into compatible market opportunities. In the future, we may also market, sell and distribute products based on third party or purchased formulations.


BUSINESS STRATEGY

         Our goal is to achieve a position in the retail, commercial and institutional markets for over-the-counter infectious disease preventative and contraceptive products, and to leverage our position to enter other markets. We intend to pursue this goal by increasing the demand for effective and safe infectious disease preventative products and by increasing the number of our products used to prevent infectious disease. Our business strategy consists of the following key elements:

         - Develop Brand Awareness and Market Acceptance for Preventx(R). We believe that we can develop brand awareness and market acceptance of our unique antimicrobial products among consumers as well as commercial and institutional customers. We intend to develop brand awareness and acceptance by offering superior products that are more effective in protecting against infectious disease and safer with more pleasing qualities than competitive products. We also intend to develop brand awareness and market acceptance of our products through advertising and by expanding our network of United States distributors, adding international distributors through the joint venture with IBC and by entering into strategic relationships with other parties who can significantly increase our marketing, sales and distribution resources.

         - Apply Core IBC Formulations to Additional Product Applications. All of our infectious disease preventative products except the current version of the disinfectant surface spray are based on a common product formulation, which is licensed to us by IBC and contains octoxynol-9 with benzalkonium chloride as its active ingredient. When the disinfectant surface spray based on the IBC formulation has been approved by the FDA and is available for sale, we intend to introduce it as an improved product offering to the surface spray that we announced in December 2000. We intend to continue to leverage the brand awareness and market acceptance of our hand sanitizer and first-aid antiseptic product to create market demand for our moist towelettes, baby wipes, disinfectant surface spray and the GEDA Plus(R)microbicidal contraceptive gel. We may leverage the future success of these products through the introduction of a variety of compatible personal care product formulations, such as deodorant, shaving cream, toothpaste and mouthwash products.

         - Leverage Resources Through Strategic Relationships and Acquisitions. We intend to build our business in part through the acquisition of complementary technologies, products and businesses and by entering into strategic collaborations, including additional licensing and marketing arrangements, with other biotechnology companies and research institutions. We believe that these acquisitions and relationships will better enable us to enter markets more quickly and extensively. We also believe that significant acquisition and strategic partnering opportunities exist in the infectious disease industry. We are not currently in active discussions with possible acquisition or strategic partnering candidates.

PRODUCTS AND TECHNOLOGIES

         To date, we have introduced three product lines under our complete germ protection program. The first, a hand sanitizer and first-aid antiseptic lotion is marketed under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands. During the fourth quarter of 2000, we began selling our new line of antibacterial towelettes under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands. In December 2000, we announced the introduction of the Coleman(R) Antibacterial Surface Disinfectant Cleaner, which can remove most of the organisms present on surfaces that can cause infectious disease. Both the hand sanitizer and first-aid antiseptic and the antibacterial towelettes are based on a formulation developed and licensed to us by IBC. The antibacterial surface disinfectant cleaner is not based on the IBC formulation, but is a formulation sub-registered from a third party that is registered with the EPA. We anticipate several additional preventative products based upon IBC formulations including baby wipes, disinfectant surface spray and the GEDA Plus(R) microbicidal contraceptive gel, each of which must comply with applicable regulatory requirements or obtain regulatory approval (which may include clinical trials) prior to marketing. Each of these products is described below.



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



CURRENT DISEASE PREVENTATIVE PRODUCT

PREVENTX(R) HAND SANITIZER AND FIRST-AID ANTISEPTIC

         Our hand sanitizer and first-aid antiseptic product was launched in the United States in March 1999. Our hand sanitizer and first-aid antiseptic lotion is commonly applied in small quantities and rubbed into the hands. We also recommend use of the product in the medical and food service industries along with latex gloves as a secondary barrier against infection. Our product decreases the risks associated with glove degradation, tears or cuts, and large latex pore sizes. Because we believe the IBC formula is virtually non-toxic, it can be used safely in food preparation areas and around medical patients. Our hand sanitizer and first-aid antiseptic will not damage latex gloves or other products.

         Our hand sanitizer and first-aid antiseptic product, unlike most competitive products, does not include alcohol, triclosan, or other organic solvents as its active ingredient. The benefits of using an alcohol free and triclosan free formulation include:

         - The protection provided by our hand sanitizer and first-aid antiseptic is long lasting (up to four hours). In contrast, alcohol-based products typically lose effectiveness after drying (approximately fifteen seconds).

         - The IBC formulation moisturizes the skin and does not cause germs to develop increased resistance. Triclosan- based products have been found to cause bacteria to develop increased resistance as well as the mutation of some germs.

         - Our product is non-flammable and thus reduces the risk of personal injury associated with alcohol products and increases the institutional and consumer settings where a hand sanitizer and first-aid antiseptic product can safely and conveniently be applied and stored. At concentrations of 60% or greater, alcohol-based hand sanitizer products are highly flammable.

         - Our hand sanitizer and first-aid antiseptic not only provides long lasting protection, it actually helps nourish and moisturize damaged skin. We incorporate aloe into our hand sanitizer and first-aid antiseptic product to further promote its soothing effects. In addition, our product helps prevent bacterial contamination or skin infection on minor cuts, scrapes and burns, in contrast to alcohol based products that can cause painful discomfort when in contact with minor skin injuries.

         Presently, our hand sanitizer and first-aid antiseptic is sold at retail stores in 2 and 8 ounce plastic bottles, in the commercial, industrial and institutional markets in 2, 8 and 16 ounce plastic bottles and in all sizes on our website, www.preventx.com. We also intend to offer a bulk refillable dispenser that dispenses a pre-measured amount of the product.

         As an extension of our existing hand sanitizer and first-aid antiseptic product line, we began to offer the hand sanitizer and first-aid antiseptic on a moist towelette in the fourth quarter of 2000. The towelette offers all the advantages of our hand sanitizer and first-aid antiseptic product for use in situations where items such as dirt or food must be removed from the hands and facilities for normal hand washing are unavailable.

         The towelette is packaged in three configurations: easy-to-use plastic "Canister Pak" dispensers, personal-sized resealable pouch boxes and boxes of individually wrapped towelettes. The packaging is conveniently sized for household and travel use and both the canister pak and resealable pouch are resealable to keep the product moist. The towelette is sold under both the Preventx(R) and Coleman(R) with Advanced Preventx(R) brands.

ANTIBACTERIAL SURFACE DISINFECTANT CLEANER

         In December 2000, we announced the expansion of our infectious disease prevention product offering to include the Coleman(R) Antibacterial Surface Disinfectant Cleaner, a one-step cleaner, disinfectant, sanitizer and deodorizer that is effective against bacteria, viruses and fungi. The antibacterial surface disinfectant cleaner is sub-registered from a third party that is registered with the EPA and is sold through traditional retail outlets in 17-ounce spray pump and 4-ounce travel-size spray versions. This product is not for use in food surface preparation areas.



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



FUTURE INFECTIOUS DISEASE PREVENTATIVE PRODUCTS

         In accordance with the settlement of our suit with IBC, new product development is vested in the joint venture formed with IBC. Our marketing personnel and IBC's scientific personnel share new product development responsibilities. We perform the market research to determine, amongst other things, the product claims that we would like to make while IBC develops the formulation to meet these claims, performs the required testing and insures compliance with the appropriate government regulations. To make many of the following product claims, IBC will have to file an IND with the FDA and conduct clinical trials to support the claims. In the future, we may also market, sell and distribute products based on other third party or purchased formulations.

DISINFECTANT SURFACE SPRAY

         Our disinfectant surface spray that is based on the IBC formulation does not contain the thickening and aloe vera additives contained in our hand sanitizer and first-aid antiseptic, making it suitable for a pump spray application. The pump spray will be packaged in smaller dispensers for personal use applications around common dangerous germ concentrations such as public telephones, public restrooms, and diaper changing areas, and larger dispensers for institutional applications such as food service surfaces, hotel facilities, and surfaces where medical services are performed.

         Our disinfectant surface spray that is based on the IBC formulation will have all of the same advantages as our hand sanitizer and first-aid antiseptic product, and is particularly suited for uses in the food service, medical and hotel industries where safety and toxicity are major concerns. Current competitive products include a variety of household or industrial surface cleaning products, all of which are toxic and generally cannot be used in contact with food preparation or medical care areas without caution. In addition, the IBC disinfectant surface spray product is not harmful to common surfaces such as sinks, counters, trays, furniture, or other objects.

         We expect to launch our disinfectant surface spray product that is based on the IBC formulation in the United States after IBC has obtained approval from the FDA, which will enable us to market the product for use on food surfaces. We estimate that this approval process will take at least twelve months from the submission of the application, and are hopeful that IBC will submit the application in 2001.

BABY WIPES

         Utilizing a similar formulation as our hand sanitizer and first-aid antiseptic, IBC has developed a baby wipe for the retail market. In addition to claiming the product is non-toxic and long lasting, it is our intention to have IBC obtain regulatory approval to claim that our baby wipes aid in the prevention of diaper rash. We believe these claims, if approval to make them is obtained, would give our baby wipes a significant advantage in the market place over other wipes on the market today.

         IBC plans to apply for an IND number from the FDA for the baby wipes subsequent to the receipt of an IND number for the GEDA Plus(R) microbicidal contraceptive gel, as discussed below. An IND number will enable IBC to commence testing that will be recognized by the FDA. We estimate that the testing and approval process for the baby wipes will take at least six months from the receipt of the IND number.

GEDA PLUS(R) MICROBICIDAL CONTRACEPTIVE GEL

         The GEDA Plus(R) microbicidal contraceptive gel has been developed by IBC, and, under the terms of our license agreement, IBC is responsible for preparing and conducting all clinical trials required to obtain approval from the FDA. Phase I and II clinical trials, the purposes of which were to study the safety of the contraceptive gel when used in women and its effectiveness against STDs in an in vitro environment, have been completed with positive results. We announced the commencement of a Phase III clinical trial in Brazil by IBC in December 2000. The clinical trial in Brazil will determine whether the gel effectively kills a host of STDs and other infectious diseases, in addition to its contraceptive properties, and is safe. The process to prepare an application to obtain an IND number from the FDA, which will enable IBC to begin Phase III trials that will be recognized by the FDA, is currently underway. The Company is hopeful that the application will be formally submitted to the FDA in 2001. Upon initiation and successful completion of the Phase III clinical trial and results showing safety and effectiveness, IBC will file a new drug application with the FDA for its approval.


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

         The GEDA Plus(R) microbicidal contraceptive gel will not be sold in the United States until IBC obtains an IND number, completes Phase III clinical trials and obtains approval of the FDA. FDA approval is not assured. The first part of the Phase III study in the United States has yet to begin and will address the effectiveness of the product in preventing the transmission of gonorrhea, chlamydia, and trichomonas vaginalis. Because the STDs included in the first part of the Phase III study have relatively high rates of transmission and relatively short gestation periods for infection within the human body, we anticipate that the clinical trials for the first part of the Phase III study will require a minimum of six months from the receipt of the IND number.

         The second part of the Phase III testing will address the effectiveness of the product in preventing the transmission of HIV. Because HIV has a slower rate of transmission and a longer gestation period for infection within the human body, we anticipate that the clinical trials for the second part of the Phase III study will require at least 18 months from the receipt of the IND number.

         Once approved, we anticipate marketing the gel primarily in the retail, over-the-counter market in single use pre-filled applicators as well as larger tubes. We also intend to market the product in bulk quantities to condom manufacturers to be used as a coating inside the condom wrapper, thus enhancing the effectiveness of condoms as a means of contraception and as a disease preventative and enabling condom manufacturers to make additional product claims.

         Existing contraceptive gel products use active ingredients such as nonoxynol-9 that can cause lesions, ulcerations, and other skin irritations. These irritations can, in turn, facilitate infections. Our gel's active ingredients act synergistically as a microbicide and spermicide. In addition, only small amounts are needed, limiting the possibility of skin irritations. In pre-clinical safety studies, our gel was found to cause no damage to squamous or columnar mucosa cells. The gel is compatible with latex condoms. We are aware of no other approved competitive products that make these claims. As a result, if successful, the gel would be a unique product in the over-the-counter contraceptive market.

         We believe that if the Phase III studies are successfully completed and FDA approval is obtained, we will be able to offer a product in the United States that can capture significant market share and also increase the market for non-prescription contraceptive products.

SALES AND MARKETING

         We currently market our products in the United States to both the retail over-the-counter market using internal sales personnel and third party manufacturers' sales representatives, and to commercial, industrial and institutional customers through distributors and sales agents. In the first quarter of 2000, we began selling our product to Wal-Mart Stores, Inc. In the third quarter of 2000, we began selling our product to Do-It-Best Corp. In the fourth quarter of 2000, we began selling our product to Amway Corporation, Weis Markets and the Eckerd drugstore chain. In the first quarter of 2001, we announced the receipt of purchase orders from Walgreen Co., Target Corp., Kmart Corp., Rite Aid Corp., Ames Department Stores Inc., and Fred Meyer Stores. During the second quarter of 2001, we announced the receipt of purchase orders from Dick's Sporting Goods, Nash-Finch Company, Dunham's Athleisure Corporation, Duane Reade Inc., QVC, Inc. and Longs Drug Stores Corporation. Before that time we sold our product to smaller regional retail and commercial and institutional customers.

         Within the United States our existing product is distributed directly to retailers and institutionally through third party distributors. Upon obtaining regulatory approval, we plan to distribute future products utilizing IBC formulations through the same channels. Durstrand International Limited was granted exclusive distribution rights (subject to minimum purchase requirements) in designated territories in Southeast Asia and was responsible for obtaining and maintaining required foreign regulatory approvals for our products. We served notice in October 2000 that this exclusivity would be revoked if Durstrand did not purchase at least $200,000 of product within 60 days. Since no effort was made by Durstrand to cure, in January 2001 we served notice that their rights were no longer exclusive. In April 2001, Durstrand was given 60-day notice of termination for cause and as a result, the Distribution Agreement with Durstrand was terminated. Through the joint venture formed with IBC, we anticipate granting distributorships in other territories that will have similar minimum purchase requirements.

         We typically sell inventories to third party distributors at negotiated prices. The products are then re-sold by the distributors to a variety of customers.

         Our hand sanitizer and first-aid antiseptic product has been launched at Walgreen Co., Kmart Corp., Target Corp., Rite Aid Corp., Wal-Mart Stores, Inc., Do-It-Best Corp., Fred Meyer Stores, the Eckerd drug chain, Dick's Sporting Goods, Nash-Finch Company, Dunham's Athleisure Corporation, Duane Reade Inc., QVC, Inc., Longs Drug Stores Corporation,


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

Ames Department Stores, Inc. and regional food, drug and sporting goods chains in the United States. In January 2001, we launched our first national consumer advertising campaign, which includes national radio, print and web promotions. Two nationally syndicated radio show hosts, Delilah and Lia, provide Preventx(R) product endorsements and testimonials. Preventx(R) will also be recognized as a sponsor on both hosts' websites. Free-standing inserts are scheduled to run in newspapers nationwide with their release scheduled to focus on various "germ seasons" such as cold and flu, back to school and the summer and winter holidays. We plan to rely on advertising, sales promotion, and point-of-sale merchandising programs in our marketing and advertising efforts to build brand awareness, draw consumers to our products, communicate unique features and benefits over alcohol-based products, and generate sales for our germ protection products. Additionally, we operate an Internet web site that provides useful information about our current and future products.

DEPENDENCE ON SIGNIFICANT CUSTOMERS AND SUPPLIERS

         Wal-Mart Stores, Inc. comprised 56% of our sales in 2000. Due to a significant decline in its overall hand sanitizer sales during the past year, Wal-Mart Stores significantly reduced the space dedicated to this product category in its health and beauty aids departments in the first quarter of 2001. Wal-Mart was an active customer in the first quarter of 2001, but is not expected to be a significant customer in the remainder of the year. We believe that these sales will be more than offset by gains in distribution in our targeted channels. In the second half of 2000, we began sales to Do-It-Best Corp., Amway Corporation, Weis Markets and the Eckerd drug chain, and during the first quarter of 2001 we began selling to Walgreen Co., Rite Aid Corp., Longs Drug Stores Corp., Target Corp., Kmart Corp., Ames Department Stores Inc. and Fred Meyer Stores. During the second quarter of 2001, we began selling to Dick's Sporting Goods, Nash-Finch Company, Dunham's Athleisure Corporation, Duane Reade Inc., QVC, Inc. and Longs Drug Stores Corporation. We believe that in the remainder of 2001 we will continue to develop relationships with other large regional and national retail drug, grocery, hardware, sporting goods and discount chains. Having these additional customers will lessen the significance of the reduction in sales to Wal-Mart Stores.

         Presently, Canadian Custom Packaging ("CCP") is the sole manufacturer of the IBC formulation used in our hand sanitizer and first-aid antiseptic products. We do not have a written agreement with this supplier. We believe that the raw materials required for our product are readily obtainable from a variety of sources and CCP has experienced no difficulties or unexpected costs to date in purchasing the raw materials. Although we have experienced no difficulties or unexpected costs in purchasing finished products from CCP, we are exposed to the risk that CCP will be unable or unwilling to supply our product in a timely or cost efficient manner or at all. We have addressed this risk by maintaining an inventory level that is adequate to meet our customers' demands during a short supply interruption, and by obtaining contingent business interruption insurance coverage on CCP's facility. However, a lengthy delay or interruption in the supply of raw materials or finished products would significantly impair our ability to compete, would cause a loss of revenue and could cause a loss of significant customers. If CCP became unable or unwilling to supply our product, we believe that a new supplier could be qualified and begin production within sixty days.

STRATEGIC RELATIONSHIPS

INTERNATIONAL BIOSCIENCE CORPORATION LICENSE

         In August 2000 we announced a complete settlement of our litigation with IBC relating to our license agreement with IBC. As part of the settlement, we executed a new license agreement with IBC that grants us the exclusive right to purchase, use, have used, sell and have sold the licensed products in the United States. The new license agreement requires us to pay a 5% royalty to IBC on net sales of licensed products in the United States. The initial term of the agreement is ten years with automatic renewal for additional ten year terms. IBC has the right to terminate the agreement if we do not sell any licensed products in the United States for a period of two years.

         As part of the agreement, IBC agreed to fund clinical trials for the GEDA Plus(R) microbicidal contraceptive gel, with a commitment to invest, if necessary, up to $10 million to fulfill all requirements for FDA approval of the product. The trials will test the efficacy and safety of the GEDA Plus(R) microbicidal contraceptive gel against various sexually transmitted diseases including HIV. We have agreed to expend up to $10,000,000, if necessary, to market the licensed products in the United States over the first five years of the agreement. Additionally, we have executed a trademark license with IBC that permits and requires us to use IBC's GEDA(R) logo, to the extent available, on all licensed products sold in the United States. The term of the trademark license runs concurrently with the term of the license agreement from IBC to us. IBC has the right to terminate the trademark license if we do not sell any licensed products in the United States for a period of two years.


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

         Also as part of the settlement, we have agreed that IBC shall have the full and exclusive rights to sell its IBC formulated products in Brazil. In addition, we have executed a trademark license with IBC that permits them to use, to the extent available, our Preventx(R) trademark and associated trade dress in Brazil in exchange for paying us a 5% royalty on net sales of licensed products in Brazil. The initial term of the trademark license is ten years with automatic renewals for additional terms of ten years. We have the right to terminate the trademark license upon termination of the operating agreement for the joint venture, which we formed with IBC as part of the settlement.

         In exchange for the issuance of 5,000,000 shares of our common stock, IBC will forego the payment by our company of any further minimum guaranteed royalties, which totaled $13,657,000 for the seven years remaining in the initial term of the original license agreement and $46,311,000 in the first ten-year renewal term of the original license agreement. In addition, we granted IBC an option to purchase another 2,226,000 shares of our common stock, having an exercise price of $0.83 per share and vesting based upon IBC's completion of critical strategic initiatives. The 5,000,000 shares of common stock as well as any shares acquired upon exercise of the 2,226,000 options are subject to a voting agreement, wherein an irrevocable proxy to vote these shares is given to Lawrence D. Bain, Chairman of the Board of Directors of Empyrean Bioscience, Inc.

         We also previously acquired sub-licensing rights for the hand sanitizer and first-aid antiseptic in the United States from Prevent-X Inc. The term of the license extends to July 20, 2008, subject to renewal options for additional 10-year terms.

IBC JOINT VENTURE

         As part of our August 2000 settlement of all legal disputes between IBC and us, we also announced that we had formed a joint venture with IBC to make, have made, use, have used, sell and have sold licensed products throughout the world with the exception of the United States and Brazil. The joint venture is a limited liability corporation owned fifty-percent by us and fifty-percent by IBC. A put agreement between IBC and us provides that upon a change of control (as defined in the agreement) of either IBC or us, the other party has the right, but not the obligation, to sell its interest in the joint venture at the fair market value, to the acquirer of the controlling interest, IBC or us, as the case may be.

         An operating agreement has been executed between the parties that provides for the joint venture to be managed by a board of managers consisting of six managers, three managers to be appointed by IBC and three managers to be appointed by us. Our marketing personnel and IBC's scientific personnel will coordinate new product development.

         Coincident with the formation of the joint venture, we executed a trademark license with the joint venture and IBC also executed a trademark license as well as a license agreement with the joint venture. Our trademark license with the joint venture permits the joint venture to use, to the extent available, the Preventx(R) trademark and associated trade dress on all of the licensed products sold by the joint venture, with a term that runs until the expiration or termination of the joint venture operating agreement unless terminated by us if the joint venture does not sell any licensed products for a period of two years.

         Similarly, the trademark license from IBC to the joint venture permits and requires the joint venture to use, to the extent available, the GEDA(R) logo on all of the licensed products sold by the joint venture, with a term that runs until the expiration or termination of the joint venture operating agreement unless terminated by IBC if the joint venture does not sell any licensed products for a period of two years. The license agreement from IBC to the joint venture grants the joint venture an exclusive, royalty-free right and license to make, have made, use, have used, sell and have sold the licensed products worldwide with the exception of the United States and Brazil, with a term that runs until the expiration or termination of the joint venture operating agreement, unless terminated by IBC if the joint venture does not sell any licensed gel product for a period of two years after the gel product has been approved for sale by the USFDA.

PREVENT-X SUB-LICENSE

         In July 1998, we entered into a sub-license agreement with Prevent-X, Inc., a Miami, Florida based marketing company. This agreement provides us with exclusive rights to manufacture, market, and sell our hand sanitizer and first-aid antiseptic product in the United States. These rights were previously licensed to Prevent-X by IBC. This sub-licensing agreement also provided for the acquisition of the Preventx(R) trade name, marks and logos. We acquired these rights in exchange for up-front payments of 225,000 shares of our common stock, $50,000 cash, and continuing royalty payments of 5% of net sales of the hand sanitizer and first-aid antiseptic sold in the United States. The initial term of the agreement is ten years, based on Empyrean meeting the conditions of the agreement.



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



HANDL-IT INC. ALLIANCE

         Effective March 2, 2000, we engaged Handl-It Inc. of Cleveland, Ohio to provide us with a portfolio of outsourcing services including finished goods warehousing, distribution, customer service, order processing, invoicing and accounts receivable management. The arrangement covers all of our infectious disease preventative products. Handl-It is able to provide these services more efficiently and at a more competitive cost than our previous provider of these services. We have no long-term agreement with Handl-It.

DURSTRAND INTERNATIONAL LIMITED

         On April 28, 1999, we entered into a distribution agreement with Durstrand International Limited, a British Virgin Islands company. The agreement provided Durstrand with exclusive rights for three years (and automatic renewal for two additional ten-year terms if the agreement's provisions were met by both parties), to distribute the Preventx(R) hand sanitizer and, when approved by the appropriate regulatory bodies, the GEDA Plus(R) contraceptive gel, in the Philippines, Singapore, Thailand, Indonesia, Malaysia, Cambodia, Myanmar and Vietnam. Durstrand paid $500,000 for the exclusive rights to the Preventx(R) hand sanitizer and first-aid antiseptic product and was to pay $600,000 for the exclusive rights to the GEDA Plus(R) microbicidal contraceptive gel 120 days following approval of claims related to our products by the FDA. There have been no purchases to date. Durstrand was to have purchased a minimum annual amount of either product to maintain its exclusive rights as follows:

 YEAR ENDING APRIL 28,                     MINIMUM ANNUAL PURCHASES
----------------------                     ------------------------
2000                                      $         400,000
2001                                              1,000,000
2002                                              3,000,000
2003 and thereafter                       115% of annual minimum purchases
                                          in the immediately preceding year

         Durstrand has not satisfied the minimum purchase requirement of $400,000 that was due by April 2000. As a result, under the terms of the exclusive distribution agreement, we served notice in October 2000 of our intent to revoke Durstrand's exclusivity in the defined territory if Durstrand did not purchase at least $200,000 of product within 60 days. Since no effort was made by Durstrand to cure, in January 2001 we served notice that their rights were no longer exclusive. In April 2001, Durstrand was given 60-day notice of termination for cause and as a result, the Distribution Agreement with Durstrand was terminated.

         In accordance with the settlement of our suit with IBC, rights to manufacture, sell and grant distribution rights for the licensed products outside the United States and Brazil will now be vested in the joint venture formed with IBC.

SUNBEAM(TM) AND COLEMAN(R) LICENSES

         In October 1999, we entered into separate license agreements with Sunbeam Corporation and The Coleman Company, Inc., which is wholly-owned by Sunbeam Corporation. The licenses are non-exclusive. They allow us to use the Sunbeam(TM) and Coleman(R) trademarks in connection with the sale and distribution, throughout the United States and Canada, of our hand sanitizer and first-aid antiseptic, towelettes, disinfectant surface spray and baby wipes. The licenses expire on December 31, 2002. We can renew the licenses until December 31, 2005 if we meet the renewal terms under the agreements.

         We are required to pay Sunbeam a royalty based on net sales of the Sunbeam licensed products. Sunbeam has the right to terminate the agreement if we fail to timely pay the higher of the applicable royalty percentage based on net sales or annual minimum royalties in the amounts of $20,000, $60,000 and $120,000 in 2000, 2001 and 2002, respectively, or if we fail to achieve minimum sales for the Sunbeam licensed products.

         We are required to pay Coleman(R) a royalty based on net sales of the Coleman(R) licensed products. Coleman(R) has the right to terminate the agreement if we fail to timely pay the higher of the applicable royalty percentage based on net sales or annual minimum royalties in the amounts of $25,000, $50,000 and $100,000 in 2000, 2001 and 2002, respectively, or if we fail to achieve minimum sales for the Coleman(R) licensed products.

         In April 2001, our license agreement with Sunbeam was terminated effective December 31, 2000. Concurrent with the termination of the license agreement with Sunbeam, our license agreement with Coleman(R) was amended to increase the annual minimum royalties related to our use of the Coleman(R) trademark in the sale and distribution of our products throughout the United States and Canada to $110,000 and $220,000 in 2001 and 2002, respectively. We had made no product sales using the Sunbeam(TM) trademark since the acquisition of the licensing rights in October 1999. No other terms of the agreement were amended.

MANUFACTURING AND QUALITY CONTROL

         As part of the settlement of all legal disputes between IBC and us, we each agreed that licensed products would only be manufactured by approved manufacturers and that the joint venture entered into between the parties would be responsible for approving such manufacturers. The manufacturing of our hand sanitizer and first-aid antiseptic, licensed to us by IBC, is currently performed by an independent manufacturer, Canadian Custom Packaging, a Canadian entity located in Toronto, Ontario. CCP is the sole manufacturer of the IBC formulation and performs production and filling of the lotion product into tubes and bottles, labeling and packaging. CCP supplies the lotion formulation in bulk to towelette manufacturers who apply the lotion to the towelettes and label and package the finished product. All of the raw materials used in the formulation are purchased by CCP. CCP's manufacturing of, and purchase of raw materials for, the hand sanitizer and first-aid antiseptic are done according to IBC's specifications. We believe that the raw materials required for our products are readily obtainable from a variety of sources. We have experienced no difficulties or unexpected costs to date in purchasing the raw materials. CCP's manufacturing facility is required to meet, and currently meets, good manufacturing practices which include regulations adopted by the FDA and is subject to periodic inspection by the agency. It is also ISO 9001 certified.

RESEARCH AND DEVELOPMENT

         Effective with the settlement of the IBC litigation, responsibility for research and development of products based on the IBC formulation rests exclusively with IBC. We currently focus all of our market research and development resources and efforts on the research and development of additional applications and markets for the Preventx(R) antimicrobial products licensed to us by IBC. In addition, we intend to pursue strategic relationships with biotechnology companies and research institutions for other products to complement our line of Preventx(R) products. We spent $0 in 2000 and $14,500 in 1999 for research and development activities.

PROPRIETARY RIGHTS

         With the exception of the surface disinfectant cleaner announced in December 2000, we license all of the product and manufacturing formulas used in our infectious disease preventative products from IBC. Although we believe the formulas and underlying manufacturing techniques are proprietary, they are subject to current litigation by a third party claiming prior worldwide licensing and marketing rights. To date, we hold no patents on our products. These products use common compounds in formulas that we believe are difficult to copy and manufacture. The IBC formulas are primarily protected by trade secret protections and through contractual confidentiality obligations of our employees, contracting parties, independent contractors, manufacturers and other collaborators. We rely on trade secret protection, confidentiality obligations, know-how, and continuing technological innovations and licensing opportunities to develop and maintain our competitive position.

GOVERNMENT REGULATION

         The products we market and intend to market are subject to regulatory approval in both the United States and in foreign countries. The following discussion outlines the various kinds of reviews to which our products may be subjected before receiving approval for marketing in the United States and abroad.

REQUIREMENTS IN THE UNITED STATES

         The production, distribution and marketing of our products and IBC's research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities. In the United States, drugs are subject to extensive federal regulation, ordinarily including the requirement of approval by the FDA before marketing may begin, and, to a lesser extent, state regulation. The Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, and other federal and state statutes and regulations apply, among other things, to the testing, manufacture, safety, efficacy, labeling, distribution, storage, record keeping, approval, advertising, marketing and sale of our products. Product development and approval within the regulatory scheme will vary based on the type of product, required testing and the desired product claims and could take a number of years and involve the expenditure of substantial resources.

         The standard process required by the FDA before a new drug may be marketed in the United States includes:

         -    preclinical laboratory and animal tests;

         - submission to the FDA of an application for an investigational new drug;

         - preliminary testing of the drug in people to evaluate the drug and its manner of use; and

         - adequate and well-controlled testing of the drug in people to establish the safety and effectiveness of the drug for its intended use.

         Domestic and foreign manufacturing establishments, such as CCP, the sole manufacturer of the IBC formulation, are subject to inspections by the FDA and by other federal agencies and by state and local agencies, and must comply with current good manufacturing practice requirements. If the FDA or other agencies note violations during an inspection, distribution of clinical materials for investigational use or production lots for commercial use may be halted and, possibly, other sanctions imposed. Commercial marketing of our existing and proposed products (other than our disinfectant surface spray introduced in December 2000), depending on the ingredients, claims, and the outcome of the FDA's Over-the-Counter Drug Review, may occur only after approval of new drug applications by the FDA. The application review process frequently takes two to four years or longer to complete and the FDA may require IBC to perform additional studies to gain approval that may take several years to complete.

         In 1972, the FDA instituted an ongoing review process to evaluate the safety and effectiveness of Over-the-Counter drugs. Through this process, the FDA issues regulations called monographs that set forth the specific active ingredients, dosages, indications and labeling statements for Over-the-Counter drugs that the FDA generally recognizes as safe, effective and branded properly and therefore not subject to pre-market approval. Over-the-Counter drugs not covered by proposed or final regulations are subject to pre-market review and approval through the New Drug Application process.

         Under the FDA's current monograph OTC regulations, active product ingredients are classified as one of three categories: (i) Category 1 - ingredients recognized as safe, effective and not misbranded; (ii) Category 2 - ingredients not recognized as safe or effective, or ingredients that are misbranded; and (iii) Category 3 - ingredients that require further testing prior to being designated Category 1 or 2.

         We currently market our hand sanitizer and first-aid antiseptic product under two separate proposed monographs, a hand sanitizer monograph and a first-aid antiseptic monograph. We believe that all of our current product claims are allowable under the proposed hand sanitizer and first-aid monographs. However, benzalkonium chloride, the active ingredient in our hand sanitizer and first-aid antiseptic, is designated as a Category 1 ingredient for first-aid antiseptics and as a Category 3 ingredient for hand sanitizers.

         The monographs for hand sanitizers as well as first-aid antiseptics are proposed and we are unable to predict when the regulations will be finalized. The FDA has not announced any timetable for issuing final monographs. While it is permissible to market products with active ingredients classified as Category 3 under a proposed monograph, unless our active ingredient is included as a Category 1 ingredient in the final hand sanitizer monograph, we may not be able to identify the product as a hand sanitizer and may not be permitted to make all of the claims that we currently make. Should any changes be necessary, we believe that we would have twelve months to change our product labeling once the final regulations were issued.

         We are subject to federal, state and local environmental laws. We believe that we are in material compliance with applicable environmental laws in connection with our current operations.

REQUIREMENTS IN FOREIGN COUNTRIES

         There is a wide variation in the approval or clearance requirements necessary to market in foreign countries. The requirements range from virtually no requirements to a level comparable to those of the FDA. For example, many lesser-developed countries have minimal regulatory requirements, while many developed countries, such as Japan, have conditions as stringent as those of the FDA. Many lesser-developed countries, including many countries in Africa, allow products evaluated and accepted by the World Health Organization ("WHO") to be sold. A country must request WHO acceptance before the WHO will evaluate the product. FDA acceptance is not a substitute for foreign governmental approval or clearance.

         During its period of exclusivity, our former Southeast Asia distributor had not obtained applicable approvals in any of the countries within its territory.

COMPETITION

PREVENTX(R) HAND SANITIZER AND FIRST-AID ANTISEPTIC

         There are a number of competitors in the consumer hand sanitizer market, including Dial Corporation, GoJo Industries, Colgate-Palmolive Company and Reckitt & Coleman, Inc. Most current products use a 60% or higher concentration of either alcohol or triclosan as their active ingredients. Some of the competitive products have active ingredients similar to Preventx(R). Alcohol-based hand sanitizers in the United States are sold largely based on price competition. However, we feel that the benefits of the IBC alcohol-free formula justify a slight premium over the alcohol-based products.

ANTIBACTERIAL SURFACE DISINFECTANT CLEANER AND DISINFECTANT SURFACE SPRAY

         There are numerous competitors in the surface cleaning market, both in the United States and worldwide, including Reckitt & Coleman Inc. (which markets the Lysol brand), Clorox Corporation and Dial Corporation. Our Coleman(R) Antibacterial Surface Disinfectant Cleaner competes directly with these brands. However, we market it as part of a complete germ protection program.

         We plan to sell the disinfectant surface spray with the IBC formulation as an antibacterial surface spray that is safe to be used near food and that does not give any after taste or odor. We expect that it will be as strong and as effective as other sprays that cannot be used near food because they are lethal to ingest. We intend to sell the product at a premium price. We believe that the IBC surface spray will compete against other surface cleaners based on product differentiation and, to a lesser extent, price. Price competition would place us at a competitive disadvantage.

BABY WIPES

         Together, Kimberly-Clark Corporation and Proctor and Gamble Co. account for approximately 69% of the baby wipe market. All other manufacturers, including Drypers Corporation and Playtex Products, Inc. share the remaining 31% of the market. Products are classified as super-premium, premium, private label, average and low end. We believe that our baby wipe will be sold as a super premium product due to the benefits that it is expected to offer the consumer. Using a formulation similar to that found in the hand sanitizer and first-aid antiseptic, our baby wipes will be alcohol- free, non-irritating, non-toxic, anti-bacterial and long-lasting. Through additional testing to be performed by IBC, we also believe we will be able to present the product as aiding in the prevention of diaper rash. As a result, we believe that our product will have significant advantages over products on the market today and permit us to command a premium price.

DISINFECTANT SURFACE SPRAY

         There are numerous competitors in the surface cleaning market, both in the United States and worldwide, including Reckitt & Coleman Inc. (which markets the Lysol brand), Clorox Corporation and Dial Corporation.

         We plan to sell the disinfectant surface spray with the IBC formulation as an anti-bacterial surface spray that is safe to be used near food and that does not give any after taste or odor. We expect that it will be as strong and as effective as other sprays that cannot be used near food because they are lethal to ingest. We intend to sell the product at a premium price. We believe that the IBC surface spray will compete against other surface cleaners based on product differentiation and, to a lesser extent, price. Price competition would place us at a competitive disadvantage.

GEDA PLUS(R) MICROBICIDAL CONTRACEPTIVE GEL

         There are a number of microbicidal products that are in various stages of development, several of which we believe are in Phase III clinical trials at this time. However, much controversy surrounds other products in Phase III trials whose formulations contain nonoxynol-9, which can cause genital irritation. In fact, a Phase III study of a nonoxynol-9 product completed in June 2000 resulted in a lower incidence of HIV infection for the placebo, rather than for the nonoxynol-9 product.

As a result, some organizations are calling for a total ban of nonoxynol-9 products based on the premise that nonoxynol-9 actually promotes the transmission of HIV. our gel does not contain nonoxynol-9 and, in a clinical trial, did not cause genital irritation.

         The GEDA Plus(R) microbicidal contraceptive gel, if approved in the United States, will be sold as a vaginal contraceptive gel and anti-infective barrier. The product will be sold at a premium over contraceptive gels that cannot claim an anti-infective barrier. We believe that our gel will compete against other contraceptive products on the basis of product differentiation and, to a lesser extent, price. To the extent we compete based on price, we will be at a competitive disadvantage.

         Many of our competitors have substantially greater financial and marketing resources than we have.

EMPLOYEES

         As of June 18, 2001, we employed seven full-time personnel. These employees are involved in executive, corporate administration, operations, and sales and marketing functions.

PROPERTIES

         Our corporate facility is located in a suburb of Cleveland, Ohio and consists of approximately 2,000 square feet of executive office space. We lease this facility for a monthly base rent of $1,850. The lease expires in January 2002. We believe that our facilities are adequate for our needs for the foreseeable future.

LEGAL PROCEEDINGS

         We were the plaintiff in an action that was filed in the United States District Court, Southern District of Florida Case No.00-8300. In this federal court action, we brought suit against IBC and two of its principals for fraud in the inducement, tortious interference with a business relationship and breach of contract in connection with the Company's original license from IBC of certain technology. We entered into a settlement agreement with IBC on August 9, 2000. This case against IBC was settled by the filing of a Stipulation of Dismissal with the United States District Court on August 17, 2000.

         In this federal court action, a company called Optima Holding Co. Ltd. intervened claiming that it has an exclusive prior right to use the same technology by virtue of a joint venture agreement entered into between IBC and Optima. Optima has asserted claims against us for injunctive relief, conversion and tortious interference with a business relationship. On August 18, 2000, Optima, together with Mercury Technology Corp. (Delaware) and Mercury Technology Corp. (Bahamas) (collectively "Mercury") amended its original intervention complaint to add two counts of patent infringement against both us and IBC, alleging that we willfully infringed U.S. Patent Nos. 3,594,468 and 4,321,277. Empyrean and IBC have each filed motions in the federal action seeking the dismissal of Mercury's patent infringement claims. Mercury later dropped its claim of infringement of U.S. Patent No. 3,594,468. On April 4, 2001, the court issued a Final Order of Dismissal granting the motions of Empyrean and IBC to seek dismissal of the patent infringement claims and declining to exercise jurisdiction over the remaining state claims.

         We are a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This state court action alleges that we tortiously interfered with Optima and Mercury's contractual relationship with IBC. Optima and Mercury claim that they had prior rights to the IBC formulation and products and that we induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against us. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with us. The state court action was informally abated while the parties pursued their remedies in the federal action. Since the federal action is dismissed, it is likely that the state court action will resume. If we are not successful in the state court action, we could lose the right to market, sell or manufacture our hand sanitizer product and other products currently under development. Should any court judgment be entered precluding our rights to the products, IBC has agreed as part of our overall litigation settlement to secure its obligations to us by granting us the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

         We were a defendant in an action that was filed by Integrated Commercialization Solutions, Inc. on November 14, 2000 in the United States District Court, Central District of California, Southern Division. The action alleged that we breached a contract and sought damages of at least $445,000 plus interest and attorneys fees. During June 2001, we entered into a settlement agreement and mutual release with ICS and agreed to pay ICS $24,000 in twelve equal monthly installments of $2,000 each plus 200,000 shares of Empyrean common stock. A dismissal entry was filed with the court on June 22, 2001.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

         The following table sets forth the names of all of our current directors and executive officers as of June 18, 2001, with each position and office held by them and their periods of service in the capacities listed.

                                                                                    YEAR FIRST
                                                                                    ELECTED OR             YEAR TERM
            NAME                 AGE           POSITION WITH THE COMPANY             APPOINTED              EXPIRES
            ----                 ---           -------------------------             ---------              -------

Lawrence D. Bain                 51     Chairman of the Board of Directors              1999                2003
Richard C. Adamany               48     President and Chief Executive Officer           1999                2004
                                        and Director
Bennett S. Rubin                 43     Executive Vice President, Chief                 1999                2004
                                        Operating Officer, Secretary and
                                        Director
Robert G.J. Burg, II             44     Director                                        1998                2002
Michael Cicak                    66     Director                                        1999                2002
Andrew J. Fishleder, M.D.        48     Director                                        1998                2003
Brenda K. Brown                  40     Vice President and Chief Financial              2000                  --
                                        Officer

         Starting with the election of directors by stockholders on March 20, 2001, the Board of Directors was divided into three classes with each director serving a three-year term after the initial term. Stockholders will elect the directors of each Class for three-year terms at the appropriate annual meetings of stockholders.

         Mr. Bain was appointed a director on August 6, 1999 and became Chairman of the Board on January 1, 2000. His current term will expire in 2003. Mr. Bain has served as a Senior Vice President in the investment banking division of Stifel, Nicolaus & Company, Incorporated since 1999. Previously, Mr. Bain was a Managing Director with Everen Securities and a Senior Vice President with both Morgan Stanley Dean Witter and E.F. Hutton Company. Mr. Bain also wholly owns Uptic Investment Corp., which provides financial advisory services. He currently serves as a trustee for Cleveland's Leprechaun Society charity.

         Mr. Adamany was appointed Executive Vice President, Chief Operating Officer and Chief Financial Officer on September 7, 1999 and was promoted to President, Chief Executive Officer and Chief Financial Officer on January 1, 2000. On August 1, 2000, Mr. Adamany relinquished the title of Chief Financial Officer upon the appointment of Brenda K. Brown to that position. He was elected a director on March 20, 2001. His current term will expire in 2004. Prior to joining Empyrean, Mr. Adamany was a 50% owner of Premier Enterprise Partners, LLC, a company formed to acquire, operate and grow companies pursuing long-term capital gains. Mr. Adamany was Executive Vice President and Chief Operating Officer of Advanced Lighting Technologies from 1997 to 1998. From 1992 to 1996, Mr. Adamany was Senior Vice President, Treasurer and Chief Financial Officer of Health O Meter Products Inc. which acquired Mr. Coffee, Inc. where he held the same position.

         Mr. Rubin was appointed Executive Vice President and Chief Marketing Officer and Secretary on September 7, 1999 and was promoted to Executive Vice President, Chief Operating Officer and Secretary on January 1, 2000. He was elected a director on March 20, 2001. His current term will expire in 2004. Prior to joining Empyrean, Mr. Rubin was a 50% owner of Premier Enterprise Partners, LLC, a company formed to acquire, operate and grow companies pursuing long-term capital gains. During 1998, Mr. Rubin was Senior Vice President, Sales of Advanced Lighting Technologies, Inc. From 1995 to 1998, Mr. Rubin held several senior management positions at Invacare Corporation, including Vice President, Marketing and Marketing Services. From 1989 to 1995, Mr. Rubin was Vice President of Sales and Marketing of The Genie Company.

         Mr. Burg was appointed a director on November 20, 1998. His current term will expire in 2002. Mr. Burg has over twenty years experience in sales and marketing. Mr. Burg is currently the President and CEO of SwimEX, a manufacturer of hydrotherapy pools designed for rehabilitation and sports specific training. From January 1998 through January 1999, Mr. Burg was the President of Profile Sports, a golf networking company. Between 1990 and 1998, Mr. Burg was employed by Royal Grip, Inc./Roxxi Caps, which manufacturers and distributes golf grips and sports headwear, and was its President between February 1995 and January 1998. In 1998 and 1999, Mr. Burg was a director of Royal Precision, Inc. which manufactures and distributes golf grips.

         Mr. Cicak was appointed a director on May 26, 1999. His current term will expire in 2002. Mr. Cicak is currently the President and director of McMaster Motor Inc., a newly formed private company and was the President of Solar Cells, Inc., a private holding company from 1996 to 2000. He is currently a member of the Board of Directors of the University of Findlay in Ohio and serves on several corporate boards including First Solar, LLC and Autom.

         Dr. Fishleder was appointed a director on November 20, 1998. His current term will expire in 2003. Dr. Fishleder has been the Chairman of the Division of Education of the Cleveland Clinic Foundation since 1991 and currently serves on its Board of Governors and Medical Executive Committee. Dr. Fishleder is a pathologist and has been a member of the staff of the Cleveland Clinic Department of Clinical Pathology since 1982.

         Ms. Brown was appointed Vice President and Chief Financial Officer on August 1, 2000. Prior to joining Empyrean, Ms. Brown was Vice President and Controller of Republic Technologies International LLC from 1998 to 1999 and held various financial positions with TRW Inc. from 1984 to 1998 including Director, Finance, Seat Belt Systems.

         The directors have served in their respective capacities since their election or appointment and will serve until the their respective terms expire or until a successor is duly elected, unless the office is vacated in accordance with our Articles of Incorporation. The executive officers are appointed by the Board of Directors to serve until the earlier of their resignation or removal with or without cause by the directors.

         There are no family relationships between any directors or executive officers.

BOARD COMMITTEES

         The Board of Directors has an Audit Committee and a Compensation Committee. Two Compensation Committee meetings have been held in 2001. No Compensation Committee meetings occurred in 1999 or 2000. The Audit Committee met twice in 2001 and three times in 2000. The Audit Committee is responsible for, among other things, evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee acts on matters related to the compensation of directors, senior management and key employees. On February 9, 2000, the Board of Directors appointed Lawrence D. Bain as Chairman of the Compensation Committee and Dr. Andrew J. Fishleder as Chairman of the Audit Committee.

DIRECTOR COMPENSATION

         Non-employee directors receive:

     - a quarterly retainer of $2,500, plus $500 per committee meeting attended to be issued quarterly in the form of common stock at the prevailing market rate or cash;

     - a grant of stock options to purchase 100,000 shares of our common stock upon election by the stockholders, subject to board approval; and

     - reimbursement for out-of-pocket expenses associated with attending Board and committee meetings.

         Employee directors receive no additional compensation for serving on the Board.

         The stock options granted to non-employee directors are granted at an exercise price equal to the fair market value of the common stock on the date of grant, are fully vested at date of grant, and expire ten years from the date of grant.

                             EXECUTIVE COMPENSATION

         The following table is a summary of the compensation paid to our Chief Executive Officer and each executive officer that earned over $100,000 in total salary and bonus for each of our three most recently completed fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                             ANNUAL COMPENSATION                           AWARDS
                                             -------------------                           ------
                                                                                       SECURITIES UNDER
                                                                                           OPTIONS
  NAME AND PRINCIPAL                                               OTHER ANNUAL          GRANTED/SARS           ALL OTHER
        POSITION          YEAR       SALARY($)  BONUS($)(3)      COMPENSATION ($)        GRANTED(#)          COMPENSATION($)
        --------          ----       ---------  -----------      ----------------        -----------         ----------------
Richard C. Adamany         2000       $180,000     $90,000              --                    --                    --
President and Chief        1999         49,039        --                --                1,500,000                 -
Executive Officer (1)

Bennett S. Rubin           2000       $170,000     $85,000              --                    --                    --
Executive Vice             1999         49,039        --                --                1,500,000                 --
President, Secretary,
and Chief Operating
Officer (1)

Brenda K. Brown            2000        $43,212     $10,500              --                 125,000                  --
Vice President and
Chief Financial
Officer (2)



(1) Messrs. Adamany and Rubin joined Empyrean in September 1999 and therefore no compensation information for 1998 is provided.

(2) Ms. Brown joined Empyrean in August 2000 and therefore no compensation information for 1999 or 1998 is reported.

(3) Bonuses shown represent amounts earned but not paid in 2000. In 2001, Messrs. Adamany and Rubin and Ms. Brown received common stock awards of 146,341, 138,212, and 17,073 shares, respectively, and will receive cash payments of $30,000, $28,333, and $3,500, respectively, in payment of bonus amounts earned in 2000.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   PERCENT OF
                   NUMBER OF          TOTAL
                   SECURITIES     OPTIONS/SARS
                   UNDERLYING      GRANTED TO    EXERCISE OR
                  OPTIONS/SARS    EMPLOYEES IN   BASE PRICE
       NAME        GRANTED #       FISCAL YEAR    ($/SHARE)     EXPIRATION DATE
       ----        ---------       -----------    ---------     ---------------

Brenda Brown         125,000          28.1%         $0.66       August 7, 2010

We have never issued stock appreciation rights.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED                IN-THE-MONEY
                             SHARES                          OPTIONS/SARS                     OPTIONS/SARS
                          ACQUIRED ON      VALUE          AT FISCAL YEAR-END               AT FISCAL YEAR-END
          NAME              EXERCISE     REALIZED     EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
          ----              --------     --------     -------------------------        -------------------------

Richard C. Adamany             --           --            500,000/1,000,000                      --/--
Bennett S. Rubin               --           --            500,000/1,000,000                      --/--
Brenda K. Brown                --           --                --/125,000                         --/--



EMPLOYMENT AGREEMENTS

         Richard C. Adamany, our President and Chief Executive Officer works under an employment agreement effective as of September 7, 1999. The stockholders elected Mr. Adamany as a director in March 2001. Mr. Adamany earned an annualized base salary of $150,000 until December 31, 1999. His annual base salary increased to $180,000 on January 1, 2000. Mr. Adamany is entitled to participate in an incentive compensation program. If Mr. Adamany is terminated without cause, we are obligated to provide Mr. Adamany twenty-four months of severance pay, including two years of salary and a pro rata portion of his annual bonus and accelerated vesting of options. Mr. Adamany has the option upon termination of accepting a lump sum payment for severance pay, calculated by discounting the stream of payments owed to him using a discount rate of 15%. Mr. Adamany's bonus will be payable no later than ninety days following the close of the fiscal year that he is terminated. Mr. Adamany's agreement also contains confidentiality and non-compete covenants. We have agreed to indemnify Mr. Adamany for actions taken by him as an officer or director of the company and this indemnification will survive his termination. We have agreed to continue liability insurance until five years following Mr. Adamany's termination with us.

         In addition, under his employment agreement, Mr. Adamany was granted options to purchase 1.5 million shares of common stock at an exercise price equal to the fair market value on December 8, 1999. The first option to purchase 50,000 shares of common stock vested upon execution of the employment agreement. Options to purchase 90,000 shares each vested on the last day of each of the second, third, fifth and sixth months following the execution of the employment agreement. Options to purchase 20,000 and 70,000 shares vested on the last day of the fourth month and the first day of the fifth month respectively. The remaining options vested in January 2001 based on the performance of Mr. Adamany and the Company as evaluated by the Board of Directors. The agreement provides that options granted to other members of management will vest upon the same performance criteria as the criteria for Mr. Adamany.

         Bennett S. Rubin, our Executive Vice President and Chief Operating Officer, works under an employment agreement effective as of September 7, 1999. The stockholders elected Mr. Rubin as a director in March 2001. Mr. Rubin earned an annualized base salary of $150,000 until December 31, 1999. His annual base salary increased to $170,000 on January 1, 2000. Mr. Rubin is entitled to participate in an incentive compensation program. If Mr. Rubin is terminated without cause we are obligated to provide Mr. Rubin twenty-four months of severance pay, including two years of salary and a pro rata portion of his annual bonus and accelerated vesting of options. Mr. Rubin has the option upon termination of accepting a lump sum payment for severance pay, calculated by discounting the stream of payments owed to him using a discount rate of 15%. Mr. Rubin's bonus will be payable no later than ninety days following the close of the fiscal year that he is terminated. Mr. Rubin's agreement also contains confidentiality and non-compete covenants. We have agreed to indemnify Mr. Rubin for actions taken by him as an officer or director and this indemnification will survive his termination. We have agreed to continue liability insurance until five years following Mr. Rubin's termination of employment.

         In addition, under his employment agreement, Mr. Rubin was granted options to purchase 1.5 million shares of common stock at an exercise price equivalent to the fair market value on December 8, 1999. The first option to purchase 50,000 shares of common stock vested upon execution of the employment agreement. Options to purchase 90,000 shares each vested on the last day of each of the second, third, fifth and sixth months following the execution of the employment agreement. Options to purchase 20,000 and 70,000 shares vested on the last day of the fourth month and the first day of the fifth month respectively. The remaining options vested in January 2001 based on the performance of Mr. Rubin and the

Company as evaluated by the Board of Directors. The agreement provides that options granted to other members of management will vest upon the same performance criteria as the criteria for Mr. Rubin.

         Brenda K. Brown, our Vice President and Chief Financial Officer, began her employment with Empyrean on August 1, 2000. Ms. Brown's annualized base salary in 2000 was $105,000, plus an incentive compensation plan based upon the attainment of specific individual objectives as well as company performance. Ms. Brown was granted options to purchase 125,000 shares of common stock at an exercise price equivalent to the fair market value on the date of the grant. A portion of the options will vest over time while the balance of the options will vest according to the same performance criteria as the criteria for Messrs. Adamany and Rubin. In January 2001, 31,250 of the options vested based on the performance of Ms. Brown and the Company as evaluated by the Board of Directors. Ms. Brown's employment is not pursuant to an employment agreement.

         Stephen D. Hayter, our former President, Chief Executive Officer, and Chairman of the Board, worked under an employment agreement effective as of September 1, 1999 with a base salary of $180,000 per year. Effective December 31, 1999, Mr. Hayter resigned as President and Chief Executive Officer of the Company and executed a Confidential Settlement Agreement and Release with the Company. Under this agreement Mr. Hayter remained a director of the Company and was entitled to receive as severance his base salary of $180,000 per year and benefits through December 31, 2000, which were paid in full. The Stock Option Agreements and Stock Option Certificates between the Company and Mr. Hayter were also amended to provide that the expiration date for each of the vested options shall be March 31, 2002. Mr. Hayter resigned as a director effective January 31, 2001.

         Raymond E. Dean, our former Chief Operations Officer, resigned in December 1999 and executed a Confidential Settlement Agreement and Release with the Company. Under this agreement Mr. Dean was entitled to receive as severance his base salary of $130,000 per year and benefits through February 29, 2000, which were paid in full. The Stock Option Agreements and Stock Option Certificates between the Company and Mr. Dean were also amended to provide that the expiration date for each of the vested options shall be December 27, 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of June 18, 2001 information about the amount and nature of beneficial ownership of the common stock held by:

         - Each person who we know is a beneficial owner of more than 5% of our outstanding common stock;

         -    Each person who is a director or executive officer of Empyrean;
              and

         -    All of our directors and executive officers as a group.

         The business address of each person listed, other than International Bioscience Corporation, is c/o Empyrean Bioscience, Inc., 23800 Commerce Park Road, Suite A, Cleveland, Ohio 44122. The business address of International Bioscience Corporation is 777 South Flagler Drive, Phillips Point Building, East Tower, Suite 909, West Palm Beach, Florida 33401.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes generally voting powers and investment power with respect to securities. We believe that each individual named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by him, subject to community property laws, where applicable and except where otherwise noted.

         Beneficial ownership is calculated based on 49,637,592 common shares issued and outstanding as of June 18, 2001, under Rule 13d-3(d) of the Securities Exchange Act of 1934. Shares subject to unexercised options, warrants, rights or conversion privileges exercisable within 60 days of June 18, 2001, are deemed outstanding for the purpose of calculating the number and percentage owned by that person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The first column of the following chart represents the total number of actual outstanding shares owned by the named individual, including options and warrants exercisable within 60 days of June 18, 2001. The second column titled "Portion Represented by Options and Warrants" shows the portion of the column one figure represented by options and warrants exercisable within 60 days of June 18, 2001.

                                                                      PORTION
                                                   TOTAL AMOUNT    REPRESENTED BY
NAME OF                                           OF BENEFICIAL     OPTIONS AND      PERCENT OF
BENEFICIAL OWNER                                    OWNERSHIP         WARRANTS         CLASS
----------------                                    ---------         --------         -----
Lawrence D. Bain (1)(2)                              9,893,780         2,226,000        19.1%
Richard C. Adamany                                   2,507,393                 0         5.1%
Bennett S. Rubin                                     2,499,264                 0         5.0%
Robert G.J. Burg II                                    181,030                 0           *
Michael Cicak                                        1,151,030                 0         2.3%
Andrew J. Fishleder, M.D.                              339,909                 0           *
Brenda K. Brown                                        205,773            15,625           *
International Bioscience Corporation (2)             7,370,062         2,345,012        14.2%
Directors and executive officers
 as a group (seven persons)                         16,778,179         2,241,625        32.3%

----------
* less than 1%

(1) The totals for Mr. Bain include 2,062,793 shares owned beneficially by Uptic Investment Corp., a company wholly-owned by Mr. Bain.

(2) The totals for Mr. Bain include 5,000,000 shares owned of record by International Bioscience Corporation and 2,226,000 shares under currently exercisable options issued to IBC, all of which are subject to a voting agreement wherein Mr. Bain has been granted an irrevocable proxy to vote these shares. IBC is free to sell the shares and any shares resulting from the exercise of options in accordance with applicable securities laws. Such shares sold will not be subject to the voting agreement unless a certain volume of sales is exceeded by IBC within a 90-day period. Shares obtained under the exercise of options are also subject to the voting agreement. Should Mr. Bain cease to be a director of Empyrean, he will be succeeded by the then current chairman of the board of directors of Empyrean, provided, however, that Mr. Bain grant an irrevocable proxy to vote his shares to his successor. At the time Mr. Bain ceases to be a director of Empyrean, should he elect not to assign his rights to his successor under an irrevocable proxy or should his total share ownership of Empyrean shares be less than his ownership as of August 9, 2000, the date the agreement was executed, the voting agreement shall be null and void.

         As of June 18, 2001, to our knowledge, there are no arrangements that may, at a subsequent date, result in a change in control of Empyrean.

                               SELLING STOCKHOLDER

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, the selling stockholder will not continue to own any shares of our common stock.

         The following table also sets forth the name of the selling stockholder who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by the selling stockholder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock the selling stockholder will own after the offering, assuming it sells all of the shares offered.

                                             SHARES BENEFICIALLY OWNED                             SHARES BENEFICIALLY OWNED
                                               PRIOR TO THE OFFERING                                   AFTER THE OFFERING
                                             -------------------------         TOTAL               -------------------------
                                                                               SHARES
                 NAME                         NUMBER           PERCENT       REGISTERED(1)          NUMBER           PERCENT
------------------------                      ---------        -------       -------------          ------           -------
Laurus Master Fund, Ltd.                      2,607,000(2)      4.99%          15,214,285             0                 0%

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible note is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Represents 250% of the shares of common stock issuable upon conversion of the convertible note and all of the shares issuable upon the exercise of warrants of the selling stockholder. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) Includes 333,333 shares underlying warrants that are currently exercisable at an exercise price of $0.27 per share. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

                              PLAN OF DISTRIBUTION

         The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

              - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

              - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

              - An exchange distribution following the rules of the applicable exchange.

              -   Privately negotiated transactions.

              - Short sales or sales of shares not previously owned by the seller.

              - A combination of any such methods of sale any other lawful method.

The selling stockholder may also engage in:

              - Short selling against the box, which is making a short sale when the seller already owns the shares.

              - Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

              - Pledging shares to their brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder is, and any broker-dealers or agents that are involved in selling the shares may be, considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling stockholder and its officers, directors, employees and agents, and each person who controls the selling stockholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                        DESCRIPTION OF OUR CAPITAL STOCK


COMMON STOCK

         Our authorized common stock consists of 90,000,000 shares of common stock, par value $.0001 per share. The holders of common stock are entitled to dividends, pro rata, as and when declared by the Board of Directors, to one vote per share at a meeting of stockholders and, upon winding up or liquidation, to receive those of our assets that are distributable to the holders of the common stock upon winding up or liquidation. No common stock has been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking funds.

PREFERRED STOCK

         Our authorized shares of preferred stock consists of 10,000,000 shares, par value of $.0001 per share. Our directors are authorized by our Certificate of Incorporation to issue preferred stock in one or more series and to create and attach special rights and restrictions to a series of shares. No shares of preferred stock have been issued.

ESCROW SHARES

         An additional 710,000 shares of our common stock reserved for the exercise of warrants were issued and are held in escrow under the terms of an Escrow Agreement dated July 9, 1998 among Empyrean, Kaplan Gottbetter & Levenson, LLP and the warrant holders.

WARRANTS

         Set forth below is a table showing the number of warrants to purchase our common stock that are outstanding as of June 18, 2001, the exercise prices payable upon an election to exercise, and the term of each of these warrants:




                                                   CURRENTLY      EXERCISE
ORIGINAL ISSUANCE DATE                            OUTSTANDING    PRICE/SHARE          EXPIRATION
                                                  -----------    -----------          ----------
July 15, 1998 (1)                                    795,492     $ 1.05595     July 9, 2001
Various (November 1999 - March 2000)               1,219,012     $    0.50     2 years from Issuance
March 17, 1999                                        50,000     $    0.75     May 17, 2002
May 3, 2001                                            8,000     $    0.36     May 2, 2006
June 11, 2001                                        333,333     $    0.27     June 11, 2006
                                                   ---------
    Total                                          2,405,837
                                                   =========

----------
(1) These warrants were issued to purchasers of debentures of Empyrean issued in a private placement on the same date.

OPTIONS

         Set forth below is a table showing the number of options to purchase our common stock that are outstanding as of June 18, 2001, the range of exercise prices, average remaining contractual lives, and weighted average exercise prices:

                                    OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                       ----------------------------------------------   ------------------------------
                                         WEIGHTED
                                         AVERAGE          WEIGHTED                        WEIGHTED
                                        REMAINING         AVERAGE                          AVERAGE
     EXERCISE             NUMBER       CONTRACTUAL        EXERCISE        NUMBER          EXERCISE
      PRICE            OUTSTANDING     LIFE (YEARS)        PRICE        EXERCISABLE         PRICE
-------------------    -------------   -------------    -------------   -------------   --------------
    $0.35 - 0.45        2,886,000          7.3            $  0.40         699,000         $  0.38
     0.50 - 0.69        1,482,000          3.4               0.57       1,250,000            0.56
     0.80 - 0.95        3,376,000          6.3               0.87       3,376,000            0.87
                        ---------                                       ---------
                        7,744,000                            0.73       5,325,000            0.64
                       ==========                                       =========

REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent of our common stock is Jersey Transfer and Trust Company, 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the last two fiscal years we have entered into the following transactions with our directors, officers, holders of 5% or more of our common stock, or their affiliates:

LAWRENCE D. BAIN

         Mr. Bain was appointed a director on August 6, 1999 and was appointed the Chairman of the Board on January 1, 2000. In April 1998, we entered into an engagement agreement with Uptic Investment Corp. ("Uptic"), which is controlled by Mr. Bain. Uptic provided financial advisory services to us with respect to obtaining strategic corporate or institutional investors and also facilitated introductions to key customers and distributors. Uptic has been issued warrants to purchase 1,000,000 shares of common stock. Uptic exercised warrants to purchase (i) 250,000 shares in June 1998 at an exercise price of $0.01 per share, (ii) 250,000 shares in August 1999 at an exercise price of $0.01 per share, and (iii) 500,000 warrants in February 2001 at an exercise price of $0.50 per share. Consulting expenses were recorded in the amount of $301,000 in 1999 in accordance with SFAS 123 for the fair value of the warrants.

         In February 1999, Uptic loaned $250,000 with an interest rate of 10% to the Company in exchange for a promissory note and warrants to purchase 100,000 shares of common stock at a price of $0.10. In September 1999, the indebtedness was reduced by $12,500 through Uptic's exercise of warrants to purchase 250,000 shares of common stock at a price of $0.01 and 100,000 shares of common stock at a price of $0.10. The $237,500 loan balance was retired in December 1999 when Uptic acquired 475,000 shares of common stock and warrants to purchase 118,750 shares of common stock at a price of $0.50 through the Company's private placement of securities.

         In February 2000, Uptic loaned $150,000 with an interest rate of 10% to the Company in exchange for a promissory note and options to purchase 75,000 shares of common stock at a price of $0.50. The Company repaid the loan in full in March 2000.

         In September 2000, we granted Mr. Bain options to purchase 250,000 shares of common stock at a price of $0.73 for his role in negotiating the settlement with IBC. In accordance with SFAS 123, litigation settlement expense of $178,000 was recorded for the fair value of the options.

         In November 2000, Mr. Bain, his spouse, and Uptic guaranteed a one-year, $1,000,000 revolving line of credit extended to the Company by a bank. These personal guarantees were required by the lender and their guarantees were in turn secured by the assets of the Company. As consideration for their guarantees, Mr. Bain, his spouse, and Uptic were collectively granted 150,000 shares of the Company's common stock valued at $56,250.

         In February 2001, the Company made loans totaling $677,875 to Mr. Bain and Uptic for the exercise of options and warrants to purchase 1,153,750 shares of common stock. The loans bear interest at 5.48%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006.

         In March 2001, Mr. Bain and Uptic guaranteed a 120-day, $250,000 line of credit extended to the Company by a bank. This guarantee was required by the lender. As consideration for their guarantees, Mr. Bain and Uptic were collectively granted 112,500 shares of the Company's common stock valued at $39,375.

         In June 2001, Uptic executed a bridge loan facility of $100,000 with the Company. As consideration for the execution of this loan, Uptic was granted 45,000 shares of the Company's common stock valued at $9,450.

         In June 2001, Uptic pledged 1,153,750 shares of the Company beneficially owned by Uptic as security for performance of the Company's registration obligations under a Subscription Agreement with Laurus Master Fund, Ltd. As consideration for its pledge, Uptic was granted 117,896 shares of the Company's common stock valued at $26,055.

         The Company reimburses Uptic for expenses incurred on behalf of the Company principally for travel and travel-related expenses of Company directors and officers. The Company believes that amounts reimbursed to Uptic approximate the cost at which these services could be obtained directly from a non-affiliated third party. The expenses eligible for reimbursement totaled $5,353 in 1999 and $76,090 in 2000. Of the 2000 expenses, $44,153 was incurred in conjunction with the negotiation and settlement of the litigation with IBC. In December 2000, Mr. Bain agreed to accept, on behalf of Uptic,

113,247 shares of common stock in the Company in lieu of cash reimbursement for $45,299 of the 2000 expenses. The shares were valued at $0.40 per share, which was the market price of the common stock on the date these shares were issued.

RICHARD C. ADAMANY

         Mr. Adamany is the Company's President and Chief Executive Officer. Mr. Adamany was elected a director on March 20, 2001. Mr. Adamany made a loan of $50,000 with an interest rate of 10% to the Company in November 1999 in exchange for a promissory note. In December 1999, the indebtedness was extinguished in exchange for 100,000 shares of common stock and warrants to purchase 25,000 shares of common stock at a price of $0.50 that were issued through the Company's private placement of securities. In February 2000, Mr. Adamany made a loan of $50,000 with an interest rate of 10% to the Company in exchange for a promissory note and options to purchase 25,000 shares of common stock at a price of $0.50. In February 2000, the indebtedness was extinguished in exchange for 100,000 shares of common stock and warrants to purchase 25,000 shares of common stock at a price of $0.50 that were issued through the Company's private placement of securities.

         In November 2000, Mr. Adamany and his spouse guaranteed a one-year $1,000,000 revolving line of credit extended to the Company by a bank. These personal guarantees were required by the lender and were in turn secured by the assets of the Company. As consideration for their guarantees, Mr. Adamany and his spouse were collectively granted 150,000 shares of the Company's common stock valued at $56,250.

         In January 2001, the Company made loans totaling $766,000 to Mr. Adamany and his spouse for the exercise of options and warrants to purchase 1,700,000 shares of common stock. The loans bear interest at 5.78%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006.

         In June 2001, Mr. Adamany executed a bridge loan facility of $100,000 with the Company. As consideration for the execution of this loan, Mr. Adamany was granted 45,000 shares of the Company's common stock valued at $9,450.

         In June 2001, Mr. Adamany pledged 1,625,000 shares of the Company beneficially owned by him as security for performance of the Company's registration obligations under a Subscription Agreement with Laurus Master Fund, Ltd. As consideration for his pledge, Mr. Adamany was granted 166,052 shares of the Company's common stock valued at $36,697.

BRENDA K. BROWN

         In January and February 2001, the Company made loans of $20,625 and $10,313, respectively, to Ms. Brown, the Company's Vice President and Chief Financial Officer, for the exercise of options to purchase 31,250 and 15,625 shares, respectively, of common stock. The loans bear interest at 5.78% and 5.48%, respectively, are secured by the common stock acquired, and have maturities of January and February 2006, respectively.

ROBERT G.J. BURG II

         In February 2001, the Company made a loan of $38,000 to Mr. Burg, a Company director, for the exercise of options to purchase 100,000 shares of common stock. The loan bears interest at 5.48%, is secured by the common stock acquired, and matures in February 2006.

MICHAEL CICAK

         In February 1999, Mr. Cicak, a Company director, made a loan of $200,000 with an interest rate of 10% to the Company in exchange for a promissory note and warrants to purchase 80,000 shares of common stock at a price of $0.10. In September 1999, the indebtedness was fully extinguished through Mr. Cicak's exercise of warrants to purchase 320,000 shares of common stock at a price of $0.60 and 80,000 shares of common stock at a price of $0.10.

ANDREW J. FISHLEDER, M.D.

         In February 1999, Dr. Fishleder, a Company director, made a loan of $50,000 with an interest rate of 10% to the Company in exchange for a promissory note and warrants to purchase 20,000 shares of common stock at a price of $0.10. In September 1999, the indebtedness was reduced by $2,000 when Dr. Fishleder exercised warrants to purchase 20,000 shares of common stock at a price of $0.10. The $48,000 loan balance was retired in February 2000 in exchange for 96,000 shares of common stock and warrants to purchase 24,000 shares of common stock at a price of $0.50 that were issued through the Company's private placement of securities.

         In February 2001, the Company made loans totaling $65,500 to Dr. Fishleder for the exercise of options and warrants to purchase 145,000 shares of common stock. The loans bear interest at 5.48%, are secured by the common stock acquired, and have maturities ranging from February 2002 through February 2006.

BENNETT S. RUBIN

         Mr. Rubin is the Company's Executive Vice President, Chief Operating Officer and Secretary. Mr. Rubin was elected a director on March 20, 2001. Mr. Rubin made a loan of $50,000 with an interest rate of 10% to the Company in November 1999 in exchange for a promissory note. In December 1999, the indebtedness was extinguished in exchange for 100,000 shares of common stock and warrants to purchase 25,000 shares of common stock at a price of $0.50 that were issued through the Company's private placement of securities. In February 2000, Mr. Rubin made a loan of $50,000 with an interest rate of 10% to the Company in exchange for a promissory note and options to purchase 25,000 shares of common stock at a price of $0.50. In February 2000, the indebtedness was extinguished in exchange for 100,000 shares of common stock and warrants to purchase 25,000 shares of common stock at a price of $0.50 that were issued through the Company's private placement of securities.

         In November 2000, Mr. Rubin, his spouse, and a personal trust for the benefit of his family guaranteed a one-year $1,000,000 revolving line of credit extended to the Company by a bank. These personal guarantees were required by the lender and were in turn secured by the assets of the Company. As consideration for their guarantees, Mr. Rubin, his spouse and the trust were collectively granted 150,000 shares of the Company's common stock valued at $56,250.

         In January 2001, the Company made loans totaling $766,000 to Mr. Rubin and his spouse for the exercise of options and warrants to purchase 1,700,000 shares of common stock. The loans bear interest at 5.78%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006.

         In June 2001, Mr. Rubin executed a bridge loan facility of $100,000 with the Company. As consideration for the execution of this loan, Mr. Rubin was granted 45,000 shares of the Company's common stock valued at $9,450.

         In June 2001, Mr. Rubin pledged 1,625,000 shares of the Company beneficially owned by him as security for performance of the Company's registration obligations under a Subscription Agreement with Laurus Master Fund, Ltd. As consideration for his pledge, Mr. Rubin was granted 166,052 shares of the Company's common stock valued at $36,697.

INTERNATIONAL BIOSCIENCE CORPORATION

         In August 2000, as part of the settlement of our litigation with IBC, Empyrean granted IBC 5,000,000 shares of common stock and an option to purchase 2,226,000 shares of common stock. The options have an exercise price of $0.83 per share and have all vested based upon IBC's completion of critical strategic initiatives.

DAVID TEWS

         Mr. Tews was a director between January 27, 1997 and November 20, 1998. We entered into a consulting services agreement with International Trade Group, Inc., which is a private company controlled by Mr. Tews. ITG, under the agreement, provided consulting services to us with respect to strategic planning and business development for a monthly fee of $6,000 and a one-time grant of 250,000 stock options exercisable for three years at $0.83 per share. The 250,000 stock options were granted on June 16, 1998 and expired unexercised. The agreement was for a term of three years starting June 16, 1998. We terminated this agreement effective October 15, 1999.

ANDREW POLLET

         Mr. Pollet was a director between March 24, 1997 and November 20, 1998. Pollet Law, a law firm which Mr. Pollet founded and is the principal shareholder, provided us with legal services. We incurred legal expenses from Pollet Law in the amount of $64,518 in 1999.

                         SHARES ELIGIBLE FOR FUTURE SALE


         SHARES OUTSTANDING AND FREELY TRADABLE AFTER OFFERING. Upon completion of this offering, we will have approximately 64,851,877 shares of common stock outstanding, assuming the conversion of all convertible notes and the exercise of all warrants held by the selling stockholder. The shares to be sold by the selling stockholder in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         RULE 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 648,519 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

            EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

         HOW TO OBTAIN MORE INFORMATION ABOUT EMPYREAN BIOSCIENCE, INC.

            We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

       We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by its selling stockholder. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling stockholder, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                  LEGAL MATTERS

            The validity of the common stock offered hereby will be passed upon for us by Sichenzia, Ross & Friedman LLP, New York, New York.

                                     EXPERTS

         Grant Thornton LLP, independent auditors, have audited our consolidated financial statements as of December 31, 2000 and 1999, and for the years then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Registration Statement. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----

Report of Independent Certified Public Accountants.....................   F-2

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

   Consolidated Balance Sheets.........................................   F-3

   Consolidated Statements of Operations...............................   F-4

   Consolidated Statement of Stockholders' Equity (Deficit)............   F-5

   Consolidated Statements of Cash Flows...............................   F-6

   Notes to Consolidated Financial Statements..........................   F-7

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIOD ENDING MARCH 31, 2001

   Condensed Consolidated Balance Sheets...............................   F-19

   Condensed Consolidated Statements of Operations.....................   F-20

   Condensed Consolidated Statement of Stockholders' Equity (Deficit)..   F-21

   Condensed Consolidated Statements of Cash Flows.....................   F-22

   Notes to Condensed Consolidated Financial Statements................   F-23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



BOARD OF DIRECTORS AND STOCKHOLDERS
EMPYREAN BIOSCIENCE, INC.

We have audited the accompanying consolidated balance sheets of Empyrean Bioscience, Inc. and its wholly-owned subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Empyrean Bioscience, Inc. and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Empyrean Bioscience, Inc. will continue as a going concern. As shown in the consolidated financial statements, Empyrean Bioscience, Inc. incurred a net loss of $8,459,000 during the year ended December 31, 2000 and, as of that date, Empyrean Bioscience, Inc. has a deficit in stockholders' equity of $1,828,000. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about Empyrean Bioscience, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                          /s/ GRANT THORNTON LLP



Cleveland, Ohio
January 31, 2001 (except for the second paragraph of Note 1, as to which the date is March 21, 2001 and except for the fourth paragraph of Note 2, as to which the date is March 16, 2001)

                            EMPYREAN BIOSCIENCE, INC.

                           CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                                     DECEMBER 31,
                                                                           -----------------------------
                                                                               2000               1999
                                                                           ----------         ----------
                                ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                               $       34         $      286
   Accounts receivable                                                             76                  7
   Prepaid expenses and other                                                     175                 52
   Inventory                                                                      235                284
                                                                           ----------         ----------

        Total current assets                                                      520                629

EQUIPMENT AND IMPROVEMENTS                                                         29                 52
                                                                           ----------         ----------

        Total assets                                                       $      549         $      681
                                                                           ==========         ==========

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable                                                        $    1,273         $    1,032
   Accrued compensation                                                           328                  3
   Accrued sales promotion and advertising                                        177                  -
   Accrued royalties                                                                -                488
   Accrued restructuring charge                                                     -                345
   Other accrued liabilities                                                       75                177
   Deferred revenue                                                               100                100
   Short-term debt                                                                424                198
                                                                           ----------         ----------

        Total current liabilities                                               2,377              2,343

COMMITMENTS AND CONTINGENCIES                                                       -                  -

STOCKHOLDERS' EQUITY (DEFICIT)
   Common stock, authorized 100,000,000 shares, without par                    29,786             21,494
      value; issued and outstanding (2000: 43,282,986; 1999:
      31,522,109)
   Accumulated deficit                                                        (31,614)           (23,156)
                                                                           ----------         ----------

        Total stockholders' deficit                                            (1,828)            (1,662)
                                                                           ----------         ----------

        Total liabilities and stockholders' deficit                        $      549         $      681
                                                                           ==========         ==========





                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                               YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                               2000           1999
                                                                         --------------     --------------

Net revenues                                                             $      580           $    662
Cost of sales                                                                   398                109
                                                                         ----------         ----------

        Gross profit                                                            182                553

Selling, general and administrative                                           3,085              4,324
Royalty expense                                                                  80                505
Restructuring                                                                   (59)               345
Litigation settlement expense                                                 5,457                  -
                                                                         ----------         ----------

                                                                              8,563              5,174
                                                                         ----------         ----------

        Loss from operations                                                 (8,381)            (4,621)

Interest expense                                                                (90)              (174)
Loss on disposal of fixed assets                                                 (4)                 -
Other, net                                                                       16                 10
                                                                         ----------         ----------
        Other income - (expense)                                                (78)              (164)
                                                                         ----------         ----------

        Net loss                                                         $   (8,459)          $ (4,785)
                                                                         ==========           =========

Basic and diluted loss per share                                         $    (0.22)          $  (0.17)
                                                                         ===========          =========

Weighted average number of shares outstanding                                37,702             28,108
                                                                         ===========          =========












                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)


                                                                    COMMON STOCK
                                                            -----------------------------    ACCUMULATED
                                                              SHARES           AMOUNT          DEFICIT           TOTAL
                                                            ------------    -------------   --------------    -------------

Balances, January 1, 1999                                       26,399      $   18,247      $  (18,371)       $     (124)
Common stock issued for cash                                     2,460           1,230               -             1,230
Stock options and warrants exercised for cash                    1,125             577               -               577
Common stock issued for license rights                             100              70               -                70
Common stock issued for debt                                     1,485             556               -               556
Cancellation of escrow shares                                      (47)              -               -                 -
Fair value of option and warrant grants                              -             814               -               814
       Net loss                                                      -               -          (4,785)           (4,785)
                                                            ----------      ----------      ----------        ----------

Balances, December 31, 1999                                     31,522          21,494         (23,156)           (1,662)
Common stock issued for cash                                     3,029           1,502               -             1,502
Stock options and warrants exercised for cash                      740             405               -               405
Common stock issued for royalties and trade payables             1,782             760               -               760
Common stock issued for debt and services                        1,210             542               -               542
Common stock issued for litigation settlement                    5,000           3,300               -             3,300
Fair value of options granted for litigation settlement              -           1,595               -             1,595
Fair value of option and warrant grants                              -             188               -               188
       Net loss                                                      -               -          (8,459)           (8,459)
                                                            ----------      ----------      ----------        ----------

Balances, December 31, 2000                                     43,283      $   29,786      $  (31,614)       $   (1,828)
                                                            ==========      ==========      ==========        ==========













                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------
                                                                               2000               1999
                                                                          ---------------    ---------------
Cash flows from operating activities:
   Net loss                                                                 $  (8,459)         $  (4,785)
     Adjustments to reconcile net loss to net cash used in
      operating activities
        Depreciation                                                               12                 15
        Options and warrants issued for services                                  188                814
        Loss on write-downs and allowances                                        108                 71
        Issuance of common stock for litigation settlement                      3,300                  -
        Options issued for litigation settlement                                1,595                  -
        Issuance of common stock for services and license rights                  244                 70
     Changes in operating assets and liabilities:
        Accounts receivable                                                       (69)                (7)
        Prepaid expenses and other                                               (123)               126
        Inventory                                                                 (55)              (339)
        Accounts payable and accrued liabilities                                  586              1,607
        Deferred revenue                                                            -                100
                                                                          -----------        -----------

     Net cash used by operating activities                                     (2,673)            (2,328)
                                                                          ------------       -----------

Cash flows from investing activities:
        Proceeds from sales of fixed assets                                         7                  -
        Purchase of fixed assets                                                  (17)               (10)
                                                                          ------------       -----------

     Net cash used by investing activities                                        (10)               (10)
                                                                          ------------       ------------

Cash flows from financing activities:
        Issuance of common stock                                                1,907              1,807
        Proceeds of short-term notes payable                                      250                900
        Payment of short-term notes payable                                      (150)              (146)
        Proceeds of bank line of credit                                           424                  -
                                                                          -----------        -----------

     Net cash provided by financing activities                                  2,431              2,561
                                                                          -----------        -----------

Net increase (decrease) in cash and cash equivalents                             (252)               223

Cash and cash equivalents at beginning of period                                  286                 63
                                                                          -----------        -----------

Cash and cash equivalents at end of period                                  $      34          $     286
                                                                          ===========        ===========





                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Empyrean Bioscience, Inc. (the "Company"), previously known as Empyrean Diagnostics Ltd., was originally incorporated in Canada in 1986 under the name "Mr. Build Industries Inc." The Company became a Wyoming corporation during 1997. The Company distributed and marketed products designed to prevent infectious diseases through its wholly-owned subsidiary, Empyrean Diagnostics, Inc., until December 31, 2000, when Empyrean Diagnostics, Inc. was merged into Empyrean Bioscience, Inc. Subsequent to the merger, Empyrean Bioscience, Inc. distributes and markets the products directly.

     On March 20, 2001, the Company's stockholders approved a proposal to reincorporate into the State of Delaware by way of a merger of the existing Wyoming corporation into a newly formed, wholly-owned Delaware subsidiary corporation and increased the number of options to be granted under the Company's 1998 Stock Plan. The merger and reincorporation were completed on March 21, 2001. Neither the merger of Empyrean Diagnostics, Inc. into Empyrean Bioscience, Inc. nor the reincorporation into the State of Delaware affected the Company's operations or management.

     The Company's summary of significant accounting policies applied in the preparation of these financial statements follows:

     Financial Statement Presentation Changes

     Certain amounts for prior years have been reclassified to conform to the current year reporting presentation.

     Revenue Recognition

     The Company recognizes product sales upon shipment and when collectability of the amount is probable. Revenue from distribution rights agreements is recognized when the Company has performed all of its obligations under the agreement and the fee has been received or collectability is probable. The Company had no transactions in 2000 for the sale or licensing of distribution rights and has no such transactions currently in process.

     The Company's product return policy requires either a negotiated return allowance that is applied as a percentage of all sales in lieu of actual returns, or written authorization from the Company. Where allowance agreements are in place, the allowance is recognized upon shipment. Where written authorization is required, returns are recorded on an actual basis due to their infrequency and immateriality.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions are eliminated in consolidation.

     Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Inventory

     Inventory is recorded at the lower of average cost or market. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to their net realizable value.

     Equipment and Improvements

     Equipment and improvements are stated at cost. Depreciation is provided from the dates the assets are placed in service using the declining balance method, based on the estimated useful lives of the assets (office and computer equipment, 3 - 5 years; leasehold improvements, lesser of 5 years or the term of the lease).

     Advertising

     The Company recognizes advertising expenses as they are incurred.

     Income Taxes

     The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

     Earnings (Loss) Per Share

     Loss per share has been calculated using the weighted average number of shares outstanding. A total of 13,062,000 and 9,039,000 options, warrants and contingent share issuances for 2000 and 1999, respectively, have been excluded from the calculation of loss per share as their inclusion would be anti-dilutive.

     Stock-Based Compensation

     The Company accounts for stock-based compensation to employees and members of the board of directors using the intrinsic value method in accordance with the APB No. 25, "Accounting for Stock Issued to Employees." Stock-based compensation to consultants and others are accounted for using the fair value method of SFAS No.
     123 "Stock-based Compensation."

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instruments. These instruments consist of cash, cash equivalents, accounts receivable, accounts payable and short-term notes payable. The balance sheet carrying amounts of these instruments approximate the estimated fair values based on the short-term nature of such instruments.

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Segment Reporting

     The Company's business is currently conducted in a single operating segment. In the future, the Company expects to operate in several segments based on the type of customer such as commercial, institutional and retail. The Company's chief operating decision maker is the Chief Executive Officer who reviews a single set of financial data that encompasses the Company's entire operation for the purpose of making operating decisions and assessing performance.


NOTE 2 - GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years and has a deficit in stockholders' equity.

     As a result, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     The Company does not have existing capital resources or credit lines available that are sufficient to fund its operations and capital requirements as presently planned over the next twelve months. In November 2000, the Company entered into a one-year, $1,000 revolving line of credit from a bank, secured by the guarantees of several officers and directors and their spouses, which in turn are guaranteed by the assets of the Company.

     In March 2001, the Company obtained an additional 120-day, $250 line of credit from a bank, secured by the guarantee of a director and a company wholly-owned by the director.

     The Company is actively pursuing additional funds through the issuance of either debt or equity instruments. However, such funds may not be available on favorable terms or at all. Given the Company's history of successfully attracting investors to fund operations and the more stable foundation provided by relationships with several new customers, management believes that seeking additional equity and debt financing is a viable plan.


NOTE 3 - EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements are comprised of the following as of December
     31:

                                                    2000              1999
                                                 ---------         ---------
           Office equipment and furniture          $    66           $   117
           Leasehold improvements                        -                10
                                                 ---------         ---------
                                                        66               127
           Accumulated depreciation                    (37)              (75)
                                                 ---------         ---------
                                                   $    29           $    52
                                                 =========         =========

                        EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 4 - DISTRIBUTION AGREEMENT

     In May 1999, the Company executed a distribution agreement with Durstrand International Limited ("Durstrand") granting Durstrand the exclusive right to distribute the Company's licensed products in certain Southeast Asian markets. Durstrand paid a non-refundable fee of $600 for these rights of which $100 was deferred pending shipment of product to Durstrand. The Company recognized $500 of the fee paid as revenue in quarter ended June 30, 1999, as the Company had performed all of its obligations under the agreement. No royalties were payable to IBC as a result of this agreement.

     The agreement with Durstrand requires Durstrand to purchase a minimum amount of product in each year of the contract to maintain its exclusive rights. The $100 of deferred revenue was to be applied to minimum annual purchases of $400 required in the contract year ended April 28, 2000. There have been no purchases to date. As a result of Durstrand not satisfying the minimum purchase requirement, the Company served notice in October 2000 of its intent to revoke Durstrand's exclusivity in the defined territory if Durstrand did not purchase at least $200 of product within 60 days. Since no effort was made by Durstrand to cure, in January 2001 the Company served notice that Durstrand's rights were no longer exclusive. The Company is currently considering its options to terminate the agreement. The $100 of deferred revenue will be recognized upon the earlier of shipment or termination of the agreement.


NOTE 5 - SHORT-TERM DEBT

     In February 1999, the Company entered into promissory note agreements in the aggregate amount of $800, of which $500 was with current directors. The promissory notes were due and payable six months from the loan date and have a fixed interest rate of 10%, payable monthly. The Company also issued 320,000 warrants to the promissory note holders, exercisable for two years expiring February 15, 2001, at an exercise price of $0.10 per share. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model to be $117 and was recorded as interest expense over the term of the promissory notes. Promissory notes in the amount of $218 were settled by offsetting the amounts payable against the proceeds receivable from the exercise of 810,000 previously issued warrants. An additional $238 was settled by issuance of 475,000 shares of the Company's common stock and $146 was settled by cash payments. As of December 31, 1999, promissory notes in the amount of $198 were currently due and payable.

     In November 1999, the Company entered into promissory note agreements with two officers of the Company in the aggregate amount of $100. The promissory notes were due and payable one month from the loan date and have a fixed interest rate of 10%, payable at the end of the loan period. As of December 31, 1999, the $100 loan balance was converted into 200,000 shares of common stock.

     In February 2000, the Company entered into promissory note agreements in the aggregate amount of $250 with various officers and directors. The promissory notes were due and payable nine months from the loan date and had a fixed interest rate of 10%, payable monthly. The Company also issued 125,000 options to purchase common stock to the promissory note holders, exercisable for ten years expiring January 31, 2010 at an exercise price of $0.50 per share. The fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model to be $60 and was recorded as interest expense. On February 23, 2000, promissory notes in the amount of $298, including $198 due and payable as of December 31, 1999, were converted into 596,000 shares of common stock in conjunction with the Company's private placement of securities. The remaining promissory note of $150 was paid in full in March 2000. No promissory notes were due and payable as of December 31, 2000.

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 5 - SHORT TERM DEBT (CONTINUED)

     In November 2000, the Company entered into a one-year, $1,000 revolving line of credit with a bank, secured by the guarantees of several officers and directors of the Company and their spouses, which in turn are secured by the assets of the Company. In return for their guarantees, the Company granted these officers and directors, collectively, 450,000 shares of the Company's common stock with a fair value of $169, which is being amortized over the term of the loan agreement. Borrowings under the line of credit bear interest at a rate equal the bank's prime rate plus 1/2%. As of December 31, 2000, borrowings of $424 were outstanding under the line of credit and the applicable interest rate was 10.0%.


NOTE 6 - STOCKHOLDERS' EQUITY

     The Company's authorized preferred stock consists of 100,000,000 shares of Class "A" with a par value of $10 per share and 100,000,000 shares of Class "B" with a par value of $50 per share. No preferred stock has been issued.

     On February 23, 2000, the Company completed a private placement of 6,151,050 shares of common stock that generated gross proceeds of $3,076. Of this amount, cash proceeds of $750 and $1,452 were received in the fourth quarter of 1999 and the first quarter of 2000, respectively, and $874 resulted from the conversion of promissory notes and royalties payable to common stock.

     The Company's 1998 Stock Plan, as amended by stockholder approval, provides that up to 8,000,000 stock options may be granted to employees, board members and persons providing services to the Company. The stock options generally expire ten years after the grant date. The stock options are exercisable during involvement with the Company and after involvement has ceased, if the Board of Directors so approve. The exercise price of the options is not less than the fair market value of the Company's stock on the date of the grant. Accordingly, no compensation cost has generally been recognized for grants from the plan to employees and directors. Had compensation cost for the option grants been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                     2000             1999
                                                  ------------     ------------
            Net loss
               As reported                        $  (8,459)       $  (4,785)
               Pro forma                             (8,703)          (5,947)

            Basic and diluted loss per share
               As reported                        $  (0.22)        $  (0.17)
               Pro forma                             (0.23)           (0.21)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: dividend yield of 0%; a risk-free interest rate of 6%, expected lives of 2 years; and volatility of 119% in 2000 and 94% in 1999.

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

    The Company's 1997 Stock Option Plan provided for up to 3,855,690 stock options to be granted to employees, board members and persons providing services to the Company. No options were issued under the plan subsequent to the adoption of the 1998 Stock Plan. Options granted under the plan remain outstanding according to their terms.

    In addition to the employee stock option plans, the Company may issue stock options to consultants and others for services. These options are accounted for using the fair value method of SFAS No. 123 "Stock-Based Compensation".

    A summary of the status of the Company's stock options as of December 31, 2000 and 1999, and changes during the years ended on those dates is presented below:

                                                                2000                              1999
                                                    ------------------------------    ------------------------------
                                                                       WEIGHTED                          WEIGHTED
                                                                       AVERAGE                           AVERAGE
                                                                       EXERCISE                          EXERCISE
                                                        SHARES          PRICE            SHARES           PRICE
                                                    ----------------------------------------------------------------
         Outstanding at beginning of year              6,633,000        $  0.66         4,970,000         $  0.81
         Granted                                       3,430,000           0.74         4,449,000            0.46
         Exercised                                      (285,000)          0.54          (375,000)           0.40
         Expired                                        (204,000)          0.78        (2,411,000)           0.84
                                                    ------------                      -----------

         Outstanding at end of year                    9,574,000           0.63         6,633,000            0.70
                                                    ============                      ===========

         Weighted-average fair value of
            options granted during the year                             $  0.61                           $  0.66

    The following table summarizes information concerning options outstanding at December 31, 2000:

                                            OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                               -----------------------------------------------   -----------------------------
                                                  WEIGHTED
                                                  AVERAGE          WEIGHTED                        WEIGHTED
                                                 REMAINING         AVERAGE                         AVERAGE
              EXERCISE            NUMBER        CONTRACTUAL       EXERCISE         NUMBER          EXERCISE
               PRICE            OUTSTANDING     LIFE (YEARS)        PRICE        EXERCISABLE        PRICE
         -------------------   --------------   -------------   --------------   -------------   -------------
             $0.27 - 0.45        3,976,000          7.7           $  0.43        1,831,000         $  0.42
              0.50 - 0.69        1,722,000          4.0              0.58        1,331,000            0.57
              0.80 - 0.95        3,876,000          6.5              0.86        3,876,000            0.86
                                 ---------                                      ---------
                                 9,574,000                           0.63        6,951,000            0.69
                                ==========                                      =========

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

     The Company generally has issued one warrant for the purchase of one share of common stock with each share of common stock that it has issued for cash, except for shares issued upon exercise of options or warrants. The following table summarizes the warrant activity for the years then ended December 31, 2000 and 1999:

                                                                2000                                1999
                                                  ---------------------------------   ---------------------------------
                                                                        WEIGHTED                           WEIGHTED
                                                                        AVERAGE                             AVERAGE
                                                                       EXERCISE                            EXERCISE
                                                       WARRANTS          PRICE           WARRANTS           PRICE
                                                  ---------------    --------------   ----------------   --------------
Outstanding at beginning of year                      2,405,000         $  0.67           2,015,000         $ 0.74
   Issued                                             1,538,000            0.50           3,030,000           0.48
   Exercised                                           (455,000)           0.55          (1,488,000)          0.40
   Expired                                                    -               -          (1,152,000)          0.75
                                                  -------------                       -------------

Outstanding at end of year                            3,488,000         $  0.68           2,405,000         $ 0.67
                                                  =============                       =============


NOTE 7 - INCOME TAXES

     Deferred tax assets consist of the following at December 31:

                                                                            2000               1999
                                                                         ---------          ---------
       Net operating loss and tax credit carryforwards                   $  11,711          $   8,069
       Intangible asset - tax basis                                            342                647
       Other                                                                    17                 12
                                                                         ---------          ---------
                                                                            12,047              8,728
       Less valuation allowance                                            (12,047)            (8,728)
                                                                         ---------          ---------
                                                                         $       -          $       -
                                                                         =========          =========

     The increase in the valuation allowance was $3,319 in 2000 and $2,002 in 1999.

     Cumulative net operating losses of approximately $29,815 in 2000 are being carried forward for Federal income tax purposes. The carryforwards expire in various years from 2007 - 2020. The utilization of the net operating losses may be subject to limitations contained in the Internal Revenue Code.

     The following is a reconciliation between the federal statutory rate and the Company's effective income tax rate:

                                                                     2000               1999
                                                                -----------        -----------
       Tax benefit at statutory federal income tax rate                  34%                34%
       State tax rate, net of federal benefit                             5                  5
       Change in valuation allowance                                    (39)               (39)
                                                                -----------        -----------
       Effective income tax rate                                          0%                 0%
                                                                ===========        ===========

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 8 - LEASES

     The Company conducts its business primarily in leased facilities. On March 26, 1998, the Company entered into a commercial lease for 4,343 square feet in Phoenix, Arizona. This lease was terminated with no future obligations on January 31, 2000. On February 1, 2000, the Company entered into a two-year commercial lease for 2,000 square feet at its current facility in Cleveland, Ohio.

     The Company was a co-signer on leased office space in Vancouver, B.C., occupied by a former director. All payments associated with this lease were paid directly to the landlord by the director. This obligation terminated on December 31, 2000.

     The Company also leases certain office equipment.

     The schedule of minimum future rental payments under all operating leases follows:

                                             FUTURE
                                             MINIMUM
                     YEAR ENDING             RENTAL
                     DECEMBER 31,           PAYMENTS
                  -------------------    ----------------
                         2001                $    33
                         2002                     12
                         2003                      8
                         2004                      5
                         2005                      -
                                         -----------

                                             $    58

     Total rent expense, net of sublease income received, was $33 and $42 for the years ended December 31, 2000 and 1999, respectively.

NOTE 9 - LICENSES AND ROYALTIES

     The Company entered into an agreement on April 29, 1997, and subsequently amended in February 1998 with International Bioscience Corporation (IBC), formerly known as Geda International Marketing Co. Ltd., whereby the Company obtained the marketing and distribution rights for a 10-year period to a microbicide formulation developed by IBC in certain geographic areas. The formulation prevents the transmission of infectious diseases through bodily contact. The license agreement provided for a royalty equal to the greater of 2% of net sales or $1.35 per liter manufactured of the IBC products, or a stated annual minimum royalty payment. Minimum royalties under the contract totaled $13,657 from January 1, 2000 through the end of the initial term.

     In conjunction with the Company's settlement of all legal matters with IBC and the formation of a 50/50 joint venture company by Empyrean and IBC in August 2000 (see Note 13), the 1997 license agreement as amended was replaced with a new license agreement retroactive to January 1, 2000. Under the new agreement, the Company has licensed the marketing and distribution rights to the IBC formulation in the United States for a 10-year period beginning August 9, 2000. The license agreement provides for royalty payments equal to 5% of net sales of the licensed products in the United States with no annual minimum royalty payment. Rights to the IBC formulation in Brazil are retained by IBC. IBC will pay a royalty of 5%

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 9 - LICENSES AND ROYALTIES (CONTINUED)

     of net sales of the IBC products in Brazil to the Company. Rights to the IBC formulation outside of the United States and Brazil are licensed to the newly formed joint venture company. No royalty payments are required to be paid by the joint venture to IBC or the Company under the terms of the joint venture agreement.

     The Company's license of the marketing and distribution rights to the IBC formulation is subject to litigation (see Note 15).

     In 1998, the Company obtained license distribution and manufacturing rights from third parties related to the IBC products. In consideration for these rights, the Company paid $50 in cash and issued 325,000 shares of common stock valued at $223. The Company is required to pay a royalty equal to 5% of the net revenues of certain products that contain the IBC formulation in lotion form or derivative hand or body lotion-type products.

     In 1999, the Company purchased the distribution rights from a third party to sell the IBC products in Canada. In consideration for these rights, the Company issued 100,000 shares of common stock valued at $70 and is required to pay a royalty equal to 5% of its net sales in Canada for certain products that contain the IBC formulation.

     On October 1, 1999, we entered into separate license agreements with Sunbeam Corporation and The Coleman Company, Inc. The licenses are non-exclusive. They allow us to use the Sunbeam(TM) and Coleman(R) trademarks in connection with the sale and distribution, throughout the United States and Canada, of our hand sanitizer and first aid antiseptic, sanitizing wet wipes, disinfectant surface spray and sanitizing baby wipes. The licenses expire on December 31, 2002. We can renew the licenses until December 31, 2005 if we meet the renewal terms under the agreement. For the period October 1, 1999 through December 31, 2000, the Company was required to pay royalties ranging from 5%-6% of net sales of licensed products sold subject to minimum royalty payments of $45. For the period January 1, 2001 through December 31, 2002 the Company is required to pay 7% of net sales subject to minimum royalties of $110 in 2001 and $220 in 2002.

NOTE 10 - RELATED PARTY TRANSACTIONS

     On June 16, 1998, the Company entered into a three year agreement with a company controlled by former director to provide strategic planning and business development services for a monthly fee of $6 and a one-time grant of 250,000 immediately exercisable stock options at $0.83 per share expiring three years from the date of the grant. The Company incurred total expenses on this contract of $162 in 1998 of which $36 was payable in cash and the balance of $126 represents the fair value of the stock options granted. Additionally, $64 was payable in cash under this contract in 1999. The contract was cancelled by the Company effective in October 1999.

     During 1998, the Company entered into an agreement with a company controlled by a current director who was appointed in August 1999. The agreement provided for financial advisory services to the Company with respect to obtaining strategic corporate or institutional investors and also facilitated introductions to key customers and distributors in exchange for the issuance of warrants to purchase 1,000,000 shares of common stock, of which 250,000 warrants were fully exercisable in April 1998 at an exercise price of $0.01 per share, 250,000 warrants were fully exercisable in January 1999 at an exercise price of $0.01 per share and the remaining 500,000 were exercisable in May 1999 at an exercise price of $0.50 per share. Consulting expenses, representing the fair value of the stock warrants issued in accordance with SFAS 123, of $301 were recorded in 1999.

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 10 - RELATED PARTY TRANSACTIONS (CONTINUED)

     The Company incurred legal expenses of $64 in 1999 with a law firm founded by a former director. The relationship was terminated by mutual agreement in January 2000.

     The Company reimburses a company controlled by a current director who was appointed in August 1999 for expenses incurred on behalf of the Company principally for travel and travel-related expenses of Company directors and officers. The expenses eligible for reimbursement totaled $76 and $5 in 2000 and 1999, respectively .


NOTE 11 - REVENUES

     Net revenues are comprised of the following for the year ending December
31:

                                                    2000           1999
                                                 -------        -------
                   Product sales                 $   580        $   112
                   Distribution rights                 -            550
                                                 -------        -------

                   Net revenues                  $   580        $   662
                                                 =======        =======


     One customer comprised 56% and 13%, respectively, of total product sales in the years ended December 31, 2000 and December 31, 1999.


NOTE 12 - RESTRUCTURING CHARGES

     The Company recorded a restructuring charge of $345 in 1999 consisting of involuntary termination benefits of $263 and other related reorganization costs of $82. This charge resulted from a business reorganization approved by the Board of Directors in December 1999 that included a facility closure, relocation of the corporate headquarters into a more cost effective location, severance costs for two Arizona based personnel and the write down of abandoned fixed assets to estimated fair value less cost to sell. As of December 31, 2000, reorganization costs of $286, constituting all the reorganization costs, have been paid and $59 of the charge was credited to income in 2000.


NOTE 13 - LITIGATION SETTLEMENT EXPENSE

     In April 2000, the Company filed suit in the U.S. District Court for the Southern District of Florida against IBC alleging breach and default on its exclusive license agreement with us. The Company announced the resolution of all legal disputes with IBC in August 2000. Under the terms of the settlement, Empyrean retains the rights to licensed products in the United States, IBC retains the rights to licensed products in Brazil, and a 50/50 joint venture company formed by Empyrean and IBC obtains rights to licensed products in the rest of the world. The Company intends to account for the joint venture under the equity method of accounting. Empyrean is obligated to use IBC's GEDA(R) trademark on all its products. IBC has the right to use Empyrean's Preventx(R) trademark on its products. In addition, the settlement includes a new product license agreement between Empyrean and IBC that increases the royalty rate from 2% of net sales to 5% of net sales in the United States beginning August 9, 2000 but eliminates the minimum royalties called for under the prior

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 13 - LITIGATION SETTLEMENT EXPENSE (CONTINUED)

     license agreement beginning January 1, 2000. Empyrean will also receive a 5% royalty on IBC's net sales in Brazil. Additionally, IBC has agreed to raise up to $10,000, if necessary, for future clinical trials for a microbicidal contraceptive gel and Empyrean has agreed to expend up to $10,000, if necessary, in the future to market the licensed products.

     In conjunction with this settlement, the Company issued 5,000,000 shares of common stock and granted 2,226,000 options to purchase common stock to IBC at an exercise price of $0.83 per share. The market value of the common stock issued was $3,300 and the fair value of the options on the date of grant equaled $1,417. In addition, the Company incurred $562 of legal and other expenses related to the suit and its settlement and awarded stock options with a fair value of $178 to a director for his role in negotiating the settlement. These amounts, totaling $5,457, were expensed as litigation settlement expense. In addition, an accrual for minimum royalties to IBC of $358 that was established in the first and second quarters of 2000 was reversed in the third quarter as a result of the elimination of minimum royalties retroactive to January 1, 2000.


NOTE 14 - CASH FLOW STATEMENT

     During 2000, the Company entered into the following non-cash transactions:

     - The Company issued 5,000,000 shares of common stock, valued at $3,300, and granted 2,226,000 options to purchase common stock, valued at $1,417, to IBC in conjunction with the resolution of all legal claims between the two companies and the establishment of a new 50/50 joint venture by the two companies. The Company also granted 250,000 options to purchase common stock, valued at $178, to a director for his role in negotiating the settlement with IBC.
     - The Company issued 596,000 shares of common stock, valued at $298, to various parties for the conversion of promissory notes to common stock.
     - The Company issued 1,781,667 shares of common stock, valued at $760, to various parties for the conversion of royalties and trade accounts payable by the Company to common stock.
     - The Company issued 584,210 shares of common stock, valued at $244, and granted 408,500 options to purchase common stock, valued at $160, to various consultants and other parties in compensation for services and loan guarantees provided to the Company. An additional $28 of expense was incurred related to the modification of certain outstanding stock options.

During 1999, the Company entered into the following non-cash transactions:

     - The Company issued 1,485,000 shares of common stock, valued at $556, to various parties for the conversion of promissory notes to common stock.
     - The Company issued 100,000 shares of common stock, valued at $70, to a third party for the right to distribute certain products containing IBC's formulation in Canada.
     - The Company granted 1,485,000 options and warrants to purchase common stock, valued at $556, to various consultants and other parties in compensation for services and loans provided to the Company. An additional $258 of expense was incurred related to the modification of certain outstanding stock options.

                            EMPYREAN BIOSCIENCE, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 15 - LITIGATION

     The Company is the plaintiff in an action that was filed in the United States District Court, Southern District of Florida Case No.00-8300. In this action in federal court, the Company brought suit against IBC, David Thornburgh, M.D., and Sara Gomez for fraud in the inducement, tortious interference with a business relationship and breach of contract in connection with the Company's original license from IBC of certain technology. On August 9, 2000, the Company entered into a settlement agreement with IBC. The case against IBC has been settled by the filing of a Stipulation of Dismissal with the United States District Court on August 17, 2000.

     In this federal court action, a company called Optima Holding Co. Ltd. intervened claiming that it has an exclusive prior right to use the same technology by virtue of a joint venture agreement entered into between IBC and Optima. Optima has asserted claims against the Company for injunctive relief, conversion and tortious interference with a business relationship. On August 18, 2000, Optima, together with Mercury Technology Corp. (Delaware) and Mercury Technology Corp. (Bahamas) (collectively "Mercury") amended its original intervention complaint to add two counts of patent infringement against both the Company and IBC, alleging willful infringement of U.S. Patent Nos. 3,594,468 and 4,321,277. Empyrean and IBC have each filed motions in the federal action seeking the dismissal of Mercury's patent infringement claims. Mercury has since dropped its claim of infringement of U.S. Patent No. 3,594,468. As noted above, although the Company has settled its claims against IBC and has filed a dismissal of the federal action, this may not dismiss the intervention by Optima and Mercury.

     The Company is also a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This state court action alleges that the Company tortiously interfered with Optima and Mercury's contractual relationship with IBC. Optima and Mercury claim that they had prior rights to the IBC formulation and products and that the Company induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against the Company. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with the Company. The state court action was informally abated while the parties pursued their remedies in the federal action. If the federal action is dismissed, it is likely that the state court action will resume. If the Company is not successful in the state court action, or in the federal court action, it could lose the right to market, sell or manufacture its hand sanitizer and first-aid antiseptic lotion and towelette products and other products currently under development. Should any court judgment be entered precluding the Company's rights to the products, IBC has agreed as part of the overall litigation settlement to secure its obligations to the Company by granting it the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

     The Company is also a defendant in an action that was filed by Integrated Commercialization Solutions, Inc. on November 14, 2000 in the United States District Court, Central District of California, Southern Division. The action alleges that the Company breached a contract and seeks damages of at least $445 plus interest and attorneys fees. Subsequently, the Company obtained a transfer of the venue of this action to the United States District Court, Northern District of Ohio. This case is in the early stages and has not yet been docketed in the Ohio court. The Company intends to defend the suit vigorously.

                            EMPYREAN BIOSCIENCE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                           March 31,       December 31,
                                                                                             2001            2000
                                                                                       ----------------  ---------------
                                                                                          (unaudited)       (audited)
                                                 ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                                          $            7   $            34
    Accounts receivable                                                                           259                76
    Prepaid expenses and other                                                                    183               175
    Inventory                                                                                     212               235
                                                                                       --------------   ---------------

       Total current assets                                                                       661               520

    Equipment and improvements                                                                     26                29
                                                                                       --------------   ---------------

       Total assets                                                                    $          687   $           549
                                                                                       ==============   ===============

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
    Accounts payable                                                                   $        1,276   $         1,273
    Accrued compensation                                                                          277               328
    Accrued sales promotion and advertising                                                       117               177
    Other accrued liabilities                                                                      85                75
    Deferred revenue                                                                              100               100
    Short-term debt                                                                             1,165               424
                                                                                       --------------   ---------------

       Total current liabilities                                                                3,020             2,377

STOCKHOLDERS' EQUITY (DEFICIT):
    Par value of common stock, authorized 90,000,000 shares, $.0001 par value;
       issued and outstanding (2001: 49,025,326; 2000: 43,282,986)                                  5                 4
    Paid-in capital in excess of par value                                                     32,718            29,782
    Notes receivable from officers and directors                                               (2,344)                -
    Accumulated deficit                                                                       (32,712)          (31,614)
                                                                                       ---------------  ---------------

        Total stockholders' equity (deficit)                                                   (2,333)           (1,828)
                                                                                       ---------------- ---------------

       Total liabilities and stockholders' equity (deficit)                            $          687   $           549
                                                                                       ==============   ===============



                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                                        THREE MONTHS ENDED
                                                                                  MARCH 31,            MARCH 31,
                                                                                    2001                 2000
                                                                                    ----                 ----

Net revenues                                                                     $      305           $      352
Cost of sales                                                                           155                  191
                                                                                 ----------           ----------

   Gross profit                                                                         150                  161

Selling, general and administrative                                                   1,181                  710
                                                                                 ----------           ----------

   Loss from operations                                                              (1,031)                (549)

Interest expense                                                                        (66)                 (52)
Interest income                                                                          11                    7
Other, net                                                                              (11)                 (25)
                                                                                 ----------           ----------

Other expense                                                                           (66)                 (70)
                                                                                 ----------           ----------

Net loss                                                                         $   (1,097)          $     (619)
                                                                                 ==========           ==========

Basic and diluted loss per share                                                 $    (0.02)           $   (0.02)
                                                                                 ==========           ==========

Weighted average number of shares outstanding                                        46,990               35,587
                                                                                 ==========           ==========














                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

       CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                  Common Stock
                                    -------------------------------------
                                                                 Paid-In          Notes
                                                                Capital in     Receivable
                                                                Excess of    from Officers/    Accumulated
                                         Shares      Par Value  Par Value      Directors         Deficit           Total
                                         ------      ---------  ---------      ---------         -------           -----

Balances, January 1, 2001                43,283       $   4        $29,782      $      -          $(31,614)      $(1,828)

Common stock issued for cash                125           -             51             -                -             51
Stock options and warrants
exercised with notes                      4,845           1          2,385        (2,344)               -             42
Common stock issued for debt and
services                                    772           -            363             -                -            363
Fair value of option and warrant
grants                                        -           -            136             -                -            136
Net loss                                                                                            (1,097)       (1,097)
                                         ------       -----        -------      --------           --------       -------

Balances, March 31, 2001                 49,025       $   5        $32,718      $ (2,344)         $(32,712)      $(2,333)
                                         ======       =====        =======      ========           ========       =======












                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                          Three months ended
                                                                                  ----------------------------------
                                                                                      March 31,            March 31,
                                                                                       2001               2000
                                                                                   --------------    ---------------

Cash flows from operating activities:
    Net cash used by operating activities                                            $     (819)        $      (647)

Cash flows from investing activities:
    Proceeds from sales of fixed assets                                                       -                   5
    Purchase of capital assets                                                                -                  (6)
                                                                                     ----------         ------------

          Net cash used by investing activities                                               -                  (1)

Cash flows from financing activities:
    Issuance of common stock                                                                 51               1,857
    Proceeds of short-term debt                                                             741                 250
    Payments of short-term debt                                                               -                (150)
                                                                                     ----------         ------------

          Net cash provided by financing activities                                         792               1,957
                                                                                     ----------         -----------

          Net increase (decrease) in cash and cash equivalents                              (27)              1,309

Cash and cash equivalents at beginning of period                                             34                 286
                                                                                     ----------         -----------

Cash and cash equivalents at end of period                                           $        7         $     1,595
                                                                                     ==========         ===========










                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION

     Empyrean Bioscience, Inc. (the "Company"), previously known as Empyrean Diagnostics Ltd., was originally incorporated in Canada in 1986 under the name "Mr. Build Industries Inc." The Company became a Wyoming corporation during 1997. The Company distributed and marketed products designed to prevent infectious diseases through its wholly-owned subsidiary, Empyrean Diagnostics, Inc., until December 31, 2000, when Empyrean Diagnostics, Inc. was merged into the Company. The Company now distributes and markets the products directly.

     On March 20, 2001, the Company's stockholders approved a proposal to reincorporate into the State of Delaware by way of a merger of the existing Wyoming corporation into a newly formed, wholly-owned Delaware subsidiary corporation. The merger and reincorporation were completed on March 21, 2001. Neither the merger of Empyrean Diagnostics, Inc. into the Company nor the reincorporation into the State of Delaware affected the Company's operations or management.

     The financial information included herein for the quarters ended March 31, 2001 and 2000, and the financial information as of March 31, 2001, is unaudited. However, such information reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements and the notes thereto should be read in conjunction with the annual audited financial statements as of December 31, 2000. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - GOING CONCERN

     The Company incurred net losses in 1999 and 2000 and expects to incur net losses through at least 2001. The Company expects operations to generate negative cash flow through at least 2001 and does not have existing capital resources or credit lines available that are sufficient to fund its operations and capital requirements as presently planned over the next twelve months. The Company is actively pursuing additional funds through the issuance of debt and/or equity instruments. However, such funds may not be available on favorable terms or at all. These factors raise doubts about the Company's ability to continue as a going concern and the audit report contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission on March 30, 2001, contains an explanatory paragraph with respect to this matter.

NOTE 3 - SHORT-TERM DEBT

     In November 2000, the Company obtained a one-year, $1,000 revolving line of credit from a bank, secured by the guarantees of several officers and directors and their spouses, which guarantees are in turn secured by the assets of the Company. As consideration for their guarantees, the Company granted these officers and directors, collectively, 450,000 shares of the Company's common stock with a fair value of $169, which is being amortized over the term of the loan agreement. Borrowings under the line of credit bear interest at a rate equal to the bank's prime rate plus 1/2%. As of March 31, 2001, borrowings of $915 were outstanding under this line of credit and the applicable interest rate was 8.5%.

     In March 2001, the Company obtained an additional 120-day, $250 line of credit from a bank, secured by the guarantees of a Company director and a company wholly-owned by the director. As consideration for the guarantees, the Company granted the director's wholly-owned company 112,500 shares of the Company's common stock with a fair value of $39, which is being amortized over the term of the loan agreement. Borrowings under the line of credit bear interest at a rate equal to the bank's prime rate plus 1%. As of March 31, 2001, borrowings of $250 were outstanding under this line of credit and the applicable interest rate was 9.0%.

NOTE 4 - LEGAL PROCEEDINGS

     The Company was the plaintiff in an action filed in the United States District Court, Southern District of Florida Case No. 00-8300. In this action in federal court, the Company brought suit against International Bioscience Corporation ("IBC") and two principals of IBC for fraud in the inducement, tortious interference with a business relationship and breach of contract in connection with the Company's original license from IBC of certain technology. On August 9, 2000, the Company entered into a settlement agreement with IBC. The case against IBC was settled by the filing of a Stipulation of Dismissal with the United States District Court on August 17, 2000.

     In this federal court action, a company called Optima Holding Co. Ltd. intervened, claiming that it had an exclusive prior right to use the same technology by virtue of a joint venture agreement entered into between IBC and Optima. Optima asserted claims against the Company for injunctive relief, conversion and tortious interference with a business relationship. On August 18, 2000, Optima, together with Mercury Technology Corp. (Delaware) and Mercury Technology Corp. (Bahamas) (collectively "Mercury") amended its original intervention complaint to add two counts of patent infringement against both the Company and IBC, alleging willful infringement of U.S. Patent Nos. 3,594,468 and 4,321,277. Empyrean and IBC each filed motions in the federal action seeking the dismissal of Mercury's patent infringement claims. Mercury dropped its claim of infringement of U.S. Patent No. 3,594,468. On April 4, 2001, the court issued a Final Order of Dismissal granting the motions of the Company and IBC to seek dismissal of the patent infringement claims and declining to exercise jurisdiction over the remaining state claims.

     The Company is also a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This state court action alleges that the Company tortiously interfered with Optima and Mercury's contractual relationship with IBC. Optima and Mercury claim that they had prior rights to the IBC formulation and products and that the Company induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against the Company. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with the Company. The state court action was informally abated while the parties pursued their remedies in the federal action. Since the federal court action has been dismissed, it is likely that the state court action will resume. If the Company is not successful in the state court action, it could lose the right to market, sell or manufacture its hand sanitizer and first-aid antiseptic lotion and towelette products and other products currently under development. Should any court judgment be entered precluding the Company's rights to the products, IBC has agreed as part of the overall litigation settlement to secure its obligations to the Company by granting it the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

     The Company is also a defendant in an action that was filed by Integrated Commercialization Solutions, Inc. on November 14, 2000 in the United States District Court, Central District of California, Southern Division. The action alleges that the Company breached a contract and seeks damages of at least $445 plus interest and attorneys fees. On March 5, 2001, we obtained a transfer of the venue of this action to the United States District Court, Northern District of Ohio. During June 2001, we entered into a settlement agreement and mutual release with ICS wherein we agreed to pay ICS $24,000 in twelve equal monthly installments of $2,000 plus 200,000 shares of Empyrean common stock. The dismissal entry was filed with the court on June 22, 2001.

NOTE 5 - STOCKHOLDERS' EQUITY

     The Company's authorized preferred stock consists of 10,000,000 shares, $.0001 par value. No preferred stock has been issued.

     The Company has granted options to purchase common stock to employees, officers, directors, lenders, and persons providing services to the Company. The Company has also granted warrants to lenders and investors. For options granted to non-employees, the Company recognizes consulting or interest expense equal to the fair value of the options. At March 31, 2001, 8,352,906 options and warrants were exercisable at a weighted average price of $0.73 per share.

     A summary of the status of stock options and warrants as of March 31, 2001, and changes during the three months ended on that date is presented below.

                                                         OPTIONS                               WARRANTS
                                             ---------------------------------    -----------------------------------
                                                                  WEIGHTED                               WEIGHTED
                                                                  AVERAGE                                 AVERAGE
                                                                  EXERCISE                               EXERCISE
                                                  NUMBER           PRICE                NUMBER             PRICE
                                                  ------           -----                ------             -----

Outstanding at January 1, 2001                   9,574,000          $  .63             3,488,000            $  .68
     Granted                                     2,608,000             .43                     -                 -
     Exercised                                  (3,922,000)            .47              (924,000)              .54
     Expired                                             -              -                      -                 -
                                             -------------          ------        --------------       -----------
Outstanding at March 31, 2001                    8,260,000          $  .64             2,564,000            $  .73
                                             =============          ======        ==============            ======


     Stock options and warrants were not included in the computation of diluted loss per share for the periods presented because to do so would have been antidilutive.

NOTE 6 - CASH FLOW STATEMENT

     During the first quarter of 2001, the Company entered into the following non-cash transactions:

     - The Company issued 771,715 shares of common stock, valued at $363, to various consultants, employees and other parties in compensation for services and loan guarantees provided to the Company.

     - The Company granted options to purchase 281,790 shares of common stock, valued at $136, to various consultants and other parties in compensation for services provided to the Company.

     - The Company recognized $42 of expense related to the exercise of options to purchase common stock by two directors with loans from the Company at an interest rate less than a market rate.

NOTE 7 - RELATED PARTY TRANSACTIONS

     During 2001, the Company made loans totaling $2,344 to six officers and directors for the exercise of options and warrants to purchase 4,845,625 shares of common stock. The loans bear interest at rates of 5.48% or 5.78%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006.

NOTE 8 - SUBSEQUENT EVENTS

     In April 2001, the license agreement between the Company and Sunbeam Corporation was terminated effective December 31, 2000. The license agreement allowed the Company to use the SunbeamTM trademark in connection with the sale and distribution of its hand sanitizer and first-aid antiseptic, sanitizing wet wipe, disinfectant surface spray and sanitizing baby wipe products throughout the United States and Canada. The Company had made no product sales using the SunbeamTM trademark since the acquisition of the licensing rights in October 1999. Concurrent with the termination of the license agreement with Sunbeam Corporation, the license agreement between the Company and The Coleman Company, Inc., which is wholly-owned by Sunbeam Corporation, was amended to increase the annual minimum royalties related to the use by the Company of the Coleman(R) trademark in the sale and distribution of its products to $110 and $220 in 2001 and 2002, respectively. No other terms of the agreement were amended. The minimum royalties under the amended license agreement with The Coleman Company, Inc. are equal to the combined minimum royalties under the original agreements with Sunbeam Corporation and The Coleman Company, Inc.

     In May 2001, the Company issued $40 of 4% Convertible Debentures to unrelated investors.

     In June 2001, the Company issued a $1,000, two-year, 8% Convertible Note and warrants to purchase 333,333 shares of the Company's common stock at a price of $0.27 to an unrelated investor for net proceeds after expenses of $869. Interest on the Note is payable quarterly in cash or shares of common stock, at the option of the Company. At the option of the investor, the Note can be converted into shares of the Company's common stock at any time at a conversion price equal to the lower of $0.177 or 80% of the average of the three lowest closing prices of the stock for the 60 days immediately prior to the conversion date. The Company will account for the convertible debt in accordance with the FASB's Emerging Issues Task Force (EITF) Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and Issue No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments". These standards establish the accounting treatment for convertible debt instruments with nondetachable conversion options that have beneficial conversion features.

================================================================================







                              15,214,285 SHARES OF

                                  COMMON STOCK






                            EMPYREAN BIOSCIENCE, INC.





                                -----------------

                                   PROSPECTUS

                                -----------------











                         THE DATE OF THIS PROSPECTUS IS
                                  JUNE 22, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICER

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee..........................................      $ 500
     Accountants' fees and expenses................................      6,000
     Legal fees....................................................     25,000
     Transfer agent's and warrant agent's fees and expenses........        500
                                                                    ----------

            Total..................................................    $32,000



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS FOR CASH

         We sold common stock for cash at the prices and during the periods provided as follows: during the fourth quarter of 1998, 1,000,000 shares at a price of $0.50 per share and warrants to purchase 1,000,000 shares at an exercise price of $0.50 per share were issued to nine purchasers; during the first quarter of 1999, 360,000 shares at price of $0.50 per share and warrants to purchase 360,000 shares at an exercise price of $0.50 per share were issued to four purchasers; during the second quarter of 1999, 600,000 shares at a price of $0.50 per share and warrants to purchase 600,000 shares at an exercise price of $0.50 per share were issued to three purchasers; and during the fourth quarter of 1999, 1,500,000 shares at an exercise price of $0.50 per share were purchased by 12 purchasers. During the first quarter of 2000, 2,904,000 shares at a price of $0.50 per share were purchased by 18 purchasers. Purchasers of the 1,500,000 shares in the fourth quarter of 1999 and the 2,904,000 shares in the first quarter of 2000 are also entitled to warrants to purchase 1,101,000 shares at $0.50 per share for 24 months. During the fourth quarter of 2000, one purchaser bought 125,000 shares at a price of $0.40 per share. During the first quarter of 2001, one purchaser bought 125,000 shares at a price of $0.41 per share. Of the above purchasers, approximately 11 invested in more than one of the above private placements. The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons, all of whom were business associates or vendors of Empyrean or its executive officers and directors, and transfers of the shares were restricted by Empyrean in accordance with the requirements of the Securities Act of 1933 (the "Securities Act"). All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. Proceeds from the above sales of common stock were used for working capital, to retire outstanding indebtedness, and for general corporate purposes. All unregistered shares of common stock issued in the above transactions, except 125,000 shares issued to one purchaser in 2001, were registered through our Registration Statement on Form S-4, which was declared effective on January 31, 2001.

SALES OF DEBT AND WARRANTS FOR CASH

         Convertible debentures were issued to four accredited purchasers during the third quarter of 1998. The debentures were in the aggregate principal amount of $600,000. The debentures were convertible into common stock at a conversion price of the lower of $0.8588 or 70% of the per share market value of the common stock for the five trading days immediately preceding the conversion date. In addition, these same purchasers received warrants to purchase common stock at an adjustable exercise price of $0.8588. All of these debentures were converted into common stock and all of these warrants are currently outstanding. The offering of convertible debentures and warrants was exempt from registration under Rule 504 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons, all of whom were business associates of Empyrean or its executive officers and directors, and transfers of the shares were restricted by Empyrean in accordance with the requirements of the Securities Act. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment.

         Convertible debentures in an aggregate principal amount of $40,000 were issued to three investors in the second quarter of 2001. The debentures mature in May 2006 and bear interest at a 4% annual rate. The debentures are convertible into common stock at a conversion price equal to the lower of $0.42 or 80% of the average five lowest closing bid prices of the common stock for the twenty trading days immediately preceding the conversion date. In addition, the placement agent for the transaction received 8,000 warrants to purchase common stock at an exercise price of $0.36. The offering of convertible debentures and warrants was exempt from registration under Rule 506 of Regulation D and under
Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

         A convertible note was issued to Laurus Master Fund, Ltd. during the second quarter of 2001. The note was in the aggregate principal amount of $1,000,000. The note is convertible into common stock at a conversion price of the lower of $0.177 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. In addition, this same purchaser received 333,333 warrants to purchase common stock at an exercise price of $0.27. The offering of convertible notes and warrants was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

OPTION GRANTS

         Since 1998, we have granted options to purchase an aggregate of 13,412,082 shares of common stock at a weighted average exercise price of $0.62 per share to directors, executive officers, employees, advisors and consultants. The offer of these securities was deemed to be exempt from registration under the Securities Act under Rule 701 of Section 3(b) of the Securities Act and
Section 4(2) of the Securities Act. The options were granted under compensatory benefit plans and contracts relating to compensation. Options issued in the above transactions have been exercised for 4,121,875 shares. As of June 18, 2001, options to purchase 7,744,371 shares remain outstanding. The shares of our common stock underlying outstanding options were registered on our Registration Statements on Form S-4, which was declared effective January 31, 2001, and on Form S-8, which was filed and became effective on March 28, 2001.


ISSUANCES OF STOCK FOR SERVICES OR IN SATISFACTION OF OBLIGATIONS

         In July 1998, as partial payment for the exclusive marketing and manufacturing rights to IBC products, we issued 100,000 shares of common stock to IBC.

         In July 1998, in exchange for exclusive distribution rights for the hand sanitizer and first-aid antiseptic lotion, we issued 225,000 shares of common stock to Prevent-X, Inc.

         In the third quarter of 1998, as fees for services related to the introduction of our hand sanitizer and first-aid antiseptic lotion, we issued 25,000 shares to Mr. Ed Rolquin. In the third quarter of 1998, as a fee for research and development services, we issued 25,000 shares of common stock to Mr. Al Rubenstein.

         In November 1998, in settlement for incurred and assumed debt in the amount of $89,236, we issued 114,405 shares of common stock to one of our creditors.

         In November 1998, in settlement for an obligation resulting from an attempted business venture with another party, we issued 197,247 shares to five owners of the other party. This venture related to our attempt to distribute HIV and Trichomonas diagnostic test kits in Europe.

         In January and May 1999, we issued warrants to purchase 250,000 shares of common stock at $0.01 per share and 500,000 shares of common stock at $0.50 per share to Uptic for financial advisory services and for Uptic's introductions of Empyrean to distributors and customers. Uptic exercised the warrants to purchase 250,000 shares of common stock at $0.01 in August 1999 and exercised the warrants to purchase 500,000 shares of common stock at $0.50 in February 2001.

         In March 1999, in exchange for exclusive rights to licensed products in Canada, we issued 100,000 shares of common stock to Farida Darbar.

         In May 1999, in settlement for incurred and assumed debt in the amount of $49,230, we issued 71,660 shares of common stock to one of our creditors.

         In December 1999, we issued 675,000 shares of common stock and warrants to purchase 168,750 additional shares of common stock at $0.50 per share to Uptic and Richard C. Adamany and Bennett S. Rubin, officers and now directors of the Company, in satisfaction of $337,500 in aggregate notes payable indebtedness.

         In January 2000, we issued 50,000 shares of common stock valued at $25,000 to Mr. Bain, Andrew J. Fishleder, M.D., Robert G.J. Burg II and Michael Cicak, outside directors of the Company, as compensation for their services as board members in 1999.

         In February 2000, we issued 596,000 shares of common stock and warrants to purchase 149,000 additional shares of common stock at $0.50 per share to Messrs. Adamany and Rubin, Dr. Fishleder and two unaffiliated creditors, in satisfaction of $298,000 in aggregate notes payable indebtedness.

         In February 2000, we issued 476,050 shares of common stock and warrants to purchase an additional 119,012 shares of common stock at $0.50 per share to IBC in satisfaction of $238,025 of royalties payable.

         In February 2000, we issued 16,392 shares of common stock valued at $10,000 to Messrs. Bain, Burg and Cicak and Dr. Fishleder as compensation for their services as board members in the first quarter of 2000.

         In June 2000, we issued 21,190 shares of common stock valued at $12,500 to Messrs. Bain, Burg and Cicak, Dr. Fishleder, and Stephen Hayter, a director of the Company, as compensation for their services as board members in the second quarter of 2000.

         In August 2000, as part of the settlement of all outstanding legal claims between the two companies and the establishment of a joint venture company, we issued 5,000,000 shares of common stock, valued at $3,300,000, to IBC.

         In September 2000, we issued 20,481 shares of common stock valued at $14,500 to Messrs. Bain, Burg, Cicak and Hayter and Dr. Fishleder as compensation for their service as board members in the third quarter of 2000.

         In November 2000, we issued 450,000 shares of common stock valued at $168,750 to Uptic and Messrs. Adamany and Rubin as consideration for their personal guarantees of a $1,000,000 line of credit extended to the Company by a bank.

         In December 2000, we issued 1,305,617 shares to four vendors to settle outstanding trade accounts payable in the amount of $522,247. Included in this amount is 113,247 shares issued to Uptic to settle $45,299 of trade accounts payable.

         In December 2000, we issued 53,647 shares of common stock valued at $13,500 to Messrs. Bain, Burg, Cicak and Hayter and Dr. Fishleder as compensation for their services as board members in the fourth quarter of 2000.

         In January 2001, we issued 360,568 shares of common stock valued at $147,834 to seven employees in lieu of cash payment of a portion of employment bonuses earned in 2000.

         In February 2001, we issued 284,746 shares of common stock valued at $168,000 to Douglas G. Furth as a retainer for consulting services.

         In February 2001, we issued 12,711 shares of common stock valued at $7,500 to Messrs. Burg and Cicak and Dr. Fishleder as compensation for their services as board members in the first quarter of 2001.

         In March 2001, we issued 112,500 shares of common stock valued at $39,375 to Uptic as consideration for the guarantee of a $250,000 line of credit extended to the Company by a bank.

         In March 2001, we issued 1,190 shares of common stock valued at $500 to Dr. Fishleder as compensation for his service as a board committee member.

         In May 2001, we issued 27,265 shares of common stock valued at $7,156 to Messrs. Burg and Cicak and Dr. Fishleder as compensation for their services as board members in the second quarter of 2001.

         In June 2001, we issued 135,000 shares of common stock valued at $28,350 to Uptic and Messrs. Adamany and Rubin as consideration for the execution of a bridge loan facility by them to the Company totaling $300,000.

         In June 2001, we issued 450,000 shares of common stock valued at $99,450 to Uptic and Messrs. Adamany and Rubin as consideration for their pledges of shares of common stock of the Company beneficially owned by them to Laurus Master Fund, Ltd. as security for performance of the Company's registration obligations under a Subscription Agreement.

         The above offerings and sales were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were business associates of Empyrean or executive officers and/or directors of Empyrean, and transfer was restricted by Empyrean in accordance with the requirements of the Securities Act. All persons were accredited or sophisticated investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. All unregistered shares of common stock outstanding, except those issued in March, May and June 2001, were registered through our Registration Statement on Form S-4, which was declared effective on January 31, 2001, and on Form S-8, which was filed and became effective on March 28, 2001.

ITEM 27. EXHIBITS

     INDEX TO EXHIBITS

3.1        Certificate of Incorporation of Empyrean.(1)

3.2        Bylaws of Empyrean.(1)

3.3        Plan of Merger dated March 20, 2001 between Empyrean Bioscience, Inc.
           (Wyoming) and Empyrean Bioscience, Inc. (Delaware) (9)

3.4 Plan of Merger dated December 31, 2000 between Empyrean and Empyrean Diagnostics, Inc. (9)

3.5 Form of Convertible Debenture dated May 3, 2001 by and among Empyrean and purchasers thereof.

3.6 Warrant Agreement dated May 3, 2001 by and among Empyrean and purchasers thereof.

4.1 Convertible Debenture and Warrant Purchase Agreement dated July 9, 1998 by and among Empyrean and purchasers thereof and related Warrant.(2)

4.2 Form of "Series K" Warrant Certificate dated March 17, 1999 between Empyrean and the Purchasers thereof.(2)

4.3 Form of "Series L" Warrant Certificate, dated May 26, 1999, between Empyrean and the Purchasers thereof.(2)

4.4 Form of "Series M" Warrant Certificate with dates ranging from December 1999 through February 2000, between Empyrean and the Purchasers thereof.(1)

4.5        Certificate of Empyrean Common Stock.(3)

4.6        Warrant agreement with Uptic Investment Corp. dated May 5, 1999.(1)

4.7        Convertible Note issued to Laurus Master Fund dated June 11, 2001.

4.8        Warrant issued to Laurus Master Fund dated June 11, 2001.

4.9        Security Agreement by and among Empyrean, Richard C. Adamany, Bennett
           S. Rubin, Uptic Investment Corp. and Laurus Master Fund dated June 11, 2001.

4.10 Indemnification Agreement by and among Empyrean, Richard C. Adamany, Bennett S. Rubin, and Uptic Investment Corp. dated June 11, 2001.

5.1        Opinion of Sichenzia, Ross, Friedman & Ference LLP.

9.1        Voting Agreement between Lawrence D. Bain and IBC dated August 9,
           2000.(4)

10.1 License Agreement dated as of February 21, 1998 between Empyrean and Geda International Marketing, Co., Ltd.(2)

10.2 Sub-license Agreement dated as of July 20, 1998 between Empyrean and Prevent-X, Inc.(2)

10.3 Agreement and Assignment of Distribution Rights, between GEDA International Marketing Co., Ltd., Farida Darbar, Empyrean Diagnostics Inc., and Empyrean Diagnostics, Ltd., dated August 31, 1998.(2)

10.4       1998 Stock Option Plan and Form of Stock Option Agreement.(2)

10.5       Employment Agreement for Stephen D. Hayter dated September 1,
           1999.(2)

10.6 Confidential Settlement Agreement and Release for Stephen D. Hayter dated December 31, 1999.(5)

10.7       Employment Agreement for Richard C. Adamany dated September 7,
           1999.(2)

10.8       Employment Agreement for Bennett S. Rubin dated September 7, 1999.(2)

10.9 Distribution Agreement between Empyrean and Durstrand International dated April 28, 1998.(6)

10.10 License Agreement between The Coleman Company, Inc. and Empyrean dated October 1, 1999.(6)

10.11 License Agreement between Sunbeam Corporation and Empyrean dated October 1, 1999.(6)

10.12      Settlement Agreement between Empyrean and IBC dated August 9,
           2000.(4)

10.13      Joint Venture Agreement between Empyrean and IBC dated August 9,
           2000.(4)

10.14      IBC-Empyrean L.L.C. Operating Agreement dated August 9, 2000.(4)

10.15      Put Agreement between IBC and Empyrean dated August 9, 2000.(4)

10.16 Nonqualified stock Option Agreement between Empyrean and IBC dated August 9, 2000.(4)

10.17      License Agreement from IBC to Empyrean dated August 9, 2000.(4)

10.18      Trademark License from IBC to Empyrean dated August 9, 2000.(4)

10.19 Trademark License from Empyrean to IBC-Empyrean L.L.C. dated August 9, 2000.(4)

10.20      Trademark License from Empyrean to IBC dated August 9, 2000.(4)

10.21 Promissory Note dated November 16, 2000 in favor of The Huntington National Bank.(7)

10.22 Empyrean Diagnostics Ltd. Stock Option Plan and Form of Stock Option Certificate dated effective August 25, 1997.(8)

10.23 Consulting Agreement between Empyrean and Douglas G. Furth dated February 3, 2001.(8)

10.24 Promissory Note dated March 16, 2001 in favor of The Huntington National Bank.(10)

10.25 Letter dated April 26, 2001 terminating the License Agreement dated October 1, 1999 between Empyrean Bioscience, Inc. and Sunbeam Corporation.(10)

10.26 First Amendment to Empyrean Bioscience, Inc. License Agreement with The Coleman Company, Inc. dated April 20, 2001.(10)

10.27 Subscription Agreement between Empyrean and Laurus Master Fund dated June 11, 2001.

23.1       Consent of Grant Thornton LLP, independent auditors.

23.2 Consent of Sichenzia, Ross, Friedman & Ference LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).


----------

      (1) Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 3) filed on September 5, 2000
      (2) Incorporated by reference to the Company's Form 10-SB filed on October 27, 1999
      (3) Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 1) filed on October 1, 1999
      (4) Incorporated by reference to the Company's current report filed on Form 8-K filed August 17, 2000
      (5) Incorporated by reference to the Company's Form 10-KSB filed on March 30, 2000
      (6)  Incorporated by reference to the Company's Form 10-SB (Amendment No.
           1) filed on November 16, 1999
      (7) Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 5) filed on December 26, 2000
      (8) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on March 28, 2001
      (9) Incorporated by reference to the Company's Form 10-KSB filed on March 30, 2001
      (10) Incorporated by reference to the Company's Form 10-QSB filed on May 14, 2001

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

    (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) to include any additional or changed material information on the plan of distribution.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cleveland, Ohio on June 22, 2001.


EMPYREAN BIOSCIENCE, INC.


By /s/ Richard C. Adamany
----------------------------------------
Richard C. Adamany, President,
     Chief Executive Officer and Director

            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

By /s/ Lawrence D. Bain                           Chairman of the Board                               Date: June 22, 2001
----------------------------------------
Lawrence D. Bain


By /s/ Richard C. Adamany                         President, Chief Executive Officer and              Date: June 22, 2001
----------------------------------------          Director
Richard C. Adamany


By /s/ Bennett S. Rubin                           Executive Vice President, Chief Operating           Date: June 22, 2001
----------------------------------------          Officer, Secretary and Director
Bennett S. Rubin

By /s/ Brenda K. Brown                            Vice President and Chief Financial Officer          Date: June 22, 2001
----------------------------------------
Brenda K. Brown


By /s/ Robert G.J. Burg II                        Director                                            Date: June 22, 2001
----------------------------------------
Robert G.J. Burg II


By /s/ Michael Cicak                              Director                                            Date: June 22, 2001
----------------------------------------
Michael Cicak


By /s/ Andrew J. Fishleder, M.D.                  Director                                            Date: June 22, 2001
----------------------------------------
Andrew J. Fishleder, M.D.